As filed with the Securities and Exchange Commission on June 29, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

NOBLE ENERGY, INC.

(Exact name of Registrant as specified in its charter)

Delaware	1311	73-0785597
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1001 Noble Energy Way

Houston, Texas 77070

(281) 872-3100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Arnold J. Johnson

Senior Vice President, General Counsel and Secretary

Noble Energy, Inc.

1001 Noble Energy Way

Houston, Texas 77070

(281) 872-3100

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michelle Gasaway, Esq. Skadden, Arps, Slate, Meagher & Flom LLP 300 South Grand Avenue Suite 3400 Los Angeles, California 90071 (213) 687-5000	Robert Mandell, Esq. Edward Ricchiuto, Esq. Sidley Austin LLP 787 Seventh Avenue New York, New York 10019 (212) 839-5300

Approximate date of commencement of proposed sale to the public: Upon the consummation of the exchange offer described herein.

If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To be Registered (1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee (2)
5.625% Senior Notes due May 1, 2021	$700,000,000	100%	$700,000,000	$81,340.00
5.875% Senior Notes due June 1, 2022	$600,000,000	100%	$600,000,000	$69,720.00
5.875% Senior Notes due June 1, 2024	$500,000,000	100%	$500,000,000	$58,100.00
Total			$ 1,800,000,000	$209,160.00

(1)	Represents the aggregate principal amount of each series of senior notes to be issued in the exchange offers to which this registration statement relates.
(2)	Calculated in accordance with Rule 457(o) of the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information contained in this prospectus may change. We may not complete the exchange offers and issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 29, 2015

PROSPECTUS

Noble Energy, Inc.

Offers to Exchange

All Outstanding Senior Notes of the Series Specified Below

and Solicitation of Consents to Amend the Related Indentures

Early Consent Date: 5:00 p.m., New York City Time, July 13, 2015, unless extended

Expiration Date: 11:59 p.m., New York City Time, July 27, 2015, unless extended

We are offering to exchange any and all senior notes of the following series issued by Rosetta Resources Inc. (“Rosetta”) validly tendered (and not validly withdrawn) and accepted for exchange by us for senior notes to be issued by us as described in, and for the consideration summarized in, the table below.

Aggregate Principal Amount Outstanding	Series of Notes Issued by Rosetta to be Exchanged (collectively, the ‘‘Rosetta Notes”)	CUSIP No.	Series of Notes to be Issued by Us (collectively, the “Noble Notes”)	Exchange Consideration (1)(2)		Early Participation Premium (1)(2)	Total Consideration (1)(2)(3)
				Noble Notes (principal amount)	Cash	Noble Notes (principal amount)	Noble Notes (principal amount)	Cash
$700,000,000	5.625% Senior Notes due May 1, 2021	777779 AD1	5.625% Senior Notes due May 1, 2021	$970	$2.50	$30	$1,000	$2.50
$600,000,000	5.875% Senior Notes due June 1, 2022	777779 AE9	5.875% Senior Notes due June 1, 2022	$970	$2.50	$30	$1,000	$2.50
$500,000,000	5.875% Senior Notes due June 1, 2024	777779 AF6	5.875% Senior Notes due June 1, 2024	$970	$2.50	$30	$1,000	$2.50

(1)	Consideration per $1,000 principal amount of Rosetta Notes validly tendered (and not validly withdrawn) and accepted for exchange by us, subject to any rounding as described in this prospectus.
(2)	The term “Noble Notes” in this column refers, in each case, to the series of Noble Notes corresponding to the series of Rosetta Notes of like tenor and coupon.
(3)	Includes the “Early Participation Premium” for Rosetta Notes validly tendered prior to the Early Consent Date (and not validly withdrawn) and accepted for exchange by us.

This investment involves risks. Prior to participating in any of the exchange offers and consenting to the proposed amendments to any of the Rosetta Indentures, please see the section entitled “Risk Factors” beginning on page 25 of this prospectus for a discussion of the risks that you should consider in connection with your investment in the Noble Notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

None of Noble, Rosetta, the exchange agent, the information agent, the Rosetta Trustee, the Noble Trustee or the dealer managers makes any recommendation as to whether holders of Rosetta Notes should exchange their notes in any of the exchange offers or deliver consents to the proposed amendments to any of the Rosetta Indentures, and no one has been authorized by any of them to make such a recommendation.

The dealer managers for the exchange offers and solicitation agents for consent solicitations are:

BofA Merrill Lynch	Deutsche Bank Securities	J.P. Morgan

The date of this prospectus is             , 2015

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal and consent, in exchange for each $1,000 principal amount of Rosetta Notes that is validly tendered prior to 5:00 p.m., New York City time, on July 13, 2015, unless extended or terminated with respect to such series of Rosetta Notes (the “Early Consent Date”), and not validly withdrawn and is accepted for exchange by us, holders will receive the total exchange consideration set out in the column of the table above under the heading “Total Consideration”, which consists of $1,000 principal amount of Noble Notes and a cash amount of $2.50. The Total Consideration includes the early participation premium set out in the table above (the “Early Participation Premium”), which consists of $30 principal amount of Noble Notes. Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal and consent, in exchange for each $1,000 principal amount of Rosetta Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date (as defined below) and not validly withdrawn and is accepted for exchange by us, holders will receive only the exchange consideration set out in the column of the table above under the heading “Exchange Consideration”), which is equal to the Total Consideration less the Early Participation Premium and therefore consists of $970 principal amount of Noble Notes and a cash amount of $2.50. Each Noble Note issued in exchange for a Rosetta Note will have an interest rate and maturity date that is identical to the interest rate and maturity date, respectively, of the tendered Rosetta Note, as well as identical interest payment dates and redemption provisions (except that, as further described in this prospectus, the Noble Notes will not contain an equity clawback redemption provision) and will accrue interest from and including the most recent interest payment date of the tendered Rosetta Note. The principal amount of each new Noble Note will be rounded down, if necessary, to $2,000 or the nearest whole multiple of $1,000 in excess of $2,000, and we will pay cash equal to any portion of such principal amount of such Rosetta Note that was so rounded down. The exchange offer for each series of Rosetta Notes will expire at 11:59 p.m., New York City time, on July 27, 2015, unless extended or terminated with respect to such series (the “Expiration Date”). You may withdraw tendered Rosetta Notes at any time prior to the Expiration Date. As of the date of this prospectus, there was $1,800,000,000 aggregate principal amount of outstanding Rosetta Notes.

Concurrently with the exchange offers, we are also soliciting consents from each holder of the Rosetta Notes, on behalf of Rosetta and upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal and consent, to proposed amendments (the “proposed amendments”) to each series of Rosetta Notes governed by, as applicable:

•	the First Supplemental Indenture, dated as of May 2, 2013 (the “First Supplemental Indenture”), among Rosetta, each subsidiary of Rosetta that is a guarantor of the notes issued thereunder (the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, as trustee (the “Rosetta Trustee”), to the indenture, dated as of May 2, 2013, between Rosetta and the Rosetta Trustee (the “Rosetta Base Indenture” and, as supplemented by the First Supplemental Indenture, the “2021 Rosetta Indenture”), with respect to Rosetta’s 5.625% Senior Notes due May 1, 2021 (the “Rosetta 2021 Notes”);

•	the Second Supplemental Indenture, dated as of November 15, 2013 (the “Second Supplemental Indenture”), among Rosetta, the Subsidiary Guarantors and the Rosetta Trustee, to the Rosetta Base Indenture (the Rosetta Base Indenture, as supplemented by the Second Supplemental Indenture, the “2022 Rosetta Indenture”), with respect to Rosetta’s 5.875% Senior Notes due June 1, 2022 (the “Rosetta 2022 Notes”); or

•	the Third Supplemental Indenture, dated as of May 29, 2014 (the “Third Supplemental Indenture”), among Rosetta, the Subsidiary Guarantors and the Rosetta Trustee, to the Rosetta Base Indenture (the Rosetta Base Indenture, as supplemented by the Third Supplemental Indenture, the “2024 Rosetta Indenture”), with respect to Rosetta’s 5.875% Senior Notes due June 1, 2024 (the “Rosetta 2024 Notes”).

The 2021 Rosetta Indenture, 2022 Rosetta Indenture and the 2024 Rosetta Indenture are referred to collectively as the “Rosetta Indentures.”

You may not consent to the proposed amendments to the applicable Rosetta Indenture that governs your Rosetta Notes without tendering your Rosetta Notes in the exchange offer for such series of Rosetta Notes and you may not tender your Rosetta Notes for exchange without consenting to the proposed amendments to such series of Rosetta Notes. By tendering your Rosetta Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Rosetta Indenture under which those Rosetta Notes were issued, as further described under “The Proposed Amendments.” You may revoke your consent to the proposed amendments to the Rosetta Indenture under which your series of Rosetta Notes was issued at any time prior to the Expiration Date of the applicable exchange offer by withdrawing all of the Rosetta Notes of such series that you have tendered.

The consummation of the exchange offers is subject to, and conditioned upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the consummation of the merger, as described below, and the receipt of valid consents to the proposed amendments from the holders of a majority in outstanding principal amount of each series of Rosetta Notes (the “Requisite Consents”). We may, at our option, waive any such conditions with respect to any or all of the exchange offers and consent solicitations.

On May 10, 2015, Noble and Rosetta (and certain of their affiliates) entered into an agreement and plan of merger, pursuant to which, subject to Rosetta stockholder approval and certain other customary closing conditions, Noble and Rosetta will combine their businesses through the merger of an indirect, wholly owned subsidiary of Noble, with and into Rosetta, with Rosetta continuing as the surviving entity and a wholly owned subsidiary of Noble, as described below. The obligations of Noble and Rosetta to complete the merger are each subject to the satisfaction (or waiver by both Rosetta and Noble) of certain conditions, including approval of the merger by vote of the holders of a majority of the outstanding shares of Rosetta common stock. The consummation of the exchange offers is subject to, and conditioned upon, among other things, the consummation of the merger. There are no financing conditions to the merger and the merger is not conditioned upon the completion of the exchange offers or other transactions with respect to the Rosetta Notes.

We plan to issue the new Noble Notes promptly on or about the second business day following the Expiration Date (the “Settlement Date”). The Rosetta Notes are not, and the Noble Notes will not be, listed on any securities exchange.

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ABOUT THIS PROSPECTUS

As used in this prospectus, unless otherwise specified or unless the context otherwise requires, the terms “Noble,” the “Company,” “we,” “us,” and “our” refer to Noble Energy, Inc. and its consolidated subsidiaries.

The information contained in this prospectus may change. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in or incorporated by reference into this prospectus. You must not rely on any unauthorized information or representations. This prospectus constitutes an offer to sell only the Noble Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained or incorporated by reference into this prospectus, and any supplement hereto, is current only as of the respective dates of this prospectus or the applicable incorporated document or such other specified date as of which such information is given. We are not making an offer of any securities in any jurisdiction where the offer is not permitted.

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC” or the “Commission”). You should read this prospectus and any prospectus supplement together with the registration statement, the exhibits thereto and the additional information described under the heading “Where You Can Find More Information.”

This prospectus incorporates by reference important business and financial information about Noble and Rosetta from other documents that are not included in or delivered with this prospectus. You can obtain any of the documents incorporated by reference into this prospectus free of charge by requesting them in writing or by telephone. See “Where You Can Find More Information.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference include “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The statements contained in this prospectus that are not historical facts are forward-looking statements that represent management’s beliefs and assumptions based on currently available information. These statements may be made directly in this prospectus or may be incorporated by reference to other documents and may include statements for the period after completion of the merger. These forward-looking statements relate to outlooks or expectations for earnings, revenues, expenses, asset quality or other future financial or business performance, strategies or expectations, or the effect of legal, regulatory or supervisory matters on business, results of operations or financial condition, and include, among others:

•	statements about the benefits of the proposed merger, including future financial and operating results, Noble’s plans, objectives, expectations and intentions, the expected timing of completion of the merger;

•	other statements that are not historical facts, including estimates of oil and natural gas reserves and resources, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations; and

•	all statements that are not historical facts, which can be identified by the use of forward-looking terminology such as the words “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “forecast,” “predict,” “potential,” “pursue,” “target” or “continue,” the negative of such terms or variations thereon, or other comparable terminology, or by discussions of strategy or trends;

With respect to these forward-looking statements, Noble management has made assumptions regarding, among other things, future demand and market prices of crude oil, natural gas and natural gas liquids (“NGLs”), operating, general and administrative costs, financial and economic market conditions and legislative, regulatory and/or market developments. The future and assumptions about the future cannot be ensured. Actual results may differ materially from those in the forward-looking statements. Some factors, risks and uncertainties that could cause actual results to differ include:

•	the ability to complete the merger

•	the timing to consummate the proposed merger;

•	the risk that the businesses of Noble and Rosetta will not be integrated successfully;

•	the risk that the cost savings and any other synergies from the merger may not be fully realized or may take longer to realize than expected;

•	disruption from the merger making it more difficult to maintain relationships with customers, employees or suppliers;

•	the diversion of management time on merger-related issues;

•	the volatility in commodity prices for crude oil and natural gas;

•	the presence or recoverability of estimated reserves;

•	the ability to replace reserves;

•	environmental risks;

•	drilling and operating risks;

•	exploration and development risks;

•	competition;

•	government regulation or other actions;

•	the ability of management to execute its plans to meet its goals;

•	other risks inherent in Noble’s and Rosetta’s businesses that are discussed in Noble’s and Rosetta’s most recent annual reports on Form 10-K, respectively, and in other Noble and Rosetta reports on file with the SEC; and

•	those set forth in or incorporated by reference into this prospectus in the section entitled “Risk Factors” beginning on page 25.

You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this prospectus, or in the case of a document incorporated by reference, as of the date of that document. Except as required by law, neither Noble nor Rosetta undertakes any obligation to publicly update or release any revisions to these forward-looking statements to reflect any events or circumstances after the date that they were made or to reflect the occurrence of unanticipated events.

Additional factors, risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in reports filed with the SEC by Noble and Rosetta. See “Where You Can Find More Information” for a list of the documents incorporated by reference.

WHERE YOU CAN FIND MORE INFORMATION

Noble and Rosetta file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any of this information at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or 202-942-8090 for further information on the public reference room. The SEC also maintains an Internet website that contains reports, proxy statements and other information regarding issuers, including Noble and Rosetta, who file electronically with the SEC. The address of that site is www.sec.gov. The information contained on the SEC’s website is expressly not incorporated by reference into this prospectus.

Noble has filed with the SEC a registration statement on Form S-4 of which this prospectus forms a part. The registration statement registers the Noble Notes to be issued in connection with the exchange offers. The registration statement, including the attached exhibits, contains additional relevant information about Noble and Rosetta, respectively. The rules and regulations of the SEC allow Noble to omit certain information included in the registration statement from this prospectus.

In addition, the SEC allows Noble and Rosetta to disclose important information to you by referring you to other documents filed separately with the SEC. This information is considered to be a part of this prospectus, except for any information that is superseded by information included directly in this prospectus or incorporated by reference subsequent to the date of the applicable filing.

This prospectus incorporates by reference the documents listed below that Noble and Rosetta have previously filed with the SEC. They contain important information about the companies and their financial condition.

Noble SEC Filings

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	The portions of Noble’s Definitive Proxy Statement on Schedule 14A for its 2015 annual meeting of stockholders filed with the SEC on March 27, 2015 that are incorporated by reference into Noble’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015; and

•	Current Reports on Form 8-K filed with the SEC on March 3, 2015, March 25, 2015, April 29, 2015, May 11, 2015 (Item 1.01 and related exhibit 2.1 only) and June 29, 2015.

Rosetta SEC Filings

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	The portions of Rosetta’s Definitive Proxy Statement on Schedule 14A for its 2015 annual meeting of stockholders filed with the SEC on March 26, 2015 that are incorporated by reference into Rosetta’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2015; and

•	Current Reports on Form 8-K filed with the SEC on March 13, 2015, May 11, 2015 (Item 5.03, Item 8.01 and related exhibits 3.1 and 99.1 only), May 11, 2015 and May 18, 2015.

To the extent that any information contained in any report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference.

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In addition, Noble and Rosetta incorporate by reference any future filings they make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the Expiration Date (excluding any current reports on Form 8-K to the extent disclosure is furnished and not filed). Those documents are considered to be a part of this prospectus, effective as of the date they are filed. In the event of conflicting information in these documents, the information in the latest filed document replaces the information in the previously filed document.

You can obtain any of the other documents listed above from the SEC, through the SEC’s web site at the address indicated above, or from Noble, by requesting them in writing or by telephone at the following address and telephone number:

By Mail:

Noble Energy, Inc.

1001 Noble Energy Way

Houston, TX 77070

Attention: Company Secretary

(281) 872-3100

These documents are available from Noble without charge, excluding any exhibits to them unless the exhibit is specifically listed as an exhibit to the registration statement of which this prospectus forms a part. You can also find information about Noble and Rosetta at their Internet websites at www.nobleenergyinc.com and www.rosettaresources.com, respectively. Information contained on these websites does not constitute part of this prospectus.

To receive timely delivery of the documents prior to the Early Consent Date, you should make your request no later than July 6, 2015. To receive timely delivery of the documents prior to the Expiration Date, you should make your request no later than July 20, 2015.

SUMMARY

This summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand the exchange offers and consent solicitations fully, you should carefully read this prospectus and the documents we incorporate by reference. Please also read “Where You Can Find More Information.” We have included references to other portions of this prospectus to direct you to a more complete description of the topics presented in this summary. In addition, you should read and carefully consider the risks associated with each of Noble and Rosetta and their respective businesses, which can be found in the reports filed by Noble and Rosetta with the SEC and incorporated by reference into this prospectus, including Noble’s and Rosetta’s respective Annual Reports on Form 10-K for the year ended December 31, 2014, for more information about important risks that you should consider before making an investment decision in any of the exchange offers and consent solicitations.

Noble

Noble is a leading independent energy company engaged in worldwide crude oil, natural gas and NGLs exploration and production. Founded in 1932, Noble is a Delaware corporation, incorporated in 1969, and has been publicly traded on the New York Stock Exchange, or NYSE, since 1980. Noble has a unique history of growth, evolving from a regional crude oil and natural gas producer to a global exploration and production company included in the S&P 500.

Noble’s stated purpose, Energizing the World, Bettering People’s Lives®, reflects Noble’s commitment to find and deliver energy through crude oil, natural gas and NGL exploration and production while embracing its commitment to contribute to the betterment of people’s lives in the communities in which Noble operates. Noble strives to build trust through stakeholder engagement, act on its values, provide a safe work environment, respect its environment and care for its people and the communities where Noble operates.

Noble aims to achieve sustainable growth in value and cash flow through exploration success and the development of a high-quality, diversified portfolio of assets with investment flexibility between onshore unconventional developments and offshore organic exploration leading to major development projects; US and international projects; and production mix among crude oil, natural gas and NGLs. Exploration success, along with development capital investment in the US and in international locations such as West Africa and the Eastern Mediterranean, has resulted in a visible lineup of major development projects which positions Noble for long-term future reserves, production and cash flow growth. Occasional strategic acquisitions of producing and non-producing properties, combined with the periodic divestment of non-core assets, have allowed Noble to achieve its objective of a well-diversified, growing portfolio. During 2014, Noble spent over $4.8 billion in oil and gas exploration and development activities.

Noble’s portfolio is diversified between short-term and long-term projects, onshore and offshore, domestic and international. Its organization and business model is focused on sustainable, high return growth through effective major development project execution complemented by pursuit of exploration opportunities which can be monetized on a competitive discovery-to-production cycle. Noble’s ability to deliver major development projects on schedule and within budget has provided a competitive and financial advantage in the industry.

Onshore US assets provide a stable base of production along with high return, low risk development programs that deliver growth and accommodate a capital investment program that can be adjusted in response to ongoing changes in the economic environment. Noble continues to enhance project performance through technology and operational efficiency. Its long cycle offshore development projects, while requiring multi-year capital investment, are expected to offer attractive financial returns, and sustained production and cash flow.

Noble currently has operations in five core areas:

•	the DJ Basin (onshore US);

•	the Marcellus Shale (onshore US);

•	the deepwater Gulf of Mexico (offshore US);

•	offshore West Africa; and

•	offshore Eastern Mediterranean.

These five core areas provide:

•	almost all of Noble’s crude oil, natural gas and NGL production;

•	visible growth from major development projects; and

•	exploration opportunities.

For the year ended December 31, 2014, Noble had total revenues of approximately $5.1 billion and net income of approximately $1.2 billion.

Noble’s principal offices are located at 1001 Noble Energy Way, Houston, Texas 77070 and its telephone number is (281) 872-3100. Noble common stock is listed on the NYSE, trading under the symbol “NBL.”

Rosetta

Rosetta, a Delaware corporation, is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in the United States. Its operations are located in the Eagle Ford shale in South Texas, where it holds approximately 50,000 net acres located in the liquids-rich area of the play and in the Permian Basin in West Texas, where it holds approximately 57,000 net acres.

The Eagle Ford area is Rosetta’s largest producing area. For 2014, the Eagle Ford area provided approximately 90% of Rosetta’s total production, with approximately 62% of that production attributable to crude oil, condensate and NGLs. Rosetta’s 2014 activities within the Eagle Ford targeted the delineation and development of four core areas: the Gates Ranch, central Dimmit County, northern LaSalle County and Briscoe Ranch areas. Rosetta believes these areas provide it with a multi-year project inventory of attractive investment opportunities.

As part of Rosetta’s long-term strategy to pursue new growth opportunities, in 2013 and 2014 it acquired producing and undeveloped oil, natural gas and NGL interests in the Permian Basin in Reeves and Gaines Counties, Texas. For 2014, the Permian Basin area provided approximately 10% of Rosetta’s total production, with approximately 88% of that production attributable to crude oil, condensate and NGLs. Rosetta’s operations in the Permian Basin are focused primarily in Reeves County in the southern Delaware Basin. Rosetta’s strategy involves the disciplined delineation of its Delaware Basin potential and testing of optimal Permian horizontal well spacing to grow its reserves, production and project inventory. As part of its strategic decision to focus on the Eagle Ford area and to explore prospective basins, over the past few years Rosetta has divested certain natural gas-based assets that it believes did not offer the same investment opportunities or rates of return as its liquids-rich unconventional resources.

For the year ended December 31, 2014, Rosetta had total revenues of approximately $1.3 billion and net income of approximately $313.6 million.

Rosetta’s principal offices are located at 1111 Bagby Street, Suite 1600, Houston, Texas 77002 and its telephone number is (713) 335-4000. Rosetta’s common stock is listed on The NASDAQ Global Select Market, trading under the symbol “ROSE.”

The Merger

On May 10, 2015, Noble and Rosetta (and certain of their affiliates) entered into an agreement and plan of merger (the “merger agreement”), pursuant to which, subject to Rosetta stockholder approval and certain other customary closing conditions, Noble and Rosetta will combine their businesses through the merger of Bluebonnet Merger Sub Inc. (“Merger Sub”), an indirect, wholly owned subsidiary of Noble, with and into Rosetta, with Rosetta continuing as the surviving entity and a wholly owned subsidiary of Noble (the “merger” and the combined businesses of Noble and Rosetta the “combined company”). The obligations of Noble and Rosetta to complete the merger are each subject to the satisfaction (or waiver by both Rosetta and Noble) of certain conditions, including approval of the merger by vote of the holders of a majority of the outstanding shares of Rosetta common stock. After completion of that merger, Rosetta will merge with and into its parent, NBL Texas, LLC (“Merger Parent”), an indirect, wholly owned subsidiary of Noble, with Merger Parent continuing as the surviving entity and an indirect, wholly owned subsidiary of Noble. Following such second merger and pursuant to the Rosetta Indentures, Merger Parent will expressly assume, by a fourth supplemental indenture to the Rosetta Indenture, all of the obligations of Rosetta under the Rosetta Indentures and the Rosetta Notes. The consummation of the exchange offers is subject to, and conditioned upon, among other things, the consummation of the merger. There are no financing conditions to the merger and the merger is not conditioned upon the completion of the exchange offers or other transactions with respect to the Rosetta Notes.

Questions and Answers about the Exchange Offers and Consent Solicitations

Q:	Why is Noble making the exchange offers and consent solicitations?

A:	Noble is conducting the exchange offers to simplify its capital structure, to give existing holders of Rosetta Notes the option to obtain securities issued by the Noble parent entity and to centralize its reporting obligations under the combined company’s various debt instruments. Noble is conducting the consent solicitations to (1) eliminate the restrictive covenants in the Rosetta Indentures regarding ability to make restricted payments, enter into transactions with affiliates, incur additional indebtedness, create dividend or other payment restrictions affecting subsidiaries, dispose of assets and create liens and (2) permit Noble’s filing of its periodic reports under the Exchange Act to satisfy all reporting obligations in the Rosetta Indentures. Completion of the exchange offers and consent solicitations is expected to ease administration of the combined company’s indebtedness.

Q:	What will I receive if I tender my Rosetta Notes in the exchange offers and consent solicitations?

Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal and consent, for each Rosetta Note that is validly tendered prior to 11:59 p.m., New York City time, on July 27, 2015, unless extended or terminated with respect to such series of Rosetta Notes, the Expiration Date, and not validly withdrawn and is accepted for exchange by us, you will be eligible to receive a Noble Note of the applicable series (as designated in the table below), which will have an interest rate and maturity date that is identical to the interest rate and maturity date, respectively, as well as identical interest payment dates and redemption provisions (except that, as further described in this prospectus, the Noble Notes will not contain an equity clawback redemption provision), as the Rosetta Note for which it was exchanged. Specifically, upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal and consent, (i) in exchange for each $1,000 principal amount of Rosetta Notes that is validly tendered prior to 5:00 p.m., New York City time, on July 13, 2015, unless extended or terminated with respect to such series of Rosetta Notes, the Early Consent Date, and not validly withdrawn and is accepted for exchange by us, holders will receive the Total Consideration, which consists of $1,000 principal amount of Noble Notes and a cash amount of $2.50, and includes the Early Participation Premium, which consists of $30 principal amount of Noble Notes, and (ii) in exchange for each $1,000 principal amount of Rosetta Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date and not validly withdrawn and is accepted for exchange by us, holders will receive only the Exchange Consideration, which equals the Total Consideration less the Early Participation Premium of $30 principal amount of Noble Notes, and therefore consists of $970 principal amount of Noble Notes and a cash amount of $2.50, in each case subject to any rounding as described below.

The Noble Notes will be issued under and governed by the terms of the Noble Indenture described under “The Exchange Offers and Consent Solicitations.” The Noble Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. See “Description of Noble Notes—General.” If Noble would be required to issue a Noble Note in a denomination other than $2,000 or an integral multiple of $1,000 in excess of $2,000, Noble will, in lieu of such issuance, issue a Noble Note in a principal amount that has been rounded down to $2,000 or the nearest whole multiple of $1,000 in excess of $2,000, and pay a cash amount equal to:

•	the difference between (i) the principal amount of the Noble Note to which the tendering holder would otherwise be entitled and (ii) the principal amount of the Noble Note actually issued in accordance with this paragraph; plus

•	accrued and unpaid interest on the principal amount representing such portion of any principal amount of such Rosetta Note that was so rounded down from the last interest payment date on such tendered Rosetta Note to, but not including, the Settlement Date.

Except as otherwise set forth in the immediately preceding sentence, no accrued but unpaid interest will be paid with respect to Rosetta Notes tendered for exchange, and instead of receiving a payment for accrued interest on Rosetta Notes that you exchange, the Noble Notes you receive in exchange for those Rosetta Notes will accrue interest from (and including) the most recent interest payment date on those Rosetta Notes.

You may not consent to the proposed amendments to the Rosetta Indenture that governs your Rosetta Notes without tendering your Rosetta Notes in the exchange offer for such series of Rosetta Notes and you may not tender your Rosetta Notes for exchange without consenting to the proposed amendments to such series of Rosetta Notes. By tendering your Rosetta Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Rosetta Indenture under which those Rosetta Notes were issued, as further described under “The Proposed Amendments.” You may revoke your consent to the proposed amendments to the Rosetta Indenture under which your series of Rosetta Notes was issued at any time prior to the Expiration Date of the applicable exchange offer by withdrawing all of the Rosetta Notes of such series that you have tendered.

Series of Rosetta Notes	Series of Noble Notes
5.625% Senior Notes due May 1, 2021	5.625% Senior Notes due May 1, 2021
5.875% Senior Notes due June 1, 2022	5.875% Senior Notes due June 1, 2022
5.875% Senior Notes due June 1, 2024	5.875% Senior Notes due June 1, 2024

Q:	What are the proposed amendments?

A:	The proposed amendments, if effected, will, among other things, (1) eliminate the restrictive covenants in the Rosetta Indentures regarding ability to make restricted payments, enter into transactions with affiliates, incur additional indebtedness, create dividend or other payment restrictions affecting subsidiaries, dispose of assets and create liens and (2) permit Noble’s filing of its periodic reports under the Exchange Act to satisfy all reporting obligations in the Rosetta Indentures. The proposed amendments are the same for each of the Rosetta Indentures.

If the Requisite Consents with respect to a series of Rosetta Notes under the applicable Rosetta Indenture have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, the following modifications will be made to the applicable Rosetta Indenture:

Elimination of Restrictive Covenants. The proposed amendments would delete the sections or provisions listed below under the applicable Rosetta Indenture:

•	Section 4.10 (Limitation on Restricted Payments)

•	Section 4.11 (Limitation on Affiliate Transactions)

•	Section 4.12 (Limitation on Incurrence of Indebtedness and Preferred Stock)

•	Section 4.13 (Limitation on Restrictions on Distributions from Restricted Subsidiaries)

•	Section 4.15 (Limitation on Sales of Assets and Subsidiary Stock)

•	Section 4.16 (Covenant Termination)

•	Section 4.17 (Limitation on Liens)

•	Clause (3) (debt incurrence limitation) of Section 5.1 (Merger, Consolidation and Sale of Assets)

Amendment to Section 4.7. The proposed amendments would also amend Section 4.7 (Compliance Laws) of each of the Rosetta Indentures to specify that Rosetta and the subsidiary guarantors must comply with all laws, other than violations that would result in a material adverse effect of Noble and its subsidiaries, taken as a whole.

Amendment to Section 4.8. The proposed amendments would also amend Section 4.8 (Reports to Holders) of each of the Rosetta Indentures by adding a new subsection (d) providing that for so long as Noble or one of its subsidiaries owns at least 50% of the Voting Interests (as defined in the Rosetta Indentures) of Rosetta, the filing of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K with the Commission by Noble or one of its subsidiaries or posting the same on Noble’s or one its subsidiaries’ website will satisfy all reporting obligations under the applicable Rosetta Indenture.

Conforming Changes, etc. The proposed amendments would amend the Rosetta Indentures to make conforming or other changes to the Rosetta Indentures to modify or delete certain definitions and cross-references that relate to the modifications described above.

Q:	What are the consequences of not participating in the exchange offers and consent solicitations prior to the Early Consent Date?

A:	Holders that fail to validly tender their Rosetta Notes prior to the Early Consent Date but who do so prior to the Expiration Date and do not validly withdraw their Rosetta Notes before the Expiration Date will, upon the terms and subject to the conditions set forth in this prospectus, receive the Exchange Consideration, which consists of $970 principal amount of Noble Notes and a cash amount of $2.50, but not the Early Participation Premium consisting of an additional $30 principal amount of Noble Notes, subject to any rounding as described in this prospectus.

Q:	What happens to the Rosetta Notes covenants under the applicable Rosetta Indenture in the event of a ratings upgrade to investment grade by each rating agency?

A:	In the event of a ratings upgrade to investment grade by each rating agency, which is defined herein as an “Investment Grade Rating,” with respect to a series of Rosetta Notes, Rosetta and its subsidiaries will no longer be subject to the provisions of Section 4.10 (Limitation on Restricted Payments), Section 4.11 (Limitation on Affiliate Transactions), Section 4.12 (Limitation on Incurrence of Indebtedness and Preferred Stock), Section 4.13 (Limitation on Restrictions on Distributions from Restricted Subsidiaries) or Section 4.15 (Limitation on Sales of Assets and Subsidiary Stock) or to clause (3) (debt incurrence limitation) of Section 5.1 (Merger, Consolidation and Sale of Assets) of the Rosetta Indenture governing such series of Rosetta Notes. See “Description of the Differences Between the Noble Notes and the Rosetta Notes—Certain Covenants—Covenant Termination—Rosetta Notes.”

Q:	What are the consequences of not participating in the exchange offers and consent solicitations at all?

A:	If you do not exchange your Rosetta Notes for Noble Notes in the exchange offers, you will not receive the benefit of having the Noble parent entity as the primary obligor of your notes. In addition, if a majority of holders of a series of Rosetta Notes consent to the proposed amendments (and the proposed amendments to such series of Rosetta Notes otherwise become effective), such amendments will apply to all Rosetta Notes of such series that are not exchanged in the applicable exchange offer, even though the remaining holders of such Rosetta Notes did not consent to the proposed amendments. Thereafter, all Rosetta Notes of such series will be governed by the applicable Rosetta Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of the Rosetta Notes of such series compared to those currently in the Rosetta Indentures or those applicable to the Noble Notes. In particular, holders of the Rosetta Notes under the amended Rosetta Indentures will no longer receive annual, quarterly and other reports from Rosetta (rather, Noble’s filing of its periodic reports under the Exchange Act will be deemed to satisfy all reporting obligations in the Rosetta Indentures) and will no longer be entitled to the benefits of restrictive covenants.

Additionally, the trading market for any remaining Rosetta Notes may be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of any remaining Rosetta Notes more volatile. Consequently, the liquidity, market value and price volatility of Rosetta Notes that remain outstanding may be materially and adversely affected. Therefore, if your Rosetta Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Rosetta Notes.

See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Rosetta Indentures will afford reduced protection to remaining holders of Rosetta Notes.”

Q:	How do the Rosetta Notes differ from the Noble Notes to be issued in the exchange offers?

A:	The Rosetta Notes are the obligations solely of Rosetta and are governed by the applicable Rosetta Indenture. The Noble Notes will be the obligations solely of Noble and will be governed by the Noble Indenture. The Rosetta Indentures and the Noble Indenture are similar, but differ in certain respects, including with respect to certain covenants, subsidiary guarantees, merger and consolidation, and events of default. See “Description of the Differences Between the Noble Notes and the Rosetta Notes.”

Q:	What is the ranking of the Noble Notes?

A:	The Noble Notes will be senior unsecured obligations of Noble Energy, Inc. The Noble Notes will rank pari passu with Noble’s other senior unsecured indebtedness from time to time outstanding. The Noble Notes will be effectively junior in right of payment to all of Noble’s secured obligations (insofar as the assets securing such secured obligations are concerned) and will be structurally subordinated in right of payment to the creditors and preferred equity holders of Noble’s subsidiaries upon the liquidation or reorganization of those subsidiaries. As it relates to the indebtedness of Merger Parent, the Noble Notes will be structurally subordinated to the Rosetta Notes not tendered in conjunction with the exchange offers. See “Risk Factors—Risks Related to the Noble Notes—The Noble Notes are structurally junior to the existing and future liabilities of our subsidiaries and effectively junior to our secured debt to the extent of the assets securing the same” and “Description of Noble Notes—Ranking.”

The Noble Notes will be structurally subordinated to all obligations of Noble’s subsidiaries with respect to the assets of such subsidiaries (including Rosetta’s successor and its subsidiaries), other than any subsidiaries that may guarantee the Noble Notes in the future. At March 31, 2015, after giving pro forma effect to the merger and the transactions related thereto and completion of the exchange offers, assuming all of the Rosetta Notes are exchanged for Noble Notes prior to the Early Consent Date, our subsidiaries would have had no indebtedness for borrowed money or preferred equity outstanding, and approximately $2.3 billion of other liabilities (excluding intercompany loans) outstanding, to which the Noble Notes would have been structurally subordinated. See “Risk Factors—Risks Related to the Noble Notes— The Noble Notes are structurally junior to the existing and future liabilities of our subsidiaries and effectively junior to our secured debt to the extent of the assets securing the same.” and “Description of Noble Notes—Ranking.”

Q:	What consents are required to effect the proposed amendments to the Rosetta Indentures and consummate the exchange offers?

A:	In order for the proposed amendments to a Rosetta Indenture to be adopted with respect to a series of Rosetta Notes, holders of a majority in outstanding principal amount of the Rosetta Notes of the series affected by the proposed amendments must consent to them, which is referred to herein as the “Requisite Consents,” and those consents must be received and not validly withdrawn prior to the Expiration Date for the exchange offer relating to that series.

Q:	What are the conditions to the exchange offer and consent solicitations?

A:	The consummation of the exchange offers is subject to, and conditioned upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the consummation of the merger and the receipt of valid consents to the proposed amendments from the holders of a majority in outstanding principal amount of each series of Rosetta Notes. We may, at our option, waive any such conditions with respect to any or all of the exchange offers and consent solicitations. For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.”

Q:	Will Noble accept all tenders of Rosetta Notes?

A:	Subject to the satisfaction or waiver of the conditions to the exchange offers, we will accept for exchange any and all Rosetta Notes that (i) have been validly tendered in the exchange offers before the Expiration Date and (ii) have not been validly withdrawn before the Expiration Date.

Q:	When will Noble issue new Noble Notes and pay the cash consideration?

A:	Assuming the conditions to the exchange offers are satisfied or waived, Noble will issue new Noble Notes in book-entry form and pay the cash consideration promptly on the Settlement Date, which is expected to be on or about the second business day following the Expiration Date.

Q:	When will the proposed amendments to the Rosetta Indentures become effective?

A:	With respect to the Rosetta Indenture for a series of Rosetta Notes, if we receive the Requisite Consents with respect to such series of Rosetta Notes before the Expiration Date, the proposed amendments to such Rosetta Indenture with respect to such series will become effective on the Settlement Date.

Q:	When will the exchange offers expire?

A:	Each exchange offer will expire at 11:59 p.m., New York City time, on July 27, 2015, subject to our right to terminate the exchange offers for one or more series of Rosetta Notes or to extend that date and time with respect to the exchange offers for one or more series of Rosetta Notes, in which case the Expiration Date shall be the latest date and time to which we have extended such exchange offer for such series.

Q:	Can I withdraw after I tender my Rosetta Notes and deliver my consent?

A:	Tenders of Rosetta Notes may be validly withdrawn at any time prior to the Expiration Date. The valid withdrawal of a tender of Rosetta Notes also will constitute a valid revocation of the related consents to the proposed amendments with respect to the applicable series of such Rosetta Notes.

Following the Expiration Date, tenders of Rosetta Notes may not be validly withdrawn unless Noble is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Rosetta Notes tendered pursuant to such exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Q:	How do I exchange my Rosetta Notes if I am a beneficial owner of Rosetta Notes held by a custodian bank, depositary, broker, trust company or other nominee? Will the record holder exchange my Rosetta Notes for me?

A:	Currently, all of the Rosetta Notes are held in book-entry form and can only be tendered through the applicable procedures of The Depository Trust Company (“DTC”). However, if any Rosetta Notes are subsequently issued in certificated form and are held of record by a custodian bank, depositary, broker, trust company or other nominee and you wish to tender those Rosetta Notes in the exchange offers, you should contact that institution promptly and instruct the institution to tender on your behalf. The record holder will tender your notes on your behalf, but only if you instruct the record holder to do so. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering—Rosetta Notes Held Through a Nominee.”

Q:	Will the Noble Notes be eligible for listing on an exchange?

A:	The Noble Notes will not be listed on any securities exchange. There can be no assurance as to the development or liquidity of any market for the Noble Notes. See “Risk Factors—Risks Related to the Noble Notes—An active trading market for the Noble Notes of any of the series may not develop.”

Q:	To whom should I direct any questions?

A:	Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer managers:

BofA Merrill Lynch 214 North Tryon Street 21st Floor Charlotte, NC 28255 Attention: Liability Management Group Collect: (980) 683-3215 Toll-Free: (888) 292-0070	Deutsche Bank Securities 60 Wall Street New York, NY 10005 Attention: Liability Management Group Collect: (212) 250-2955 Toll-Free: (866) 627-0391	J.P. Morgan 383 Madison Avenue New York, NY 10179 Attention: Liability Management Group Collect: (212) 834-2494 Toll-Free: (866) 834-4666

Questions concerning exchange and consent procedures and requests for additional copies of this prospectus should be directed to the information agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attn: Krystal Scrudato

Bank and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (877) 283-0320

Email: rosetta@dfking.com

Amendments and Supplements

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and the additional information described under “Where You Can Find More Information.”

Risk Factors

An investment in the Noble Notes involves risks that a potential investor should carefully evaluate prior to making such an investment. See “Risk Factors” beginning on page 25.

The Exchange Offers and Consent Solicitations

Exchange Offers	Noble is hereby offering to exchange, upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal and consent, any and all outstanding Rosetta Notes of each series listed on the front cover of this prospectus for a newly issued series of Noble Notes with an interest rate and maturity date that is identical to the interest rate and maturity date, respectively, of the tendered Rosetta Notes, as well as identical interest payment dates and redemption provisions (except that, as further described in this prospectus, the Noble Notes will not contain an equity clawback redemption provision). See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

Consent Solicitations	Noble is soliciting consents for the proposed amendments to each of the Rosetta Indentures from holders of the applicable series of Rosetta Notes, on behalf of Rosetta and upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal and consent. You may not tender your Rosetta Notes for exchange without delivering a consent to the proposed amendments to the Rosetta Indenture under which your applicable series of Rosetta Notes was issued. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

The Proposed Amendments	The proposed amendments, if effected, will, among other things, (1) eliminate the restrictive covenants in the Rosetta Indentures regarding ability to make restricted payments, enter into transactions with affiliates, incur additional indebtedness, create dividend or other payment restrictions affecting subsidiaries, dispose of assets and create liens and (2) permit Noble’s filing of its periodic reports under the Exchange Act to satisfy all reporting obligations in the Rosetta Indentures. The proposed amendments are the same for each of the Rosetta Indentures. See “The Proposed Amendments.”

Requisite Consents	In order for the proposed amendments to a Rosetta Indenture to be adopted with respect to a series of Rosetta Notes, holders of a majority in outstanding principal amount of the Rosetta Notes of the series affected by the proposed amendments must consent to them, and those consents must be received and not validly withdrawn prior to the Expiration Date for the exchange offer relating to that series. See “The Exchange Offers and Consent Solicitations—Terms of the Exchange Offers and Consent Solicitations.”

Procedures for Participating in the Exchange Offers and Consent Solicitations	If you wish to participate in an exchange offer and consent solicitation with respect to a series of Rosetta Notes, you must cause the book-entry transfer of your Rosetta Notes of such series to the exchange agent’s account at DTC, and the exchange agent must receive a confirmation of book-entry transfer and either:

•	your completed letter of transmittal and consent; or

•	an agent’s message transmitted pursuant to DTC’s Automated Tender Offer Program, by which you agree to be bound by the letter of transmittal and consent.

See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering.”

Total Consideration; Early Participation Premium on Early Consent Date; Exchange Consideration	Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal and consent, in exchange for each $1,000 principal amount of Rosetta Notes that is validly tendered prior to the Early Consent Date and not validly withdrawn and is accepted for exchange by us, holders will receive the Total Consideration, which consists of $1,000 principal amount of Noble Notes and a cash amount of $2.50, and includes the Early Participation Premium, which consists of $30 principal amount of Noble Notes. Upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal and consent, in exchange for each $1,000 principal amount of Rosetta Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date and not validly withdrawn and is accepted for exchange by us, holders will receive only the Exchange Consideration, which equals the Total Consideration less the Early Participation Premium of $30 principal amount of Noble Notes, and therefore consists of $970 principal amount of Noble Notes and a cash amount of $2.50, in each case subject to any rounding as described in this prospectus.

Expiration Date	Each of the exchange offers and consent solicitations will expire at 11:59 p.m., New York City time, on July 27, 2015, subject to Noble’s right to terminate the exchange offers for one or more series of Rosetta Notes or to extend that date and time with respect to the exchange offers for one or more series of Rosetta Notes, in which case the Expiration Date shall be the latest date and time to which we have extended such exchange offer for such series.

Withdrawal and Revocation	By tendering your Rosetta Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Rosetta Indenture under which those Rosetta Notes were issued, as further described under “The Proposed Amendments.” You may revoke your consent to the proposed amendments to the Rosetta Indenture under which your series of Rosetta Notes was issued at any time prior to the Expiration Date of the applicable exchange offer by withdrawing all of the Rosetta Notes of such series that you have tendered.

Tenders of Rosetta Notes may be validly withdrawn (and related consents to the proposed amendments may be revoked) at any time prior to the Expiration Date of the applicable exchange offer.

Following the Expiration Date, tenders of Rosetta Notes may not be validly withdrawn unless Noble is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Rosetta Notes tendered pursuant to that exchange offer will be promptly returned to the tendering holders. See “The Exchange Offers and Consent Solicitations—Procedures for Consenting and Tendering—Withdrawal of Tenders and Revocation of Corresponding Consents.”

Conditions	The consummation of the exchange offers is subject to, and conditioned upon, the satisfaction or waiver of the conditions discussed under “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the consummation of the merger and the receipt of valid consents to the proposed amendments from the holders of a majority in outstanding principal amount of each series of Rosetta Notes. We may, at our option, waive any such conditions with respect to any or all of the exchange offers and consent solicitations. For information about other conditions to our obligations to complete the exchange offers, see “The Exchange Offers and Consent Solicitations—Conditions to the Exchange Offers and Consent Solicitations.”

Acceptance of Rosetta Notes and Consents and Delivery of Noble Notes	You may not consent to the proposed amendments to the Rosetta Indenture that governs your Rosetta Notes without tendering your Rosetta Notes in the exchange offer for such series of Rosetta Notes and you may not tender your Rosetta Notes for exchange without consenting to the proposed amendments to such series of Rosetta Notes. By tendering your Rosetta Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Rosetta Indenture under which those Rosetta Notes were issued, as further described under “The Proposed Amendments.”

Subject to the satisfaction or waiver of the conditions to the exchange offers and consent solicitations, Noble will accept for exchange any and all Rosetta Notes that are validly tendered prior to the Expiration Date and not validly withdrawn prior to the Expiration Date; likewise, because the act of validly tendering Rosetta Notes will also constitute valid delivery of consents to the proposed amendments to the Rosetta Indenture that governs the series of Rosetta Notes so tendered, Noble will also accept all consents that are validly delivered prior to the Expiration Date and not validly revoked prior to the Expiration Date. All Rosetta Notes exchanged will be cancelled. The Noble Notes issued pursuant to the exchange offers will be issued and delivered through the facilities of DTC promptly on the Settlement Date. We will return to you any Rosetta Notes that are not accepted for exchange for any reason without expense to you promptly after the Expiration Date of the applicable exchange offer or the termination of the applicable exchange offer. See “The Exchange Offers and Consent Solicitations—Acceptance of Rosetta Notes for Exchange; Noble Notes; Effectiveness of Proposed Amendments.”

U.S. Federal Income Tax Considerations	Holders should consider the U.S. federal income tax consequences of the exchange offers and consent solicitations. Please consult your tax advisor about the tax consequences to you of the exchange. See “U.S. Federal Income Tax Consequences.”

Consequences of Not Exchanging Rosetta Notes for Noble Notes	If you do not exchange your Rosetta Notes for Noble Notes in the exchange offers, you will not receive the benefit of having the Noble parent entity as the primary obligor of your notes. In addition, if a majority of holders of a series of Rosetta Notes consent to the proposed amendments (and the proposed amendments to such series of Rosetta Notes otherwise become effective), such amendments will apply to all Rosetta Notes of such series that are not acquired in the applicable exchange offer, even though the remaining holders of such Rosetta Notes did not consent to the proposed amendments. Thereafter, all Rosetta Notes of such series will be governed by the applicable Rosetta Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of the Rosetta Notes of such series compared to those currently in the Rosetta Indentures or those applicable to the Noble Notes. In particular, holders of the Rosetta Notes under the amended Rosetta Indentures will no longer receive annual, quarterly and other reports from Rosetta and will no longer be entitled to the benefits of restrictive covenants.

Additionally, the trading market for any remaining Rosetta Notes may be more limited than it is at present, and the smaller outstanding principal amount may make the trading price of any remaining Rosetta Notes more volatile. Consequently, the liquidity, market value and price volatility of Rosetta Notes that remain outstanding may be materially and adversely affected. Therefore, if your Rosetta Notes are not tendered and accepted in the applicable exchange offer, it may become more difficult for you to sell or transfer your unexchanged Rosetta Notes.

See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Rosetta Indentures will afford reduced protection to remaining holders of Rosetta Notes.”

Use of Proceeds	We will not receive any cash proceeds from the exchange offers.

Exchange Agent, Information Agent and Dealer Managers	D.F. King & Co., Inc. is serving as exchange agent and information agent for the exchange offers and consent solicitations.

Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated are serving as the dealer managers.

The addresses and the facsimile and telephone numbers of these parties appear on the back cover of this prospectus.

We have other business relationships with the exchange agent and the dealer managers, as described in “The Exchange Offers and Consent Solicitations—Exchange Agent” and “The Exchange Offers and Consent Solicitations—Dealer Managers.”

No Guaranteed Delivery Procedures	No guaranteed delivery procedures are being offered in connection with the exchange offers and consent solicitations. You must tender your Rosetta Notes and deliver your consent prior to the Expiration Date in order to participate in the exchange offers.

Absence of Dissenters’ Rights	Holders of the Rosetta Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the Rosetta Indentures and the Rosetta Notes, or under the terms of the Rosetta Indentures in connection with the exchange offers and consent solicitations.

No Recommendation	None of Noble, Rosetta, the exchange agent, the information agent, the Rosetta Trustee, the Noble Trustee or the dealer managers makes any recommendation as to whether holders of Rosetta Notes should exchange their notes in any of the exchange offers or deliver consents to the proposed amendments to any of the Rosetta Indentures, and no one has been authorized by any of them to make such a recommendation.

The exchange offers and consent solicitations are only offering the Noble Notes and are being made by Noble only in connection with Noble’s offer of the Noble Notes and in Noble’s capacity as the issuer of the Noble Notes. No other securities are being offered or consents solicited in the exchange offers and consent solicitations. None of Noble, Rosetta, the exchange agent, the information agent, the Rosetta Trustee, the Noble Trustee or the dealer managers or any other person is soliciting the holders of Rosetta Notes to reject the exchange offers, to not tender their Rosetta Notes or to otherwise retain their investment in the Rosetta Notes.

Risk Factors	For risks related to the exchange offers and consent solicitations, please read the section entitled “Risk Factors” beginning on page 25 of this prospectus.

Further Information	Questions concerning the terms of the exchange offers or the consent solicitations should be directed to the dealer managers:

BofA Merrill Lynch 214 North Tryon Street 21st Floor Charlotte, NC 28255 Attention: Liability Management Group Collect: (980) 683-3215 Toll-Free: (888) 292-0070	Deutsche Bank Securities 60 Wall Street New York, NY 10005 Attention: Liability Management Group Collect: (212) 250-2955 Toll-Free: (866) 627-0391	J.P. Morgan 383 Madison Avenue New York, NY 10179 Attention: Liability Management Group Collect: (212) 834-2494 Toll-Free: (866) 834-4666

Questions concerning exchange and consent procedures and requests for additional copies of this prospectus should be directed to the information agent:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attn: Krystal Scrudato

Bank and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (877) 283-0320

Email: rosetta@dfking.com

We may be required to amend or supplement this prospectus at any time to add, update or change the information contained in this prospectus. You should read this prospectus and any amendment or supplement hereto, together with the documents incorporated by reference herein and the additional information described under “Where You Can Find More Information.”

The Noble Notes

Issuer	Noble Energy, Inc., a Delaware corporation.

Notes Offered	We are offering up to $1,800,000,000 aggregate principal amount of Noble Notes of the following series:

(1) $700,000,000 aggregate principal amount of 5.625% Senior Notes due 2021,

(2) $600,000,000 aggregate principal amount of 5.875% Senior Notes due 2022, and

(3) $500,000,000 aggregate principal amount of 5.875% Senior Notes due 2024.

Interest Rates; Interest Payment Dates; Maturity Dates	Each new series of Noble Notes will have an interest rate and maturity date that is identical to the interest rate and maturity date, respectively, as well as identical interest payment dates and redemption provisions (except that, as further described in this prospectus, the Noble Notes will not contain an equity clawback redemption provision) as the corresponding series of Rosetta Notes for which they are being offered in exchange.

Each Noble Note will bear interest from the most recent interest payment date on which interest has been paid on the corresponding Rosetta Note. Holders of Rosetta Notes that are accepted for exchange will be deemed to have waived the right to receive any payment from Rosetta in respect of interest accrued from the date of the last interest payment date in respect of their Rosetta Notes until the date of the issuance of the Noble Notes. Consequently, holders of Noble Notes will receive the same interest payments that they would have received had they not exchanged their Rosetta Notes in the applicable exchange offer. No accrued but unpaid interest will be paid with respect to any Rosetta Notes (except for payments related to Rosetta Notes tendered in a denomination other than $2,000 and integral multiples of $1,000 in excess of $2,000) validly tendered and not validly withdrawn prior to the Expiration Date that are accepted for exchange by us.

Interest Rates and Maturity Dates	Semi-Annual Interest Payment Dates	First Interest Payment Date
5.625% Senior Notes due 2021	May 1 and November 1	November 1, 2015
5.875% Senior Notes due 2022	June 1 and December 1	December 1, 2015
5.875% Senior Notes due 2024	June 1 and December 1	December 1, 2015

Use of Proceeds	We will not receive any cash proceeds from the issuance of the Noble Notes in connection with the exchange offers. In exchange for issuing the Noble Notes and paying the cash consideration, we will receive Rosetta Notes that will be cancelled and not reissued. See “Use of Proceeds.”

Ranking	The Noble Notes will:

•	rank senior in priority to any subordinated unsecured indebtedness and pari passu with our other senior unsecured indebtedness from time to time outstanding;

•	be effectively junior in right of payment to all of our secured obligations (insofar as the assets securing such obligations are concerned); and

•	be structurally subordinated in right of payment to the creditors and preferred equity holders of our subsidiaries upon any liquidation or reorganization of those subsidiaries.

Optional Redemption	At any time prior to May 1, 2017, we may, at our option, redeem all or part of the New 2021 Noble Notes (as defined below) at a make-whole price, plus accrued and unpaid interest, if any to the date of redemption. On and after May 1, 2017, we may redeem the New 2021 Noble Notes at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption, as described under “Description of Noble Notes—Optional Redemption.”

At any time prior to December 1, 2017, we may, at our option, redeem all or part of the New 2022 Noble Notes (as defined below) at a make-whole price, plus accrued and unpaid interest, if any to the date of redemption. On and after December 1, 2017, we may redeem the New 2022 Noble Notes at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption, as described under “Description of Noble Notes—Optional Redemption.”

At any time prior to June 1, 2019, we may, at our option, redeem all or part of the New 2024 Noble Notes (as defined below) at a make-whole price, plus accrued and unpaid interest, if any to the date of redemption. On and after June 1, 2019, we may redeem the New 2024 Noble Notes at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption, as described under “Description of Noble Notes—Optional Redemption.”

Covenants	We will issue the Noble Notes under our indenture, dated as of February 27, 2009, with Wells Fargo Bank, National Association, as trustee. The indenture covenants restrict our ability to take certain actions, including, but not limited to, the creation of liens securing debt. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described under “Description of Noble Notes—Certain Covenants.”

No Trading Market

Each series of Noble Notes constitutes a new issue of securities, for which there is no existing trading market. In addition, we do not intend to apply to list any of the Noble Notes on any securities exchange or for quotation on any automated quotation system. We cannot provide you with any assurance regarding whether trading markets for any series of the Noble Notes will develop, the ability of holders of the Noble Notes to sell their notes or the prices at which holders may be able to sell their notes. If no active trading markets develop, you may be unable to resell the Noble Notes at any price or at their fair market value or at all.

Risk Factors	For risks related to an investment in the Noble Notes, please read the section entitled “Risk Factors” beginning on page 25 of this prospectus.

Selected Historical Financial Data of Noble

The selected historical consolidated financial data of Noble for each of the years ended December 31, 2014, 2013 and 2012 and as of December 31, 2014 and 2013 have been derived from Noble’s audited consolidated financial statements and related notes thereto contained in Noble’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus. The financial data for the three months ended March 31, 2015 and March 31, 2014 and as of March 31, 2015 are derived from Noble’s unaudited interim consolidated financial statements and related notes thereto contained in Noble’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, which is incorporated by reference into this prospectus.

The selected historical consolidated financial data for the years ended December 31, 2011 and 2010 and as of December 31, 2012, 2011 and 2010 have been derived from Noble’s audited consolidated financial statements as of and for such years, which have not been incorporated by reference into this prospectus. The selected historical consolidated financial data as of March 31, 2014 have been derived from Noble’s unaudited interim consolidated financial statements and related notes thereto contained in Noble’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014, which has not been incorporated by reference into this prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Noble or the combined company, and you should read the following information together with (i) Noble’s audited consolidated financial statements, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Noble’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein and (ii) Noble’s unaudited interim consolidated financial statements, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Noble’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, which is incorporated by reference herein. For more information, see “Where You Can Find More Information.”

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(millions, except as noted)
Revenues and Income
Total Revenues	$759	$1,379	$5,101	$5,015	$4,223	$3,404	$2,713
Income (Loss) from Continuing Operations	(22)	200	1,214	907	965	412	631
Net Income (Loss)	(22)	200	1,214	978	1,027	453	725
Per Share Data
Earnings (Loss) Per Share— Basic Net Income	$(0.06)	$(0.56)	$3.36	$2.72	$2.89	$1.28	$2.07
Earnings (Loss) Per Share— Diluted Net Income	(0.06)	(0.55)	3.27	2.69	2.86	1.27	2.05
Weighted Average Shares Outstanding
Basic	370	360	361	359	356	353	350
Diluted	370	365	367	363	359	357	354
Cash Flows
Net Cash Provided by Operating Activities	$541	$929	$3,506	$2,937	$2,933	$2,170	$1,946
Additions to Property, Plant and Equipment	1,111	1,158	4,871	3,947	3,650	2,594	1,885
Acquisitions	—	—	—	—	—	527	458
Proceeds from Divestitures	119	92	321	327	1,160	77	564

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(millions, except as noted)
Financial Position
Cash and Cash Equivalents	$1,709	$1,354	$1,183	$1,117	$1,387	$1,455	$1,081
Property, Plant, and Equipment, Net	18,462	16,117	18,143	15,725	13,551	12,782	10,264
Goodwill	617	621	620	627	635	696	696
Total Assets	23,261	20,192	22,553	19,642	17,554	16,444	13,282
Long-Term Obligations
Long-Term Debt	6,113	5,011	6,103	4,566	3,736	4,100	2,272
Deferred Income Taxes	2,491	2,449	2,516	2,441	2,218	2,059	2,110
Asset Retirement Obligations	706	616	670	547	333	344	208
Other	451	556	417	562	477	408	422
Stockholders’ Equity	11,357	9,361	10,325	9,184	8,258	7,265	6,848
Proved Reserves
Crude Oil and Condensate Reserves (MMBbls)	—	—	304	322	268	277	284
Natural Gas Reserves (Bcf)	—	—	5,833	5,828	4,964	5,043	4,361
NGL Reserves (MMBbls)	—	—	128	113	89	92	81
Total Reserves (MMBoe)	—	—	1,404	1,406	1,184	1,209	1,092

Number of Employees	—	—	2,735	2,527	2,190	1,876	1,772

Selected Historical Financial Data of Rosetta

The selected historical consolidated financial data of Rosetta for each of the years ended December 31, 2014, 2013 and 2012 and as of December 31, 2014 and 2013 have been derived from Rosetta’s audited consolidated financial statements and related notes thereto contained in Rosetta’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference into this prospectus. The financial data for the three months ended March 31, 2015 and March 31, 2014 and as of March 31, 2015 have been derived from Rosetta’s unaudited interim consolidated financial statements and related notes thereto contained in Rosetta’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, which is incorporated by reference into this prospectus.

The selected historical consolidated financial data for the years ended December 31, 2011 and 2010 and as of December 31, 2012, 2011 and 2010 have been derived from Rosetta’s audited consolidated financial statements as of and for such years, which have not been incorporated by reference into this prospectus. The selected historical consolidated financial data as of March 31, 2014 have been derived from Rosetta’s unaudited interim consolidated financial statements and related notes thereto contained in Rosetta’s Quarterly Report on Form 10-Q for the three months ended March 31, 2014, which has not been incorporated by reference into this prospectus. The information set forth below is only a summary and is not necessarily indicative of the results of future operations of Rosetta or the combined company, and you should read the following information together with (i) Rosetta’s audited consolidated financial statements, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Rosetta’s Annual Report on Form 10-K for the year ended December 31, 2014, which is incorporated by reference herein and (ii) Rosetta’s unaudited interim consolidated financial statements, the related notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in Rosetta’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015, which is incorporated by reference herein. For more information, see “Where You Can Find More Information.”

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012	2011	2010
	(In thousands, except per share data)
Operating Data:
Total revenues	$173,144	$214,566	$1,304,679	$814,018	$613,499	$446,200	$308,430
Net (loss) income	(539,674)	35,243	313,562	199,352	159,295	100,546	19,046
Net (loss) Income per share:
Basic	$(8.42)	$0.57	$5.10	$3.40	$3.03	$1.93	$0.37
Diluted	(8.42)	0.57	5.09	3.39	3.01	1.91	0.37
Cash dividends declared and paid per common share:	$—	$—	$—	$—	$—	$—	$—
Balance Sheet Data (At the end of the period):
Total assets	$3,526,455	$3,493,869	$4,250,667	$3,276,618	$1,415,416	$1,065,345	$989,440
Long-term debt	1,840,000	1,560,000	2,000,000	1,500,000	410,000	230,000	350,000
Total other long-term liabilities	27,495	165,180	230,784	154,157	17,570	14,949	28,275
Stockholders’ equity	1,342,254	1,385,012	1,669,113	1,348,334	803,999	632,836	528,816

Selected Unaudited Pro Forma Condensed

Combined Consolidated Financial Data

The following selected unaudited pro forma condensed combined consolidated statements of operations data for the combined company for the three months ended March 31, 2015 and year ended December 31, 2014 have been prepared to give effect to the merger and the transactions related thereto and completion of the exchange offers, assuming all of the Rosetta Notes are validly tendered for exchange for Noble Notes prior to the Early Consent Date and accepted for exchange by us, as if the merger and completion of the exchange offers had been completed on January 1, 2014. The unaudited pro forma condensed combined consolidated balance sheet data for the combined company at March 31, 2015 has been prepared to give effect to the merger and the transactions related thereto and completion of the exchange offers, assuming all of the Rosetta Notes are validly tendered for exchange for Noble Notes prior to the Early Consent Date and accepted for exchange by us, as if the merger and the exchange offers were completed on March 31, 2015.

The following selected unaudited pro forma condensed combined consolidated financial data is not necessarily indicative of the results that might have occurred had the merger and the exchange offers taken place on January 1, 2014 for statements of operations purposes, or on March 31, 2015 for balance sheet purposes, and is not intended to be an indication of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.” The following selected unaudited pro forma condensed combined consolidated financial information should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this prospectus.

	Three Months Ended March 31, 2015	Year Ended December 31, 2014
	(in millions, except per share amounts)
Pro Forma Statement of Operations Data
Oil, Gas and NGL Sales	$866	$5,942
Net Income (Loss)	(27)	1,607
Earnings (Loss) Per Share, Basic	(0.07)	4.01
Earnings (Loss) Per Share, Diluted	(0.07)	3.94

At March 31, 2015
(in millions)
Pro Forma Balance Sheet Data
Cash and Cash Equivalents	$1,705
Total Assets	27,612
Long-Term Debt	8,047
Stockholder’s Equity	13,186

Summary Pro Forma Oil, Natural Gas and NGL Reserve Information

The following table presents a summary of the estimated pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves as of December 31, 2014, giving effect to the merger as if the merger was completed on January 1, 2014.

The following estimated pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves is not necessarily indicative of the results that might have occurred had the merger taken place on January 1, 2014 and is not intended to be an indication of future results. Future results may vary significantly from the results reflected because of various factors, including those discussed in the section entitled “Risk Factors.” The following summary estimated pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves should be read in conjunction with the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this prospectus.

	Estimated Quantities of Reserves as of December 31, 2014
	Noble Historical United States	Rosetta Historical	Noble Pro Forma Combined United States	Noble Historical Equatorial Guinea	Noble Historical Israel	Noble Historical Other Int’l	Noble Pro Forma Combined Total
Proved Developed Reserves
Crude Oil and Condensate (MMBbls)	119	31	150	52	—	3	205
Natural Gas and Casinghead Gas (Bcf)	1,459	332	1,791	377	1,973	—	4,141
NGLs (MMBbls)	64	52	116	8	—	—	124

Proved Undeveloped Reserves
Crude Oil and Condensate (MMBbls)	117	37	154	13	—	—	167
Natural Gas and Casinghead Gas (Bcf)	1,345	323	1,668	236	443	—	2,347
NGLs (MMBbls)	49	52	101	7	—	—	108

Comparative Per Share Data

The following table shows per share data regarding earnings (losses) from continuing operations, book value per share and cash dividends for Noble and Rosetta on a historical and pro forma combined basis. The pro forma earnings (losses) from continuing operations information was computed as if the merger had been completed on January 1, 2014. The pro forma book value per share information was computed as if the merger had been completed on March 31, 2015.

The following comparative per share data is derived from the historical consolidated financial statements of each of Noble and Rosetta. The information below should be read in conjunction with “Unaudited Pro Forma Condensed Combined Financial Information.”

	As of and for the Year Ended December 31, 2014	As of and for the Three Months Ended March 31, 2015
	(Audited)	(Unaudited)
Noble Energy, Inc.
Earnings (Loss) Per Share, Basic	$3.36	$(0.06)
Earnings (Loss) Per Share, Diluted	$3.27	$(0.06)
Book value per share	$28.51	$29.35
Cash dividends	$0.68	$0.18

Rosetta Resources Inc.
Earnings (Loss) Per Share, Basic	$5.10	$(8.42)
Earnings (Loss) Per Share, Diluted	$5.09	$(8.42)
Book value per share	$27.13	$18.17
Cash dividends	—	—

Pro Forma Combined (Unaudited)
Earnings (Loss) Per Share, Basic	$4.01	$(0.07)
Earnings (Loss) Per Share, Diluted	$3.94	$(0.07)
Book value per share	—	$30.88
Cash dividends	—	$0.16

RISK FACTORS

In addition to the other information included or incorporated by reference in this prospectus, including the matters addressed in “Cautionary Statement Regarding Forward Looking Statements,” you should carefully consider the following risks before making an investment decision in any of the exchange offers and consent solicitations. In addition, you should read and carefully consider the risks associated with each of Noble and Rosetta and their respective businesses. These risks can be found in Noble’s and Rosetta’s respective reports filed with the SEC and incorporated by reference in this prospectus, including Noble’s and Rosetta’s Annual Reports on Form 10-K for the year ended December 31, 2014. For further information regarding the documents incorporated into this prospectus by reference, please see the section entitled “Where You Can Find More Information.” Realization of any of the risks described below, any of the events described under “Cautionary Statement Regarding Forward-Looking Statements” or any of the risks or events described in the documents incorporated by reference could have a material adverse effect on Noble’s, Rosetta’s or the combined company’s businesses, financial condition, cash flows and results of operations.

Risks Related to the Noble Notes

An active trading market for the Noble Notes of any of the series may not develop.

Each series of Noble Notes is a new issue of securities with no established trading market, and we do not intend to list the Noble Notes of any series on any securities exchange or automated quotation system. As a result, an active trading market for the Noble Notes of any series may not develop, or if one does develop, it may not be sustained. If an active trading market fails to develop or cannot be sustained, you may not be able to resell your Noble Notes at their fair market value or at all.

The Noble Notes do not restrict our ability to incur additional debt or prohibit us from taking other actions that could negatively impact holders of the Noble Notes.

We are not restricted under the terms of the Noble Notes or the Noble Indenture from incurring additional debt. As of March 31, 2015, we had approximately $4.0 billion of additional borrowing capacity under our revolving credit facility, subject to specific requirements, including compliance with financial covenants in our bank credit agreements. Although Noble Indenture limits our ability to issue secured debt without also securing the Noble Notes, these limitations are subject to a number of exceptions.

The Noble Notes are structurally junior to the existing and future liabilities of our subsidiaries and effectively junior to our secured debt to the extent of the assets securing the same.

Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the Noble Notes. In addition, any payment of dividends, loans, or advances by our subsidiaries could be subject to statutory or contractual restrictions. Payments to us by our subsidiaries will also be contingent upon the subsidiaries’ earnings and business considerations. Our right to receive any assets of any of our subsidiaries upon their bankruptcy, liquidation or reorganization, and therefore the right of the holders of the Noble Notes to participate in those assets, will be structurally subordinated to the claims of that subsidiary’s creditors and preferred equity holders. At March 31, 2015, after giving pro forma effect to the merger and the transactions related thereto and completion of the exchange offers, assuming all of the Rosetta Notes are exchanged for Noble Notes prior to the Early Consent Date, our subsidiaries would have had no indebtedness for borrowed money or preferred equity outstanding, and approximately $2.3 billion of other liabilities (excluding intercompany loans) outstanding, to which the Noble Notes would have been structurally subordinated.

The Noble Notes are our unsecured obligations and will rank equally in right of payment with all of our other existing and future unsecured, unsubordinated obligations. The Noble Notes are not secured by any of our assets. Claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the Noble Notes with respect to those assets. As of the date of this prospectus we had no secured debt outstanding.

There are limited covenants in the Noble Indenture.

Neither we nor any of our subsidiaries is restricted from incurring additional debt or other liabilities, including additional senior debt, under the Noble Indenture. If we incur additional debt or liabilities, our ability to pay our obligations on the Noble Notes could be adversely affected. We expect that we will from time to time incur additional debt and other liabilities. In addition, we are not restricted under the Noble Indenture from granting security interests over our assets, except to the extent described under “Description of Noble Notes—Certain Covenants—Limitations on Liens” in this prospectus, or from paying dividends, making investments or issuing or repurchasing our securities.

Risks Related to the Exchange Offers and the Consent Solicitations

The proposed amendments to the Rosetta Indentures will afford reduced protection to remaining holders of Rosetta Notes.

If the proposed amendments to the Rosetta Indenture with respect to a series of Rosetta Notes is adopted, the covenants of that series of Rosetta Notes will be materially less restrictive and will afford significantly reduced protection to holders of that series of Rosetta Notes compared to the covenants and other provisions currently contained in the Rosetta Indenture governing that series of Rosetta Notes.

The proposed amendments to the Rosetta Indentures would, among other things, permit Noble’s filing of its periodic reports under the Exchange Act to satisfy all obligations under the reporting covenant and eliminate the limitation on restricted payments, eliminate the limitation on affiliate transactions, eliminate the limitation on indebtedness and preferred stock covenant, eliminate the limitation on restrictions on distributions from restricted subsidiaries covenant, eliminate the limitation on sales of assets and subsidiary stock covenant and eliminate the limitation on liens covenant.

If the proposed amendments are adopted with respect to a series of Rosetta Notes, each non-exchanging holder of that series will be bound by the proposed amendments even if that holder did not consent to the proposed amendments. These amendments could permit us to take certain actions previously prohibited that could adversely affect the liquidity, market price and price volatility of the Rosetta Notes or otherwise be adverse to the interests of the holders of the Rosetta Notes.

The liquidity of the Rosetta Notes that are not exchanged will be reduced.

The trading market for unexchanged Rosetta Notes may become more limited and could cease to exist due to the reduction in the amount of the Rosetta Notes outstanding upon consummation of the exchange offers. A more limited trading market might adversely affect the liquidity, market price and price volatility of the Rosetta Notes. If a market for unexchanged Rosetta Notes continues to exist, such Rosetta Notes may trade at a discount to the price at which they would trade if the amount outstanding were not reduced and at a discount to the price of the corresponding Noble Notes, depending on prevailing interest rates, the market for similar securities and other factors. However, there can be no assurance that an active market in the unexchanged Rosetta Notes will exist or be maintained or as to the prices at which the unexchanged Rosetta Notes may be traded.

The rating agencies may cease to rate the Rosetta Notes.

If the size of the remaining outstanding Rosetta Notes falls below the threshold of one or more credit rating agencies, such agencies may cease to provide a credit rating for the applicable Rosetta Notes.

The price at which you will be able to sell your Noble Notes prior to maturity will depend on a number of factors affecting fixed income investments.

We believe that the value of the Noble Notes in any secondary market will be affected by the supply of, and demand for, the Noble Notes, interest rates and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the Noble Notes of a change in a specific factor, assuming all other conditions remain constant.

•	United States Interest Rates. We expect that the market value of the Noble Notes will be affected by changes in United States interest rates. In general, if United States interest rates increase, the market value of the Noble Notes may decrease. We cannot predict the future level of market interest rates.

•	Our Credit Rating, Financial Condition and Results of Operations. We expect that each series of Noble Notes will be rated by one or more nationally recognized statistical rating organizations. Any rating agency that rates the Noble Notes may lower its rating or decide not to rate the Noble Notes in its sole discretion. Actual or anticipated changes in our credit ratings, financial condition or results of operations may affect the market value of the Noble Notes. In general, if our credit rating is downgraded, the market value of the Noble Notes may decrease. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating agency. No person is obligated to maintain any rating on the Noble Notes, and we therefore cannot assure you that the ratings assigned to the Noble Notes will not be lowered or withdrawn by the assigning rating agency at any time thereafter.

Furthermore, the credit ratings assigned to the Noble Notes may not reflect the potential impact of all risks related to trading markets, if any, for, or trading value of, your Noble Notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, your Noble Notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the Noble Notes and the suitability of investing in the Noble Notes in light of your particular circumstances.

The exchange offers and consent solicitations may be terminated or delayed.

The consummation of the exchange offers is subject to, and conditioned upon, among other things, consummation of the merger and the receipt of valid consents to the proposed amendments from the holders of a majority in outstanding principal amount of each series of Rosetta Notes. Even if each of the exchange offers and consent solicitations are completed, the exchange offers and consent solicitations may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offers and consent solicitations may have to wait longer than expected to receive their Noble Notes and the cash consideration during which time those holders of Rosetta Notes will not be able to effect transfers of their Rosetta Notes tendered for exchange.

You may not receive new Noble Notes in the exchange offers if the procedures for the exchange offers are not followed.

We will issue the Noble Notes in exchange for your Rosetta Notes only if you tender your Rosetta Notes and deliver a properly completed and duly executed letter of transmittal and consent or the electronic transmittal through DTC’s ATOP and other required documents before the Expiration Date. You should allow sufficient time to ensure timely delivery of the necessary documents. None of Noble, Rosetta, the exchange agent, the information agent, the Rosetta Trustee, the Noble Trustee or the dealer managers or any other person is under any duty to give notification of defects or irregularities with respect to the tenders of Rosetta Notes for exchange.

The consideration to be received in the exchange offers does not reflect any valuation of the Rosetta Notes or the Noble Notes and is subject to market volatility.

We have made no determination that the consideration to be received in the exchange offers represents a fair valuation of either the Rosetta Notes or the Noble Notes. Neither Noble nor Rosetta has obtained a fairness opinion from any financial advisor about the fairness to us or to you of the consideration to be received by holders of Rosetta Notes. None of Noble, Rosetta, the exchange agent, the information agent, the Rosetta

Trustee, the Noble Trustee or the dealer managers makes any recommendation as to whether holders of Rosetta Notes should exchange their notes in any of the exchange offers or deliver consents to the proposed amendments to any of the Rosetta Indentures, and no one has been authorized by any of them to make such a recommendation.

Risks Related to the Merger

The merger and related transactions are subject to approval by Rosetta stockholders.

In order for the merger to be completed, the Rosetta stockholders must adopt the merger agreement, which requires the approval of the holders of a majority of the outstanding shares of Rosetta common stock entitled to vote on the merger proposal as of the record date for the Rosetta special meeting. The closing of the merger is a condition to the consummation of the exchange offers.

The merger is subject to conditions, including certain conditions that may not be satisfied, or completed on a timely basis, if at all.

The merger is subject to a number of other conditions beyond Noble’s and Rosetta’s control that may prevent, delay or otherwise materially adversely affect its completion, including the approval of the merger proposal by Rosetta’s stockholders. Neither Noble nor Rosetta can predict whether and when these other conditions will be satisfied. Any delay in completing the merger could cause the combined company not to realize some or all of the synergies expected to be achieved if the merger is successfully completed within its expected time frame.

The obligations of Noble and Rosetta to complete the merger are each subject to the satisfaction (or waiver by both Rosetta and Noble) of the following conditions:

•	approval of the merger proposal by vote of the holders of a majority of the outstanding shares of Rosetta common stock;

•	absence of any law, order, judgment or injunction prohibiting consummation of the merger;

•	effectiveness of a registration statement on Form S-4 in connection with the issuance of the Noble common shares to be issued pursuant to the merger under the Securities Act and no stop order suspending the effectiveness of the registration statement has been issued and no proceedings for that purpose have been initiated or threatened by the SEC;

•	approval of the new shares of Noble common stock deliverable to the holders of shares of Rosetta common stock for listing on the NYSE, subject to official notice of issuance;

•	performance of and compliance with each and all of the agreements and covenants of each party to be performed and complied with pursuant to the merger agreement on or prior to the closing of the merger in all material respects;

•	the representations and warranties of the other party in the merger agreement being true and correct both when made and as of the closing of the merger, subject to certain materiality and material adverse effect qualifications;

•	receipt of a certificate signed by the chief executive officer of the other party, dated as of the closing date, certifying that the two preceding conditions have been satisfied; and

•	receipt of a legal opinion of the other party’s counsel, to the effect that, on the basis of facts, representations, assumptions, and exclusions set forth or referred to in such opinion, the merger and the second merger, considered together, will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code.

There can be no guarantee that these conditions will be satisfied, or completed on a timely basis, if at all.

Noble and Rosetta will incur substantial transaction fees and merger-related costs in connection with the merger.

Noble and Rosetta expect to incur non-recurring transaction fees totaling approximately $53 million, which includes legal and advisory fees and substantial merger-related costs associated with completing the merger, combining the operations of the two companies and achieving desired synergies. Additional unanticipated costs may be incurred in the course of the integration of the businesses of Noble and Rosetta. The companies cannot be certain that the realization of other benefits related to the integration of the two businesses will offset the transaction and merger-related costs in the near term, or at all.

Completion of the merger may trigger change in control or other provisions in certain agreements to which Rosetta is a party.

The completion of the merger may trigger change in control or other provisions in certain agreements to which Rosetta is a party, including under the Rosetta Indentures. If Noble and Rosetta are unable to negotiate waivers of those provisions, the counterparties may exercise their rights and remedies under the agreements, potentially terminating the agreements or seeking monetary damages. Even if Noble and Rosetta are able to negotiate waivers, the counterparties may require a fee for such waivers or seek to renegotiate the agreements on terms less favorable to Rosetta or the combined company.

Noble may need to obtain new financing in connection with the termination of Rosetta’s existing credit facility or the exchange offers, which new financing may be costly or time-consuming to obtain.

In connection with the merger and these exchange offers, Noble may determine to terminate Rosetta’s existing credit facility. Noble intends to finance the exchange offers or other transactions with respect to the Rosetta Notes, and the related fees, commissions and expenses with a combination of funds available at Noble (including funds available under Noble’s existing credit facilities) and, to the extent necessary, new financing. There is no assurance that any new financing will be obtained on desired terms and within a desired timeframe or will not contain terms, conditions or restrictions that would be detrimental to Noble after the completion of the merger. There are no financing conditions to the merger and the merger is not conditioned upon the completion of the exchange offers or other transactions with respect to the Rosetta Notes or the Rosetta credit facility.

If completed, the merger may not achieve its intended results, and Noble and Rosetta may be unable to successfully integrate their operations.

Noble and Rosetta entered into the merger agreement with the expectation that the merger will result in various benefits, including, among other things, expanding Noble’s asset base and creating synergies. Achieving the anticipated benefits of the merger is subject to a number of uncertainties, including whether the businesses of Noble and Rosetta can be integrated in an efficient and effective manner.

It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, the disruption of each company’s ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect the combined company’s ability to achieve the anticipated benefits of the merger. The combined company’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur prior to the closing of the merger. The companies may have difficulty addressing possible differences in corporate cultures and management philosophies. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect the combined company’s future business, financial condition, operating results and prospects.

The results of operations of the combined company after the merger may be affected by factors different from those affecting Rosetta or Noble currently.

The businesses of Noble and Rosetta differ in some respects and, accordingly, the results of operations of the combined company following the merger may be affected by factors different from those currently affecting the independent results of operations and market prices of Noble and Rosetta. For a discussion of the businesses of Noble and Rosetta and of certain factors to consider in connection with those businesses, see the documents incorporated by reference in this document and referred to under “Where You Can Find More Information.”

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the size of the business of the combined company and the basins in which it operates will increase beyond the current size of either Noble’s or Rosetta’s business or the respective basins in which they currently operate. The combined company’s future success depends, in part, upon its ability to manage this expanded business, which will pose challenges for management, including challenges related to the management and monitoring of new operations. There can be no assurances that the combined company will be successful or that it will realize the expected operating efficiencies, cost savings, revenue enhancements and other benefits currently anticipated from the merger.

The combined company is expected to incur expenses related to the integration of Noble and Rosetta.

The combined company is expected to incur expenses in connection with the integration of Noble and Rosetta. There are a large number of processes, policies, procedures, operations, technologies and systems that must be integrated, including purchasing, accounting and finance, sales, billing, payroll, pricing, revenue management, maintenance, marketing and benefits. While Noble and Rosetta have assumed that a certain level of expenses will be incurred, there are many factors beyond their control that could affect the total amount or the timing of the integration expenses. Moreover, many of the expenses that will be incurred are, by their nature, difficult to estimate accurately. These integration expenses likely will result in the combined company taking charges against earnings following the completion of the merger, and the amount and timing of such charges are uncertain at present.

Uncertainties associated with the merger may cause a loss of management personnel and other key employees, which could adversely affect the future business and operations of the combined company.

Noble and Rosetta are dependent on the experience and industry knowledge of their officers and other key employees to execute their business plans. Each company’s success until the merger and the combined company’s success after the merger will depend in part upon the ability of Noble and Rosetta to retain key management personnel and other key employees. Current and prospective employees of Noble and Rosetta may experience uncertainty about their roles within the combined company following the merger, which may have an adverse effect on the ability of Noble and Rosetta to attract or retain key management and other key personnel. Accordingly, no assurance can be given that the combined company will be able to attract or retain key management personnel and other key employees of Noble and Rosetta to the same extent that Noble and Rosetta have previously been able to attract or retain their own employees.

The pro forma financial statements included in this prospectus are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the merger.

The pro forma financial statements contained in this prospectus are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the merger for several reasons. See “Unaudited Pro Forma Condensed Combined Financial Information.” The actual financial condition and results of operations of the combined company following the merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.

Following the closing of the merger, Noble will incorporate Rosetta’s hedging activities into Noble’s business, and Noble may be exposed to additional commodity price risks arising from such hedges.

To mitigate its exposure to changes in commodity prices, Rosetta hedges oil, natural gas and NGL prices from time to time, primarily through the use of certain derivative instruments, including fixed price swaps, basis swaps and costless collars. Noble will bear the economic impact of all of Rosetta’s current hedges following the closing of the merger. Actual crude oil, natural gas and NGL prices may differ from the combined company’s expectations and, as a result, such hedges may or may not have a negative impact on Noble’s business.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our historical ratio of earnings to fixed charges for the periods indicated, together with a pro forma ratio of earnings to fixed charges for the three months ended March 31, 2015 and the year ended December 31, 2014, giving effect to the merger and the transactions related thereto and completion of the exchange offers, assuming all of the Rosetta Notes are validly tendered for exchange for Noble Notes prior to the Early Consent Date and accepted for exchange by us, as if they had occurred on January 1, 2014. These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Noble and Rosetta for the periods presented and the section entitled “Unaudited Pro Forma Condensed Combined Financial Information” and related notes included in this prospectus.

	Pro Forma Three Months Ended March 31,	Three Months Ended March 31,	Pro Forma Year Ended December 31,	Year Ended December 31,
	2015	2015	2014	2014	2013	2012	2011	2010
			(in millions except for the Ratio of Earnings to Fixed Charges)
Earnings:
Income (Loss) From Continuing Operations Before Income Tax and Income from Equity Investees	$(69)	$(60)	$2,152	$1,540	$1,138	$1,170	$309	$730
Add (Deduct)
Fixed Charges	129	100	459	349	296	288	207	148
Capitalized Interest	(42)	(36)	(148)	(116)	(121)	(151)	(132)	(67)
Distributed Income from Equity Investees	4	4	382	382	204	204	225	139

Earnings as Defined	$22	$8	$2,845	$2,155	$1,517	$1,511	$609	$950

Fixed Charges:
Net Interest Expense	79	57	285	210	158	125	65	72
Capitalization Interest	42	36	148	116	121	151	132	67
Interest Portion of Rental Expense	8	7	26	23	17	12	10	9

Fixed Charges	$129	$100	$459	$349	$296	$288	$207	$148

Ratio of Earnings to Fixed Charges	0.2	0.1	6.2	6.2	5.1	5.2	2.9	6.4
Amount by Which Earnings Were Insufficient to Cover Fixed Charges	$107	$92	$—	$—	$—	$—	$—	$—

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of Noble and Rosetta, and has been adjusted to reflect the merger and the transactions related thereto and completion of the exchange offers, assuming all of the Rosetta Notes are validly tendered for exchange for Noble Notes prior to the Early Consent Date and accepted for exchange by us. Certain of Rosetta’s historical amounts have been reclassified to conform to Noble’s financial statement presentation. The unaudited pro forma combined balance sheet as of March 31, 2015 gives effect to the merger and the transactions related thereto and completion of the exchange offers as if they had occurred on March 31, 2015. The unaudited pro forma combined statements of operations for the three months ended March 31, 2015 and the year ended December 31, 2014 both give effect to the merger and the transactions related thereto and completion of the exchange offers as if they had occurred on January 1, 2014.

The unaudited pro forma combined financial statements reflect the following merger-related pro forma adjustments, based on available information and certain assumptions that Noble believes are reasonable:

•	Noble’s merger with Rosetta, which will be accounted for using the acquisition method of accounting;

•	adjustments to conform Rosetta’s historical accounting policies related to oil and natural gas properties from the full cost method of accounting to the successful efforts method of accounting used by Noble;

•	the exchange of Rosetta’s outstanding equity awards, including restricted stock awards, vested stock options and performance share units, for similar Noble awards;

•	the assumption of liabilities for transaction-related expenses; and

•	the recognition of estimated tax impacts of the pro forma adjustments.

Assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial information. In Noble’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made.

The unaudited pro forma combined financial information does not purport to represent what Noble’s financial position or results of operations would have been had the merger and the exchange offers actually been consummated on the assumed dates nor is it indicative of Noble’s future financial position or results of operations. The unaudited pro forma combined financial information does not reflect future events that may occur after the merger and completion of the exchange offers, including, but not limited to, the anticipated realization of ongoing savings from operating efficiencies. These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Noble and Rosetta for the periods presented.

Noble Energy, Inc.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2015

(In millions, except per share amounts)

	Noble Historical	Rosetta Historical	Pro Forma Adjustments		Noble Pro Forma Combined
Current Assets
Cash and Cash Equivalents	$1,709	$9	$(13	)(d)	$1,705
Accounts Receivable, net	769	92	—		861
Commodity Derivative Assets, Current	661	210	—		871
Other Current Assets	259	14	(5	)(d)	268

Total Current Assets	3,398	325	(18)		3,705
Property, Plant and Equipment
Oil and Gas Properties	26,337	6,327	(2,627	)(a)	30,037
Property, Plant and Equipment, Other	684	34	—		718

Total Property, Plant and Equipment, Gross	27,021	6,361	(2,627)		30,755
Accumulated Depreciation, Depletion and Amortization	(8,559)	(3,333)	3,333	(b)	(8,559)

Total Property, Plant and Equipment, Net	18,462	3,028	706		22,196
Goodwill	617	—	243	(a)	860
Other Noncurrent Assets	784	173	(85	)(c)	851
			(21	)(d)

Total Assets	$23,261	$3,526	$825		$27,612

Current Liabilities
Accounts Payable—Trade	1,269	11	—		1,280
Other Current Liabilities	874	306	66	(e)	1,246

Total Current liabilities	2,143	317	66		2,526
Long-Term Debt	6,113	1,840	94	(a)	8,047
Deferred Income Taxes, Noncurrent	2,491	—	(82	)(a)(c)	2,652
			243	(a)(c)
Other Noncurrent Liabilities	1,157	27	17	(a)	1,201

Total Liabilities	$11,904	$2,184	$338		$14,426

Stockholders’ Equity
Preferred Stock	—	—	—		—
Common Stock	4	—	—	(f)	4
Additional Paid in Capital	4,761	1,406	(1,406	)(g)	6,648
			1,887	(f)
Accumulated Other Comprehensive Loss	(97)	—	—		(97)
Treasury Stock	(683)	(28)	28	(g)	(683)
Retained Earnings	7,372	(36)	36	(g)	7,314
			(58	)(e)

Total Stockholders’ Equity	$11,357	$1,342	$487		$13,186

Total Liabilities and Shareholders’ Equity	$23,261	$3,526	$825		$27,612

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Noble Energy, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For The Three Months Ended March 31, 2015

(In millions, except per share amounts)

	Noble Historical	Rosetta Historical	Pro Forma Adjustments		Noble Pro Forma Combined
Revenues
Oil, Gas and NGL Sales	$740	$126	$—		$866
Income from Equity Method Investees	18	—	—		18
Other	1	—	—		1

Total	759	126	—		885
Costs and Expenses
Production Expense	245	55	—		300
Exploration Expense	65	—	2	(h)	67
Depreciation, Depletion and Amortization	454	101	(44	)(i)	511
General and Administrative	94	22	—		116
Asset Impairments	27	798	(798	)(j)	27
Other Operating Expense, Net	8	9	16	(k)	33

Total	893	985	(824)		1,054

Operating Income (Loss)	(134)	(859)	824		(169)
Other (Income) Expense
(Gain) Loss on Commodity Derivative Instruments	(150)	(48)	—		(198)
Interest, Net of Amount Capitalized	57	22	—		79
Other Non-Operating (Income) Expense, Net	1	—	—		1

Total	(92)	(26)	—		(118)

Income (Loss) Before Income Taxes	(42)	(833)	824		(51)

Income Tax (Benefit) Provision	(20)	(294)	290	(l)	(24)

Net Income (Loss)	$(22)	$(539)	$534		$(27)

Earnings (Loss) Per Share, Basic	$(0.06)				$(0.07)
Earnings (Loss) Per Share, Diluted	$(0.06)				$(0.07)

Weighted Average Number of Shares Outstanding
Basic	370		40	(m)	410
Diluted	370		40	(n)	410

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Noble Energy, Inc.

Unaudited Pro Forma Condensed Combined Statement of Operations

For The Year Ended December 31, 2014

(In millions, except per share amounts)

	Noble Historical	Rosetta Historical	Pro Forma Adjustments		Noble Pro Forma Combined
Revenues
Oil, Gas and NGL Sales	$4,931	$1,011	$—		$5,942
Income from Equity Method Investees	170	—	—		170
Other	—	—	—		—

Total	5,101	1,011	—		6,112
Costs and Expenses
Production Expense	958	228	—		1,186
Exploration Expense	498	—	10	(h)	508
Depreciation, Depletion and Amortization	1,759	416	(184	)(i)	1,991
General and Administrative	503	79	—		582
Gain on Divestitures	(73)	—	—		(73)
Asset Impairments	500	—	51	(j)	551
Other Operating Expense, Net	38	6	—		44

Total	4,183	729	(123)		4,789

Operating Income (Loss)	918	282	123		1,323
Other (Income) Expense
(Gain) Loss on Commodity Derivative Instruments	(976)	(294)	—		(1,270)
Interest, Net of Amount Capitalized	210	75	—		285
Other Non-Operating (Income) Expense, Net	(26)	12	—		(14)

Total	(792)	(207)	—		(999)

Income (Loss) Before Income Taxes	1,710	489	123		2,322

Income Tax (Benefit) Provision	496	175	44	(l)	715

Net Income (Loss)	$1,214	$314	$79		$1,607

Earnings (Loss) Per Share, Basic	$3.36				$4.01
Earnings (Loss) Per Share, Diluted	$3.27				$3.94

Weighted Average Number of Shares Outstanding
Basic	361		40	(m)	401
Diluted	367		41	(m)	408

The accompanying notes are an integral part of these unaudited pro forma financial statements.

Noble Energy, Inc. Notes to Unaudited Pro Forma Combined Financial Statements

Note 1. Basis of Presentation

The unaudited pro forma combined financial information has been derived from the historical consolidated financial statements of Noble and Rosetta. Certain of Rosetta’s historical amounts have been reclassified to conform to Noble’s financial statement presentation. The unaudited pro forma combined balance sheet as of March 31, 2015 gives effect to the merger and the transactions related thereto and completion of the exchange offers as if they had occurred on March 31, 2015. The unaudited pro forma combined statements of operations for the three months ended March 31, 2015 and the year ended December 31, 2014 both give effect to the merger and the transactions related thereto and completion of the exchange offers as if they had occurred on January 1, 2014.

The unaudited pro forma combined financial statements reflect pro forma adjustments that are described in the accompanying notes and are based on available information and certain assumptions that Noble believes are reasonable, however, actual results may differ from those reflected in these statements. In Noble’s opinion, all adjustments that are necessary to present fairly the pro forma information have been made. The following unaudited pro forma combined statements do not purport to represent what Noble’s financial position or results of operations would have been if the transactions had actually occurred on the dates indicated above, nor are they indicative of Noble’s future financial position or results of operations. These unaudited pro forma combined financial statements should be read in conjunction with the historical consolidated financial statements and related notes of Noble and Rosetta for the periods presented.

The unaudited pro forma combined financial information includes adjustments to conform Rosetta’s accounting policies for oil and gas properties to the successful efforts method. Rosetta follows the full cost method of accounting for oil and gas properties, while Noble follows the successful efforts method of accounting for oil and gas properties. Certain costs that are capitalized under the full cost method are expensed under the successful efforts method, including unsuccessful exploration drilling costs, geological and geophysical costs, delay rental on leases and general and administrative expenses directly related to exploration and development activities. Under the successful efforts method of accounting, property acquisition costs are amortized on a units-of-production basis over total proved reserves, while costs of wells and related equipment and facilities are amortized on a units-of-production basis over the life of the proved developed reserves. Under the full cost method of accounting, property acquisition costs, costs of wells, related equipment and facilities and future development costs are all included in a single full cost pool, which is amortized on a units-of-production basis over total proved reserves. Additionally, the pro forma financial information has eliminated Rosetta’s impairments calculated in accordance with the full cost method and has included only impairments of oil and gas properties consistent with the successful efforts method.

Note 2. Unaudited Pro Forma Combined Balance Sheet

The merger will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of March 31, 2015 using currently available information. Due to the fact that the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein. Noble expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the proposed transaction.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

•	changes in the estimated fair value of Noble’s common stock consideration transferred to Rosetta’s stockholders, based on Noble’s share price at the date of closing;

•	changes in the estimated fair value of Rosetta’s assets acquired and liabilities assumed as of the date of the transaction, which could result from changes in future oil and gas commodity prices, reserve estimates, interest rates, and other factors; and

•	the tax bases of Rosetta’s assets and liabilities as of the closing date of the transaction.

The preliminary consideration to be transferred, fair value of assets acquired and liabilities assumed and resulting goodwill expected to be recorded is as follows:

Preliminary Purchase Price Allocation (In millions)
Consideration:
Fair value of Noble’s common stock to be issued (1)	$1,878
Fair value of Rosetta restricted stock awards and PSU’s to be assumed by Noble (2)	39
Fair value of Rosetta options to be assumed by Noble (3)	1

Total Consideration	$1,918
Fair value of liabilities assumed:
Accounts Payable-Trade	$11
Other Current Liabilities	233
Deferred Income Taxes, Current	73
Deferred Income Taxes, Noncurrent	164
Long-Term Debt	1,934
Asset Retirement Obligations	36
Other Noncurrent Liabilities	8

Amount attributable to liabilities assumed as of March 31, 2015	$2,459
Fair value of assets acquired
Cash and Cash Equivalents	$9
Accounts Receivable, net	92
Other Current Assets	9
Commodity Derivative Assets	272
Oil and Gas Properties	3,687
Property, Plant and Equipment, Other	34

Amount attributable to assets acquired as of March 31, 2015	$4,103
Less proceeds from Rosetta equity offering subsequent to March 31, 2015 (4)	(31)

Goodwill as of March 31, 2015	$243

(1)	Based on 41,046,212 shares of Noble common stock at $45.75 per share (closing price as of June 9, 2015).
(2)	Based on 908,731 shares of Noble common stock at $45.75 per share (closing price as of June 9, 2015).
(3)	Based on 51,764 options to purchase Noble common stock.
(4)	Subsequent to March 31, 2015, Rosetta received $31 million of net proceeds associated with an underwritten public offering of 1.8 million shares of common stock. As the transaction occurred subsequent to March 31, 2015, no pro forma adjustments have been included in the pro forma financial information to include the impact of the offering. However, the fair value associated with these shares was considered in the calculation of goodwill.

Noble has agreed to acquire Rosetta for per-share consideration consisting of 0.542 of a share of Noble’s common stock for each share of Rosetta’s outstanding common stock, including Rosetta’s outstanding equity awards which will result in Noble issuing approximately $1.9 billion of common shares. Based on the closing price of Noble’s common stock of $45.75 on June 9, 2015, the proposed transaction has a preliminary value of approximately $3.8 billion, including the fair value of Rosetta’s long-term debt assumed of $1.9 billion.

Goodwill recognized is primarily attributable to the excess of the consideration transferred over the acquisition-date identifiable assets acquired net of liabilities assumed, measured in accordance with GAAP. Because the merger will be non-taxable, Rosetta’s tax basis in the assets and liabilities will carry over to Noble.

From the date prior to the transaction’s initial public announcement to June 9, 2015, the preliminary value of Noble’s purchase consideration to be transferred had decreased approximately $141 million, as a result of the decrease in Noble’s share price from $49.12 to $45.75. The final value of Noble consideration will be determined based on the actual number of Noble shares issued and the market price of Noble’s common stock on the closing date of the merger. A ten percent increase or decrease in the closing price of Noble’s common stock, as compared to the June 9, 2015 closing price of $45.75, would increase or decrease the purchase price by approximately $192 million, assuming all other factors are held constant. On June 25, 2015, the latest practicable date before the date of this prospectus, the last sales price per share of Noble common stock was $44.93, which represents approximately a 1.8% decrease as compared to the June 9, 2015 closing price of $45.75.

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet as of March 31, 2015:

(a) The allocation of the estimated fair value of consideration transferred (based on the closing price of Noble’s common stock as of June 9, 2015) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•	a $2.6 billion decrease in Rosetta’s gross book basis of oil and gas properties to reflect them at fair value;

•	$243 million in goodwill associated with the transaction;

•	a $94 million increase in Rosetta’s long-term senior notes to reflect them at fair value;

•	a net $161 million increase in deferred tax liabilities associated with the transaction;

•	a $17 million increase in Rosetta’s asset retirement obligations to reflect them at fair value; and

(b) Reflects the elimination of Rosetta’s historical accumulated depreciation, depletion and amortization (“DD&A”) balances.

(c) Reflects the netting of Rosetta’s $85 million federal deferred tax asset against $243 million of deferred tax liability resulting from the step-up in book basis of oil and gas properties and $3 million of deferred tax liability associated with exchange offer fees.

(d) Reflects the following adjustments associated with the exchange offer:

•	a $13 million decrease in cash associated with estimated exchange fees;

•	elimination of $5 million of short-term unamortized deferred financing costs associated with Rosetta’s long-term debt;

•	a $21 million decrease in deferred charges related to the elimination of $26 million of long-term unamortized deferred financing costs associated with Rosetta’s long-term debt, partially offset by an estimated $5 million of deferred financing costs associated with the exchange offer; and

(e) Reflects the impact of estimated transaction costs of $66 million pre-tax, $58 million after-tax, expected to be incurred by Noble and Rosetta in connection with the merger, including estimated underwriting, banking, legal and accounting fees that are not capitalizable as part of the transaction. These costs are not reflected in the historical March 31, 2015 balance sheets of Noble and Rosetta, but are reflected in the unaudited pro forma balance sheet as an increase to liabilities and a reduction of equity as they will be expensed by Noble and Rosetta as incurred. These amounts and their corresponding tax effect have not been reflected in the pro forma statements of operations due to their nonrecurring nature.

(f) Reflects the estimated increase in Noble’s common stock and additional paid-in capital resulting from the issuance of Noble shares to Rosetta stockholders to effect the transaction as follows (in millions, except share and per share amounts):

Noble common shares to be issued	41,046,212
Noble common shares to be issued subject to Rosetta equity awards	908,731

Total shares to be issued	41,954,943
Price per share of Noble’s common stock on June 9, 2015	$45.75
Fair value of common stock and equity based awards to be issued	$1,917
Fair value of Rosetta options to be assumed by Noble	$1

Total fair value of Noble equity to be issued	$1,918
Less proceeds from Rosetta equity offering subsequent to March 31, 2015	$(31)
Increase in Noble’s common stock ($0.01 par value per share) as of March 31, 2015	$0

Increase in Noble’s additional paid-in capital as of March 31, 2015	$1,887

(g) Reflects the elimination of Rosetta’s historical equity balances in accordance with the acquisition method of accounting.

Note 3. Adjustments to the Unaudited Pro Forma Combined Statements of Operations

The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations for the three months ended March 31, 2015 and the year ended December 31, 2014:

(h) Reflects additional exploration expense related to Rosetta’s geological and geophysical costs and delay rentals, which were previously capitalized under the full cost method of accounting for oil and natural gas properties.

(i) Reflects the elimination of Rosetta’s DD&A expense calculated under the full cost method of accounting for oil and natural gas properties, partially offset by the impact of DD&A expense calculated under the successful efforts method of accounting for oil and natural gas properties.

(j) Reflects the elimination of the $798 million impairment charge resulting from Rosetta’s capitalized oil and gas properties exceeding the calculated ceiling amount under the full cost method of accounting for oil and natural gas properties for the three months ended March 31, 2015, and for the additional impairment charge of $51 million associated with Rosetta’s impairment of undeveloped leasehold and associated capitalized interest for the year ended December 31, 2014 calculated under the successful efforts method.

(k) Reflects additional other operating expense related to Rosetta’s drilling rig termination fees, which were previously capitalized under the full cost method of accounting for oil and natural gas properties.

(l) Reflects the income tax effects of the pro forma adjustments presented.

(m) Reflects Noble’s common stock estimated to be issued to Rosetta stockholders.

Note 4. Supplemental Pro Forma Oil, Natural Gas and NGL Reserves Information

The following tables present the estimated pro forma combined net proved developed and undeveloped oil, natural gas and NGL reserves as of December 31, 2014, along with a summary of changes in quantities of net remaining proved reserves during the year ended December 31, 2014. The pro forma reserve information set forth below gives effect to the merger as if the transaction had occurred on January 1, 2014.

	Crude Oil and Condensate (MMBbls)
	Noble Historical United States	Rosetta Historical	Noble Pro Forma Combined United States	Noble Historical Equatorial Guinea	Noble Historical Other Int’l	Noble Pro Forma Combined Total
Balance—December 31, 2013	236	66	302	77	9	388
Revisions of Previous Estimates	(5)	—	(5)	1	—	(4)
Extensions, Discoveries and Other Additions	30	8	38	—	—	38
Purchase of Minerals in Place	—	1	1	—	—	1
Sale of Minerals in Place	—	—	—	—	(5)	(5)
Production	(25)	(7)	(32)	(13)	(1)	(46)

Balance—December 31, 2014	236	68	304	65	3	372

Proved Developed Reserves as of
December 31, 2013	102	23	125	64	8	197
December 31, 2014	119	31	150	52	3	205
Proved Undeveloped Reserves as of
December 31, 2013	134	44	178	12	2	192
December 31, 2014	117	37	154	13	—	167

	Natural Gas and Casinghead Gas (Bcf)
	Noble Historical United States	Rosetta Historical	Noble Pro Forma Combined United States	Noble Historical Equatorial Guinea	Noble Historical Israel	Noble Historical Other Int’l	Noble Pro Forma Combined Total
Balance—December 31, 2013	2,656	677	3,333	691	2,479	2	6,505
Revisions of Previous Estimates	58	(21)	37	11	21	—	69
Extensions, Discoveries and Other Additions	433	50	483	—	—	—	483
Purchase of Minerals in Place	—	1	1	—	—	—	1
Sale of Minerals in Place	(154)	—	(154)	—	—	(2)	(156)
Production	(189)	(52)	(241)	(89)	(84)	—	(414)

Balance—December 31, 2014	2,804	655	3,459	613	2,416	—	6,488
Proved Developed Reserves as of
December 31, 2013	1,212	217	1,429	457	2,046	2	3,934
December 31, 2014	1,459	332	1,791	377	1,973	—	4,141
Proved Undeveloped Reserves as of
December 31, 2013	1,444	459	1,903	234	433	—	2,570
December 31, 2014	1,345	323	1,668	236	443	—	2,347

	NGLs (MMBbls)
	Noble Historical United States	Rosetta Historical	Noble Pro Forma Combined United States	Noble Historical Equatorial Guinea	Noble Historical Other Int’l	Noble Pro Forma Combined Total
Balance—December 31, 2013	95	99	194	18	—	212
Revisions of Previous Estimates	7	6	13	—	—	13
Extensions, Discoveries and Other Additions	18	8	26	—	—	26
Purchase of Minerals in Place	—	—	—	—	—	—
Sale of Minerals in Place	—	—	—	—	—	—
Production	(7)	(8)	(15)	(3)	—	(18)

Balance—December 31, 2014	113	105	218	15	—	233

Proved Developed Reserves as of
December 31, 2013	44	32	76	11	—	87
December 31, 2014	64	52	116	8	—	124
Proved Undeveloped Reserves as of
December 31, 2013	51	68	119	7	—	126
December 31, 2014	49	52	101	7	—	108

The pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves as of December 31, 2014 is as follows (in millions):

	Noble Historical United States	Rosetta Historical	Noble Pro Forma Combined United States	Noble Historical Equatorial Guinea	Noble Historical Israel	Noble Historical Other Int’l	Noble Pro Forma Combined Total
December 31, 2014
Future Cash Inflows	36,352	11,545	47,897	7,402	15,110	11	70,420
Future Production Costs	10,337	3,833	14,170	2,294	1,829	8	18,301
Future Development Costs	7,272	1,488	8,760	186	724	100	9,770
Future Income Tax Expense	5,448	1,241	6,689	1,075	2,365	—	10,129

Future Net Cash Flows	13,295	4,983	18,278	3,847	10,192	(97)	32,220
10% Annual Discount for Estimated Timing of Cash Flows	6,040	2,366	8,406	995	6,240	(17)	15,624

Standardized Measure of Discounted Future Net Cash Flows	7,255	2,617	9,872	2,852	3,952	(80)	16,596

The changes in the pro forma standardized measure of discounted future net cash flows relating to proved oil, natural gas and NGL reserves for the year ended December 31, 2014 are as follows (in millions):

	Noble Historical	Rosetta Historical	Noble Pro Forma Combined Total
December 31, 2014
Standardized Measure of Discounted Future Net Cash Flows, Beginning of Year	14,090	2,294	16,384
Changes in Standardized Measure of Discounted Future Net Cash Flows
Sales of Oil and Gas Produced, Net of Production Costs	(4,027)	(783)	(4,810)
Net Changes in Prices and Production Costs	(1,090)	(275)	(1,365)
Extensions, Discoveries and Improved Recovery, Less Related Costs	1,457	397	1,854
Changes in Estimated Future Development Costs	(2,179)	52	(2,127)
Development Costs Incurred During the Period	4,042	504	4,546
Revisions of Previous Quantity Estimates	162	22	184
Purchases of Minerals in Place	—	37	37
Sales of Minerals in Place	(268)	—	(268)
Accretion of Discount	1,919	301	2,220
Net Changes in Income Taxes	671	94	765
Change in Timing of Estimated Future Production and Other	(798)	(26)	(824)

Aggregate Change in Standardized Measure of Discounted Future Net Cash Flows	(111)	323	212

Standardized Measure of Discounted Future Net Cash Flows, End of Year	13,979	2,617	16,596

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the Noble Notes in connection with the exchange offers. In exchange for issuing the Noble Notes and paying the cash consideration, we will receive the tendered Rosetta Notes. The Rosetta Notes surrendered in connection with the exchange offers will be retired and cancelled and will not be reissued.

CAPITALIZATION

The following table sets forth our cash, short-term debt and capitalization as of March 31, 2015 on:

•	an actual basis; and

•	a pro forma basis giving effect to the merger and the transactions related thereto and completion of the exchange offers assuming all of the Rosetta Notes are validly tendered prior to the Early Consent Date and not validly withdrawn, and are exchanged for corresponding Noble Notes.

You should read this table in conjunction with our consolidated financial statements and related notes, incorporated by reference in this prospectus and the unaudited pro forma condensed combined financial information included in this prospectus.

	As of March 31, 2015
	Actual	Pro Forma
	(in millions, except par value and shares)
Cash and cash equivalents	$1,709	$1,705

Short-term debt	$65	$65

Long-term debt (excluding current portion):
Revolving credit facility	$—	$40
Capital lease and other obligations	419	419
8.25% Senior Notes, due March 1, 2019	1,000	1,000
4.15% Senior Notes, due December 15, 2021	1,000	1,000
7.25% Senior Notes, due October 15, 2023	100	100
3.90% Senior Notes, due November 15, 2024	650	650
8.00% Senior Notes, due April 1, 2027	250	250
6.00% Senior Notes, due March 1, 2041	850	850
5.25% Senior Notes, due November 15, 2043	1,000	1,000
5.05% Senior Notes, due November 15, 2044	850	850
7.25% Senior Debentures, due August 1, 2097	84	84
5.625% Senior Notes due 2021 offered hereby	—	700
5.875% Senior Notes due 2022 offered hereby	—	600
5.875% Senior Notes due 2024 offered hereby	—	500

Total long-term debt	$6,203	$8,043
Less: unamortized (discount) premium	(25)	64

Total long-term debt, net of (discount) premium	$6,178	$8,107
Current portion of capital lease obligations	(65)	(65)

Total long-term debt (excluding current portion)	$6,113	$8,042

Shareholders’ equity:
Common Stock, par value $0.01 per share; 500 million shares authorized; 428 million shares issued actual and 469 million shares issued	$4	$4
Preferred Stock, par value $1.00 per share; 4 million shares authorized; none issued	—	—
Additional paid in capital	4,761	6,648
Retained earnings	7,372	7,314
Accumulated other comprehensive loss	(97)	(97)
Treasury Stock, at cost; 38 million shares	(683)	(683)

Total shareholders’ equity	$11,357	$13,186

Total capitalization	$17,470	$21,228

THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS

Purpose of the Exchange Offers and Consent Solicitations

Noble is conducting the exchange offers to simplify its capital structure, to give existing holders of Rosetta Notes the option to obtain securities issued by the Noble parent entity and to centralize its reporting obligations under the combined company’s various debt instruments. Noble is conducting the consent solicitations to (1) eliminate the restrictive covenants in the Rosetta Indentures regarding ability to make restricted payments, enter into transactions with affiliates, incur additional indebtedness, create dividend or other payment restrictions affecting subsidiaries, dispose of assets and create liens and (2) permit Noble’s filing of its periodic reports under the Exchange Act to satisfy all reporting obligations in the Rosetta Indentures. Completion of the exchange offers and consent solicitations is expected to ease administration of the combined company’s indebtedness.

Terms of the Exchange Offers and Consent Solicitations

In the exchange offers, we are offering in exchange for a holder’s outstanding Rosetta Notes the following Noble Notes:

Aggregate Principal Amount	Series of Notes Issued by Rosetta to be Exchanged	Series of Notes to be Issued by Noble	Semi-Annual Interest Payment Dates on Both Rosetta and Noble Notes
$700,000,000	5.625% Senior Notes due 2021	5.625% Senior Notes due 2021	May 1 and November 1
$600,000,000	5.875% Senior Notes due 2022	5.875% Senior Notes due 2022	June 1 and December 1
$500,000,000	5.875% Senior Notes due 2024	5.875% Senior Notes due 2024	June 1 and December 1

Specifically, upon the terms and subject to the conditions set forth in this prospectus and the related letter of transmittal and consent, (i) in exchange for each $1,000 principal amount of Rosetta Notes that is validly tendered prior to the Early Consent Date and not validly withdrawn and is accepted for exchange by us, holders will receive the Total Consideration and (ii) in exchange for each $1,000 principal amount of Rosetta Notes that is validly tendered after the Early Consent Date but prior to the Expiration Date and not validly withdrawn and is accepted for exchange by us, holders will receive only the Exchange Consideration, which is equal to the Total Consideration less the Early Participation Premium, in each case subject to any rounding as described below.

The Noble Notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. See “Description of Noble Notes—General.” If Noble would be required to issue a Noble Note in a denomination other than $2,000 or an integral multiples of $1,000 in excess of $2,000, Noble will, in lieu of such issuance, issue a Noble Note in a principal amount that has been rounded down to $2,000 or the nearest whole multiple of $1,000 in excess of $2,000, and pay a cash amount equal to:

•	the difference between (i) the principal amount of the Noble Note to which the tendering holder would otherwise be entitled and (ii) the principal amount of the Noble Note actually issued in accordance with this paragraph; plus

•	accrued and unpaid interest on the principal amount representing such portion of any principal amount of such Rosetta Note that was so rounded down from the last interest payment date on such tendered Rosetta Note to, but not including, the Settlement Date; provided, however, that you will not receive any payment for interest on this cash amount or any accrued or unpaid interest by reason of any delay on the part of the exchange agent in making delivery or payment to the holders of Rosetta Notes entitled thereto or any delay in the allocation or crediting of securities or monies received by DTC to participants in DTC or in the allocation or crediting of securities or monies received by participants to beneficial owners and in no event will Noble be liable for interest or damages in relation to any delay or failure of payment to be remitted to any holder of Rosetta Notes.

Except as otherwise set forth in the immediately preceding sentence, no accrued but unpaid interest will be paid with respect to Rosetta Notes tendered for exchange, and instead of receiving a payment for accrued interest on Rosetta Notes tendered for exchange, the Noble Notes holders receive in exchange for those Rosetta Notes will accrue interest from (and including) the most recent interest payment date on those Rosetta Notes.

Each new series of Noble Notes will have an interest rate and maturity date that is identical to the interest rate and maturity date, respectively, as well as identical interest payment dates and redemption provisions (except that, as further described in this prospectus, the Noble Notes will not contain an equity clawback redemption provision) as the corresponding series of Rosetta Notes for which they are being offered in exchange. The Noble Notes received in exchange for the tendered Rosetta Notes will accrue interest from (and including) the most recent date to which interest has been paid on those Rosetta Notes; provided, that interest will only accrue with respect to the aggregate principal amount of Noble Notes you receive, which may be less than the principal amount of Rosetta Notes you tendered for exchange. Except as otherwise set forth above, you will not receive a payment for accrued and unpaid interest on Rosetta Notes you exchange at the time of the exchange.

Each series of Noble Notes is a new series of debt securities that will be issued under the Noble Indenture. The terms of the Noble Notes will include those expressly set forth in such notes, the Noble Indenture and those made part of the Noble Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

In conjunction with the exchange offers, with respect to each series of Rosetta Notes, we are also soliciting consents from the holders of such series of Rosetta Notes to effect a number of amendments to the applicable Rosetta Indenture for such series. You may not consent to the proposed amendments to the Rosetta Indenture that governs your Rosetta Notes without tendering your Rosetta Notes in the exchange offer for such series of Rosetta Notes and you may not tender your Rosetta Notes for exchange without consenting to the proposed amendments to such series of Rosetta Notes. By tendering your Rosetta Notes for exchange, you will be deemed to have validly delivered your consent to the proposed amendments to the Rosetta Indenture under which those Rosetta Notes were issued, as further described under “The Proposed Amendments.”

The consummation of the exchange offers is subject to, and conditioned upon, the satisfaction or waiver of the conditions discussed under “—Conditions to the Exchange Offers and Consent Solicitations,” including, among other things, the consummation of the merger and the receipt of the Requisite Consents. We may, at our option, waive any such conditions with respect to any or all of the exchange offers and consent solicitations. We may waive the conditions with respect to a series of Rosetta Notes and not others and amend one or more series of Rosetta Notes if we receive majority consents with respect to such series even if we do not receive majority consents from all series or accept tender of notes, even if sufficient consents are not received. For information about other conditions to our obligations to complete the exchange offers, see “—Conditions to the Exchange Offers and Consent Solicitations.” For a description of the proposed amendments, see “The Proposed Amendments.”

If the Requisite Consents are received for the Rosetta Notes of a given series and are accepted by us, then Rosetta and the Rosetta Trustee will execute a supplemental indenture setting forth the proposed amendments in respect of that series of notes. Under the terms of this supplemental indenture, the proposed amendments will become effective on the Settlement Date with respect to that series. Each non-consenting holder of a series of Rosetta Notes will be bound by the applicable supplemental indenture.

Conditions to the Exchange Offers and Consent Solicitations

The consummation of the exchange offer with respect to each series of Rosetta Notes is subject to, and conditioned upon, the satisfaction or waiver (by us) of the following conditions: (a) the consummation of the merger; (b) the receipt of the Requisite Consents described above under “—Terms of the Exchange Offers and Consent Solicitations” with respect to such series, (c) the valid tender (without valid withdrawal) of a majority in principal amount of the Rosetta Notes of that series then outstanding as of the Expiration Date, as it may be extended at Noble’s discretion, (d) the registration statement of which this prospectus is a part has been declared effective by the SEC and (e) the following statements are true:

(1) In our reasonable judgment, no action or event has occurred or been threatened (including a default under an agreement, indenture or other instrument or obligation to which we or one of our affiliates is a party or by which we or one of our affiliates is bound), no action is pending, no action has been taken, and no statute, rule, regulation, judgment, order, stay, decree or injunction has been promulgated, enacted, entered, enforced or deemed applicable to the exchange offers, the exchange of Rosetta Notes under an exchange offer, the consent solicitations or the proposed amendments, by or before any court or governmental, regulatory or administrative agency, authority or tribunal, which either:

•	challenges the exchange offers, the exchange of Rosetta Notes under an exchange offer, the consent solicitations or the proposed amendments or might, directly or indirectly, prohibit, prevent, restrict or delay consummation of, or might otherwise adversely affect in any material manner, the exchange offers, the exchange of Rosetta Notes under an exchange offer, the consent solicitations or the proposed amendments; or

•	in our reasonable judgment, could materially affect the business, condition (financial or otherwise), income, operations, properties, assets, liabilities or prospects of Noble and its subsidiaries, taken as a whole, or materially impair the contemplated benefits to Noble of the exchange offers, the exchange of Rosetta Notes under an exchange offer, the consent solicitations or the proposed amendments, or might be material to holders of Rosetta Notes in deciding whether to accept the exchange offers and give their consents;

(2) None of the following has occurred:

•	any general suspension of or limitation on trading in securities on any United States national securities exchange or in the over-the-counter market (whether or not mandatory);

•	a material impairment in the general trading market for debt securities;

•	a declaration of a banking moratorium or any suspension of payments in respect of banks by federal or state authorities in the United States (whether or not mandatory);

•	a commencement or escalation of a war, armed hostilities, terrorist act or other national or international crisis directly or indirectly relating to the United States;

•	any limitation (whether or not mandatory) by any governmental authority on, or other event having a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

•	any material adverse change in United States securities or financial markets generally; or

•	in the case of any of the foregoing existing at the time of the commencement of the exchange offers, a material acceleration or worsening thereof; and

(3) The Rosetta Trustee for such series has executed and delivered a supplemental indenture relating to the proposed amendments to such Rosetta Indentures and has not objected in any respect to, or taken any action that could in our reasonable judgment adversely affect the consummation of, any of the exchange offers, the exchange of Rosetta Notes under an exchange offer, the consent solicitations or our ability to effect the proposed amendments, nor has the trustee taken any action that challenges the validity or effectiveness of the procedures used by us in soliciting consents (including the form thereof) or in making the exchange offers, the exchange of the Rosetta Notes under an exchange offer or the consent solicitations.

All of these conditions are for our sole benefit and may be waived by us with respect to any or all of the exchange offers and consent solicitations. Any determination made by us concerning these events, developments or circumstances shall be conclusive and binding, subject to the rights of the holders of the Rosetta Notes to challenge such determination in a court of competent jurisdiction.

Expiration Date; Extensions; Amendments

The Expiration Date for the exchange offer for each series of Rosetta Notes shall be at 11:59 p.m., New York City time, on July 27, 2015, subject to our right to terminate the exchange offers for one or more series of Rosetta Notes or to extend that date and time with respect to the exchange offers for one or more series of Rosetta Notes, in which case the Expiration Date shall be the latest date and time to which we have extended such exchange offer for such series.

Subject to applicable law, we expressly reserve the right with respect to the exchange offer and consent solicitation for each series of Rosetta Notes to:

(1) delay accepting any Rosetta Notes of such series, to extend the exchange offer and consent solicitation or to terminate the exchange offer and consent solicitation and not accept any Rosetta Notes of such series; and

(2) amend, modify or waive in part or whole, at any time, or from time to time, the terms of such exchange offer and consent solicitation in any respect, including waiver of any conditions to consummation of such exchange offer and consent solicitation.

If we exercise any such right, we will give written notice thereof to the exchange agent and will make a public announcement thereof as promptly as practicable. Without limiting the manner in which we may choose to make a public announcement of any extension, amendment or termination of any exchange offer and consent solicitation, we will not be obligated to publish, advertise or otherwise communicate any such public announcement, other than by making a timely press release to any appropriate news agency.

The minimum period during which any exchange offer and consent solicitation will remain open following material changes in the terms of such exchange offer and consent solicitation or in the information concerning such exchange offer and consent solicitation will depend upon the facts and circumstances of such change, including the relative materiality of the changes.

In accordance with Rule 14e-1 under the Exchange Act, if we elect to change the consideration offered or the percentage of Rosetta Notes sought in an exchange offer and consent solicitation, such exchange offer and consent solicitation will remain open for a minimum ten business-day period following the date that the notice of such change is first published or sent to holders of the Rosetta Notes.

If the terms of an exchange offer and consent solicitation are amended in a manner determined by us to constitute a material change adversely affecting any holder of the Rosetta Notes of the series subject to such exchange offer and consent solicitation, we will promptly disclose any such amendment in a manner reasonably calculated to inform holders of the Rosetta Notes of such series of such amendment, and will extend the relevant exchange offer and consent solicitation as well as extend the withdrawal deadline, or if the Expiration Date has passed, provide additional withdrawal rights, for a time period that we deem appropriate, depending upon the significance of the amendment and the manner of disclosure to the holders of the Rosetta Notes, if the exchange offers and consent solicitations would otherwise expire during such time period.

Effect of Tender

Any tender of a Rosetta Note by a noteholder that is not validly withdrawn prior to the Expiration Date will constitute a binding agreement between that holder and Noble and a consent to the proposed amendments to the Rosetta Indenture governing such tendered Rosetta Note, upon the terms and subject to the conditions of the relevant exchange offer and the letter of transmittal and consent. The acceptance of the an exchange offer by a tendering holder of Rosetta Notes will constitute the agreement by that holder to deliver good and marketable title to the tendered Rosetta Notes, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind.

If a majority of holders of a series of Rosetta Notes consent to the proposed amendments (and the proposed amendments to such series of Rosetta Notes otherwise become effective), such amendments will apply to all

Rosetta Notes of such series that are not acquired in the applicable exchange offer, even though the remaining holders of such Rosetta Notes did not consent to the proposed amendments. Thereafter, all Rosetta Notes of such series will be governed by the applicable Rosetta Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of the Rosetta Notes of such series compared to those currently in the Rosetta Indentures or those applicable to the Noble Notes. In particular, holders of the Rosetta Notes under the amended Rosetta Indentures will no longer receive annual, quarterly and other reports from Rosetta and will no longer be entitled to the benefits of restrictive covenants. See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Rosetta Indentures will afford reduced protection to remaining holders of Rosetta Notes.”

Accounting Treatment of the Exchange Offers

Noble prepares its financial statements in accordance with GAAP. The exchange offers will be accounted for as an exchange of debt that is substantially the same.

Absence of Dissenters’ Rights

Holders of the Rosetta Notes do not have any appraisal or dissenters’ rights under New York law, the law governing the Rosetta Indentures and the Rosetta Notes, or under the terms of the Rosetta Indentures in connection with the exchange offers and consent solicitations.

Acceptance of Rosetta Notes for Exchange; Noble Notes; Effectiveness of Proposed Amendments

Assuming the conditions to the exchange offers are satisfied or waived, we will issue new Noble Notes in book-entry form and pay the cash consideration in connection with the exchange offers promptly on the Settlement Date (in exchange for Rosetta Notes that are properly tendered (and not validly withdrawn) before the Expiration Date and accepted for exchange by us).

We will be deemed to have accepted validly tendered Rosetta Notes (and will be deemed to have accepted validly delivered consents to the proposed amendments for the appropriate Rosetta Indenture) if and when we have given oral or written notice thereof to the exchange agent. Upon the terms and subject to the conditions of the exchange offers, delivery of the Noble Notes and payment of the cash consideration in connection with the exchange of Rosetta Notes accepted by us will be made by the exchange agent on the Settlement Date upon receipt of such notice. The exchange agent will act as agent for participating holders of the Rosetta Notes for the purpose of receiving consents and Rosetta Notes from, and transmitting Noble Notes and the cash consideration to, such holders. If any tendered Rosetta Notes are not accepted for any reason set forth in the terms and conditions of the exchange offers or if Rosetta Notes are withdrawn prior to the Expiration Date of the applicable exchange offer, such unaccepted or withdrawn Rosetta Notes will be returned without expense to the tendering holder promptly after the Expiration Date of the applicable exchange offer or the termination of the applicable exchange offer.

Procedures for Consenting and Tendering

If you hold Rosetta Notes and wish to have those notes exchanged for Noble Notes and the cash consideration, you must validly tender (or cause the valid tender of) your Rosetta Notes using the procedures described in this prospectus and in the accompanying letter of transmittal and consent. The proper tender of Rosetta Notes of a series will constitute an automatic consent to the proposed amendments to the Rosetta Indenture governing the Rosetta Notes of such series.

The procedures by which you may tender or cause to be tendered Rosetta Notes will depend upon the manner in which you hold the Rosetta Notes, as described below.

Rosetta Notes Held with DTC

Pursuant to authority granted by DTC, if you are a DTC participant that has Rosetta Notes credited to your DTC account and thereby held of record by DTC’s nominee, you may directly tender your Rosetta Notes and deliver a consent as if you were the record holder. Accordingly, references herein to record holders include DTC participants with Rosetta Notes credited to their accounts. Within two business days after the date of this prospectus, the exchange agent will establish accounts with respect to the Rosetta Notes at DTC for purposes of the exchange offers.

Tender of Rosetta Notes (and corresponding consents thereto) will be accepted only in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

Any DTC participant may tender Rosetta Notes and thereby deliver a consent to the proposed amendments to the appropriate Rosetta Indenture by effecting a book-entry transfer of the Rosetta Notes to be tendered in the exchange offers into the account of the exchange agent at DTC and either (1) electronically transmitting its acceptance of the exchange offers through DTC’s Automated Tender Offer Program (“ATOP”) procedures for transfer; or (2) completing and signing the letter of transmittal and consent according to the instructions contained therein and delivering it, together with any signature guarantees and other required documents, to the exchange agent at its address on the back cover page of this prospectus, in either case before the Expiration Date of the exchange offers.

If ATOP procedures are followed, DTC will verify each acceptance transmitted to it, execute a book-entry delivery to the exchange agent’s account at DTC and send an agent’s message to the exchange agent. An “agent’s message” is a message, transmitted by DTC to and received by the exchange agent and forming part of a book-entry confirmation, which states that DTC has received an express acknowledgement from a DTC participant tendering Rosetta Notes that the participant has received and agrees to be bound by the terms of the letter of transmittal and consent and that Noble and Rosetta may enforce the agreement against the participant. DTC participants following this procedure should allow sufficient time for completion of the ATOP procedures prior to the Expiration Date of the exchange offers.

The letter of transmittal and consent (or facsimile thereof), with any required signature guarantees, or (in the case of book-entry transfer) an agent’s message in lieu of the letter of transmittal and consent, and any other required documents, must be transmitted to and received by the exchange agent prior to the Expiration Date of the exchange offers at one of its addresses set forth on the back cover page of this prospectus. Delivery of these documents to DTC does not constitute delivery to the exchange agent.

Rosetta Notes Held Through a Nominee

Currently, all of the Rosetta Notes are held in book-entry form and can only be tendered by following the procedures described above under “—Rosetta Notes Held with DTC.” However, if you are a beneficial owner of Rosetta Notes that are subsequently issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee, and you wish to tender Rosetta Notes in the exchange offers, you should contact the record holder promptly and instruct the record holder to tender the Rosetta Notes and thereby deliver a consent on your behalf using one of the procedures described above.

Letter of Transmittal and Consent

Subject to and effective upon the acceptance for exchange and issuance of Noble Notes and the payment of the cash consideration, in exchange for Rosetta Notes tendered by a letter of transmittal and consent in accordance with the terms and subject to the conditions set forth in this prospectus, by executing and delivering a letter of transmittal and consent (or agreeing to the terms of a letter of transmittal and consent pursuant to an agent’s message) a tendering holder of Rosetta Notes:

•	irrevocably sells, assigns and transfers to or upon the order of Noble all right, title and interest in and to, and all claims in respect of or arising or having arisen as a result of the holder’s status as a holder of, the Rosetta Notes tendered thereby;

•	waives any and all rights with respect to the Rosetta Notes (including any existing or past defaults and their consequences in respect of the Rosetta Notes);

•	releases and discharges Noble, Rosetta and the Rosetta Trustee from any and all claims such holder may have, now or in the future, arising out of or related to the Rosetta Notes, including any claims that such holder is entitled to receive additional principal or interest payments with respect to the Rosetta Notes (other than as expressly provided in this document and in the letter of transmittal and consent) or to participate in any redemption or defeasance of the Rosetta Notes;

•	represents and warrants that the Rosetta Notes tendered were owned as of the date of tender, free and clear of all liens, charges, claims, encumbrances, interests and restrictions of any kind;

•	consents to the proposed amendments described below under “The Proposed Amendments” with respect to the series of Rosetta Notes tendered; and

•	irrevocably constitutes and appoints the exchange agent the true and lawful agent and attorney-in-fact of the holder with respect to any tendered Rosetta Notes (with full knowledge that the exchange agent also acts as the agent of Noble), with full powers of substitution and revocation (such power of attorney being deemed to be an irrevocable power coupled with an interest) to cause the Rosetta Notes tendered to be assigned, transferred and exchanged in the exchange offers.

Proper Execution and Delivery of Letter of Transmittal and Consent

If you wish to participate in the exchange offers and consent solicitations, delivery of your Rosetta Notes, signature guarantees and other required documents are your responsibility. Delivery is not complete until the required items are actually received by the exchange agent. If you mail these items, we recommend that you (1) use registered mail properly insured with return receipt requested and (2) mail the required items in sufficient time to ensure timely delivery.

Except as otherwise provided below, all signatures on the letter of transmittal and consent or a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program. Signatures on the letter of transmittal and consent need not be guaranteed if:

•	the letter of transmittal and consent is signed by a DTC participant whose name appears on a security position listing of DTC as the owner of the Rosetta Notes and the portion entitled “Special Issuance and Payment Instructions” or “Special Delivery Instructions” on the letter of transmittal and consent has not been completed; or

•	the Rosetta Notes are tendered for the account of an eligible institution. See Instruction 4 in the letter of transmittal and consent.

Withdrawal of Tenders and Revocation of Corresponding Consents

By tendering Rosetta Notes for exchange, holders will be deemed to have validly delivered consent to the proposed amendments to the Rosetta Indenture under which those Rosetta Notes were issued, as further described under “The Proposed Amendments.” Holders may revoke consent to the proposed amendments to the Rosetta Indenture under which such series of Rosetta Notes was issued at any time prior to the Expiration Date of the applicable exchange offer by withdrawing all of the Rosetta Notes of such series that such holder has tendered.

Tenders of Rosetta Notes in connection with any of the exchange offers may be validly withdrawn (and related consents to the proposed amendments may be revoked) at any time prior to the Expiration Date of the applicable exchange offer.

Following the Expiration Date, tenders of Rosetta Notes may not be validly withdrawn unless Noble is otherwise required by law to permit withdrawal. In the event of termination of an exchange offer, the Rosetta Notes tendered pursuant to that exchange offer will be promptly returned to the tendering holders.

Beneficial owners desiring to withdraw Rosetta Notes previously tendered through the ATOP procedures should contact the DTC participant through which they hold their Rosetta Notes. In order to withdraw Rosetta Notes previously tendered, a DTC participant may, prior to the Expiration Date of the exchange offers, withdraw its instruction previously transmitted through ATOP by (1) withdrawing its acceptance through ATOP, or (2) delivering to the exchange agent by mail, hand delivery or facsimile transmission, notice of withdrawal of such instruction. The notice of withdrawal must contain the name and number of the DTC participant. Withdrawal of a prior instruction will be effective upon receipt of such notice of withdrawal by the exchange agent. All signatures on a notice of withdrawal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program, except that signatures on the notice of withdrawal need not be guaranteed if the Rosetta Notes being withdrawn are held for the account of an eligible institution. A withdrawal of an instruction must be executed by a DTC participant in the same manner as such DTC participant’s name appears on its transmission through ATOP to which the withdrawal relates. A DTC participant may withdraw a tender only if the withdrawal complies with the provisions described in this section.

If you are a beneficial owner of Rosetta Notes issued in certificated form and have tendered these notes (but not through DTC) and you wish to withdraw your tendered notes, you should contact the exchange agent for instructions.

Withdrawals of tenders of Rosetta Notes may not be rescinded and any Rosetta Notes withdrawn will thereafter be deemed not validly tendered for purposes of the exchange offers. Properly withdrawn Rosetta Notes, however, may be re-tendered by following the procedures described above at any time prior to the Expiration Date of the applicable exchange offer.

Miscellaneous

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tender of Rosetta Notes in connection with the exchange offers will be determined by us and our determination will be final and binding. We reserve the absolute right to reject any or all tenders not in proper form or the acceptance for exchange of which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in the tender of any Rosetta Notes in the exchange offers, and our interpretation of the terms and conditions of the exchange offers (including the instructions in the letter of transmittal and consent) will be final and binding on all parties. None of Noble, Rosetta, the exchange agent, the information agent, the Rosetta Trustee, the Noble Trustee or the dealer managers or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

Tenders of Rosetta Notes involving any irregularities will not be deemed to have been made until such irregularities have been cured or waived. Rosetta Notes received by the exchange agent in connection with any exchange offer that are not validly tendered and as to which the irregularities have not been cured or waived will be returned by the exchange agent to (i) you by mail if they were tendered in certificated form or (ii) if they were tendered through the ATOP procedures, to the DTC participant who delivered such Rosetta Notes by crediting an account maintained at DTC designated by such DTC participant, in either case promptly after the Expiration Date of the applicable exchange offer or the termination of the applicable exchange offer.

We may also in the future seek to acquire untendered Rosetta Notes in open market or privately-negotiated transactions, through subsequent exchange offers or otherwise. The terms of any of those purchases or offers could differ from the terms of these exchange offers.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the transfer and sale of Rosetta Notes to us in the exchange offers. If transfer taxes are imposed for any other reason, the amount of those transfer taxes, whether imposed on the registered holders or any other persons, will be payable by the tendering holder.

If satisfactory evidence of payment of or exemption from those transfer taxes is not submitted with the letter of transmittal and consent, the amount of those transfer taxes will be billed directly to the tendering holder and/or withheld from any payments due with respect to the Rosetta Notes tendered by such holder.

U.S. Federal Backup Withholding

Under current U.S. federal income tax law, the exchange agent (as payer) may be required under the backup withholding rules to withhold a portion of any payments made to certain holders (or other payees) of Rosetta Notes pursuant to the exchange offers and consent solicitations. To avoid such backup withholding, each tendering holder of Rosetta Notes must timely provide the exchange agent with such holder’s correct taxpayer identification number (“TIN”) on IRS Form W-9 (available from the IRS by calling 1-800-TAX-FORM (1-800-829-3676) or from the IRS website at http://www.irs.gov), or otherwise establish a basis for exemption from backup withholding (currently imposed at a rate of 28%). Certain holders (including, among others, all corporations and certain foreign persons) are exempt from these backup withholding requirements. Exempt holders should furnish their TIN, provide the applicable codes in the box labeled “Exemptions,” and sign, date and send the IRS Form W-9 to the exchange agent. Foreign persons, including entities, may qualify as exempt recipients by submitting to the exchange agent a properly completed IRS Form W-8 (or other applicable form), signed under penalties of perjury, attesting to that holder’s foreign status. The applicable IRS Form W-8 can be obtained from the IRS or from the exchange agent. If a holder is an individual who is a U.S. citizen or resident, the TIN is generally his or her social security number. If the exchange agent is not provided with the correct TIN, a penalty may be imposed by the IRS and/or payments made with respect to Rosetta Notes exchanged pursuant to the exchange offers and consent solicitations may be subject to backup withholding. Failure to comply truthfully with the backup withholding requirements, if done willfully, may also result in the imposition of criminal and/or civil fines and penalties. See IRS Form W-9 for additional information.

If backup withholding applies, the exchange agent is required to withhold on any payments made to the tendering holders (or other payee). Backup withholding is not an additional tax. A holder subject to the backup withholding rules will be allowed a credit of the amount withheld against such holder’s U.S. federal income tax liability, and, if backup withholding results in an overpayment of tax, the holder may be entitled to a refund, provided the requisite information is correctly furnished to the IRS in a timely manner.

Each of Noble and Rosetta reserves the right in its sole discretion to take all necessary or appropriate measures to comply with its respective obligations regarding backup withholding.

Exchange Agent

D.F. King & Co., Inc. has been appointed the exchange agent for the exchange offers and consent solicitations. Letters of transmittal and consent and all correspondence in connection with the exchange offers should be sent or delivered by each holder of Rosetta Notes, or a beneficial owner’s custodian bank, depositary, broker, trust company or other nominee, to the exchange agent at the address and telephone numbers set forth on the back cover page of this prospectus. We will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable, out-of-pocket expenses in connection therewith.

Information Agent

D.F. King & Co., Inc. has been appointed as the information agent for the exchange offers and the consent solicitations, and will receive customary compensation for its services. Questions concerning exchange and consent procedures and requests for additional copies of this prospectus or the letter of transmittal and consent should be directed to the information agent at the address and telephone numbers set forth on the back cover page of this prospectus. Holders of any Rosetta Notes issued in certificated form and that are held of record by a custodian bank, depositary, broker, trust company or other nominee may also contact such record holder for assistance concerning the exchange offers.

Dealer Managers

We have retained Deutsche Bank Securities Inc., J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated to act as dealer managers in connection with the exchange offers and consent solicitations and will pay the dealer managers a customary fee as compensation for their services. We will also reimburse the dealer managers for certain legal expenses. The obligations of the dealer managers to perform this function are subject to certain conditions. We have agreed to indemnify the dealer managers against certain liabilities, including liabilities under the federal securities laws. Questions regarding the terms of the exchange offers or the consent solicitations may be directed to the dealer managers at their respective addresses and telephone numbers set forth on the back cover page of this prospectus.

The dealer managers and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. The dealer managers and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they have received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the dealer managers and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to assets, securities and/or instruments of us (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The dealer managers and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

Other Fees and Expenses

The expenses of soliciting tenders and consents with respect to the Rosetta Notes will be borne by us. The principal solicitations are being made by mail, however, additional solicitations may be made by facsimile transmission, telephone or in person by the dealer managers and the information agent, as well as by officers and other employees of Noble and its affiliates.

Tendering holders of Rosetta Notes will not be required to pay any fee or commission to the dealer managers. However, if a tendering holder handles the transaction through its broker, dealer, commercial bank, trust company or other institution, that holder may be required to pay brokerage fees or commissions.

DESCRIPTION OF THE DIFFERENCES BETWEEN THE NOBLE NOTES AND THE ROSETTA NOTES

The following is a summary comparison of the material terms of the Noble Notes and the Rosetta Notes that differ. This summary does not purport to be complete and is qualified in its entirety by reference to the Noble Indenture and the Rosetta Indentures. Copies of those indentures are filed as exhibits to the registration statement of which this prospectus forms a part and are also available from the information agent upon request and as described under “Where You Can Find More Information.”

The Noble Notes issued in the exchange offers will be governed by the Noble Indenture. See “Description of the Noble Notes.”

The description of the Rosetta Notes set forth below does not reflect any changes to the covenants and other terms of the Rosetta Notes or the Rosetta Indentures that may be effected by the proposed amendments as described under “The Proposed Amendments.” In addition, on the closing date of the merger under, and pursuant to, the merger agreement, Merger Sub, an indirect, wholly owned subsidiary of Noble, will merge with and into Rosetta, with Rosetta continuing as the surviving entity and a wholly owned subsidiary of Noble. The obligations of Noble and Rosetta to complete the merger are each subject to the satisfaction (or waiver by both Rosetta and Noble) of certain conditions, including approval of the merger by vote of the holders of a majority of the outstanding shares of Rosetta common stock. After completion of that merger, Rosetta will merge with and into its parent, Merger Parent, an indirect, wholly owned subsidiary of Noble, with Merger Parent continuing as the surviving entity and an indirect, wholly owned subsidiary of Noble. Following such second merger and pursuant to the Rosetta Indentures, Merger Parent will expressly assume, by a fourth supplemental indenture to the Rosetta Indenture, all of the obligations of Rosetta under the Rosetta Indentures and the Rosetta Notes.

In the event of a ratings upgrade to investment grade by each rating agency with respect to a series of Rosetta Notes, Rosetta and its subsidiaries will no longer be subject to the provisions of Section 4.10 (Limitation on Restricted Payments), Section 4.11 (Limitation on Affiliate Transactions), Section 4.12 (Limitation on Incurrence of Indebtedness and Preferred Stock), Section 4.13 (Limitation on Restrictions on Distributions from Restricted Subsidiaries) or Section 4.15 (Limitation on Sales of Assets and Subsidiary Stock) or to clause (3) (debt incurrence limitation) of Section 5.1 (Merger, Consolidation and Sale of Assets) of the Rosetta Indenture governing such series of Rosetta Notes. See “—Certain Covenants—Covenant Termination—Rosetta Notes.”

As used in this section, “Noble” refers to Noble Energy, Inc. and not to any of its subsidiaries, and “Rosetta” refers to Rosetta Resources Inc. (or, upon consummation of the second merger described above, Merger Parent) and not to any of its subsidiaries. Other terms used in the comparison of the Noble Notes and the Rosetta Notes below and not otherwise defined in this prospectus have the respective meanings given to those terms in the Noble Indenture or the Rosetta Indentures, as applicable. Article and section references set forth below are references to the Noble Indenture under which the Noble Notes will be issued or to the applicable Rosetta Indenture under which the Rosetta Notes were issued.

Optional Redemption with Proceeds of Equity Offerings

Rosetta Notes (Section 3.3(b))

The applicable Rosetta Indenture for each series of Rosetta Notes provides that prior to May 1, 2016 (in the case of the Rosetta 2021 Notes), December 1, 2016 (in the case of the Rosetta 2022 Notes) and June 1, 2017 (in the case of the Rosetta 2024 Notes), respectively, Rosetta may, at its option, on any one or more occasions redeem up to 35% of the aggregate principal amount of the Rosetta Notes of such series issued under the applicable Rosetta Indenture with an amount of cash not greater than the net cash proceeds of one or more public or private equity offerings for cash by Rosetta at a redemption price of 105.625% (in the case of the Rosetta 2021 Notes) and 105.875% (in the case of the Rosetta 2022 Notes and Rosetta 2024

Notes) of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided that

(1)	at least 65% of the original principal amount of the Rosetta Notes of such series issued on the date of original issuance of such series of Rosetta Notes remains outstanding after each such redemption; and

(2)	the redemption occurs within 120 days after the closing of the related equity offering.

Noble Notes (Not applicable)

There is no comparable provision in the Noble Notes.

Certain Covenants

Some of the covenants contained in the Noble Indenture described below contain defined terms. Definitions of those terms can be found in this prospectus under the caption “Description of Noble Notes—Certain Definitions.”

Reports

Rosetta Notes (Section 4.8)

The applicable Rosetta Indenture for each series of Rosetta Notes provides that, whether or not Rosetta is subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, to the extent not prohibited by the Exchange Act, Rosetta will file with the Commission, and make available to the Rosetta Trustee and the holders of the applicable series of Rosetta Notes without cost to any holder, the annual reports and the information, documents and other reports (or copies of such portions of any of the foregoing as the Commission may by rules and regulations prescribe) that are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation within the time periods specified therein with respect to an accelerated filer. In the event that Rosetta is not permitted to file such reports, documents and information with the Commission pursuant to the Exchange Act, Rosetta will nevertheless make available such Exchange Act information to the Rosetta Trustee and the holders of the applicable series of Rosetta Notes without cost to any holder as if Rosetta were subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act within the time periods specified therein with respect to a non-accelerated filer. If Rosetta has designated any of its subsidiaries as unrestricted subsidiaries, then the financial information required will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in any accompanying Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Rosetta and its restricted subsidiaries separate from the financial condition and results of operations of the unrestricted subsidiaries of Rosetta. The availability of the foregoing materials on the Commission’s website or on a freely accessible page on Rosetta’s website shall be deemed to satisfy the foregoing delivery obligations.

Noble Notes (Section 10.03)

Noble will file with the Noble Trustee and the Commission, and transmit to holders of the applicable series of Noble Notes, such information, documents and other reports, and such summaries thereof, as may be required pursuant to Section 314(a) of the Trust Indenture Act at the times and in the manner provided pursuant to the Trust Indenture Act. The Noble Trustee agrees that any such information, documents or reports filed by Noble on the EDGAR system of the Commission pursuant to Section 13 or 15(d) of the Exchange Act shall constitute the filing thereof with, and delivery thereof to, the Noble Trustee.

Limitation on Restricted Payments

Rosetta Notes (Section 4.10)

The applicable Rosetta Indenture for each series of Rosetta Notes provides that Rosetta will not, and will not permit any of its restricted subsidiaries, directly or indirectly, to, subject to some exceptions and except for expressly-permitted payments, (1) declare or pay any dividend or make any payment or distribution on or in respect of Rosetta’s capital stock (including any payment or distribution in connection with any merger or consolidation involving Rosetta or any of its restricted subsidiaries), (2) purchase, repurchase, redeem, defease or otherwise acquire or retire for value any capital stock of Rosetta or any direct or indirect parent of Rosetta held by persons other than Rosetta or a restricted subsidiary, (3) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any subordinated obligations of Rosetta or any subsidiary guarantors or (4) make investments in any person, other than expressly-permitted investments (“Restricted Investments”) (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition, retirement or Restricted Investment referred to in clauses (1) through (4), a “Restricted Payment”), if at the time Rosetta or such restricted subsidiary makes such Restricted Payment:

(a)	a default under the applicable Rosetta Indenture shall have occurred and be continuing (or would result therefrom);

(b)	Rosetta is not able to incur an additional $1.00 of indebtedness pursuant to the covenant described below under “—Limitation on Indebtedness and Preferred Stock” after giving effect, on a pro forma basis, to such Restricted Payment; or

(c)	the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made subsequent to April 15, 2010 would exceed the sum of: (i) 50% of Rosetta’s Consolidated Net Income for the period (treated as one accounting period) from January 1, 2010 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which internal financial statements are in existence (or, in case such Consolidated Net Income is a deficit, minus 100% of such deficit); (ii) 100% of the aggregate net cash proceeds and the fair market value of property or securities other than cash, in each case received by Rosetta from the issue or sale of its capital stock (other than disqualified stock) or other capital contributions subsequent to April 15, 2010, subject to some exceptions; (iii) the amount by which indebtedness of Rosetta or its restricted subsidiaries incurred on or after April 15, 2010 is reduced on Rosetta’s balance sheet upon the conversion or exchange subsequent to April 15, 2010 of any indebtedness of Rosetta or its restricted subsidiaries convertible or exchangeable for capital stock (other than disqualified stock) of Rosetta (less the amount of any cash, or the fair market value of any other property (other than such capital stock), distributed by Rosetta upon such conversion or exchange), together with the net proceeds, if any, received by Rosetta or any of its restricted subsidiaries upon such conversion or exchange, and (iv) the amount equal to the aggregate net reduction in Restricted Investments made by Rosetta or any of its restricted subsidiaries in any person after April 15, 2010 resulting from (A) repurchases, repayments or redemptions of such Restricted Investments by such person, proceeds realized upon the sale of such Restricted Investment, repayments of loans or advances or other transfers of assets (including by way of dividend or distribution) by such person to Rosetta or any restricted subsidiary, (B) the redesignation of unrestricted subsidiaries as restricted subsidiaries not to exceed the amount of Investments previously made by Rosetta or any restricted subsidiary in such unrestricted subsidiary, and (C) the sale by Rosetta or any restricted subsidiary (other than to Rosetta or a restricted subsidiary) of all or a portion of the capital stock of an unrestricted subsidiary or a distribution from an unrestricted subsidiary or a dividend from an unrestricted subsidiary (whether any such distribution or dividend is made with proceeds from the issuance by such unrestricted subsidiary of its capital stock or otherwise), which amount was included in the calculation of the amount of Restricted Payments.

Noble Notes (Not applicable)

There is no comparable provision in the Noble Notes.

Limitation on Affiliate Transactions

Rosetta Notes (Section 4.11)

The applicable Rosetta Indenture for each series of Rosetta Notes provides that Rosetta will not, and will not permit any of its restricted subsidiaries to, directly or indirectly, enter into, make, amend or conduct any transaction (including making a payment to, the purchase, sale, lease or exchange of any property or the rendering of any service), contract, agreement or understanding with or for the benefit of any affiliate of Rosetta (an “Affiliate Transaction”), other than expressly-permitted transactions, unless:

(1)	the terms of such Affiliate Transaction are not materially less favorable to Rosetta or such restricted subsidiary, as the case may be, than those that could reasonably be expected to be obtained in a comparable transaction at the time of such transaction in arm’s-length dealings with a person who is not such an affiliate or, if in the good faith judgment of Rosetta’s board of directors, no comparable transaction is available with which to compare such Affiliate Transaction, such Affiliate Transaction is otherwise fair to Rosetta or the relevant restricted subsidiary from a financial point of view; and

(2)	if such Affiliate Transaction involves an aggregate consideration in excess of $20.0 million, the terms of such transaction have been approved by a majority of the members of the board of directors of Rosetta having no personal stake in such transaction, if any (and such majority determines that such Affiliate Transaction satisfies the criteria in clause (1) above).

Noble Notes (Not applicable)

There is no comparable provision in the Noble Notes.

Limitation on Indebtedness and Preferred Stock

Rosetta Notes (Section 4.12)

The applicable Rosetta Indenture for each series of Rosetta Notes provides that Rosetta will not, and will not permit any of its restricted subsidiaries to, directly or indirectly, incur any indebtedness (including acquired indebtedness) and Rosetta will not permit any of its restricted subsidiaries to issue preferred stock, other than “Permitted Indebtedness.”

Notwithstanding the foregoing, Rosetta may incur indebtedness and any of the subsidiary guarantors may incur indebtedness and issue preferred stock if on the date thereof (1) the Consolidated Coverage Ratio for Rosetta and its restricted subsidiaries is at least 2.25 to 1.00, determined on a pro forma basis (including a pro forma application of proceeds); and (2) no default under the applicable Rosetta Indenture would occur as a consequence of, and no event of default under the applicable Rosetta Indenture would be continuing following, incurring the indebtedness or transactions relating to such incurrence.

“Permitted Indebtedness” means

(1)	indebtedness of Rosetta or any subsidiary guarantor incurred pursuant to one or more Credit Facilities in an aggregate amount not to exceed the greater of (i) $900.0 million or (ii) an amount equal to the sum of $150.0 million and 30.0% of Rosetta’s Adjusted Consolidated Net Tangible Assets determined as of the date of the incurrence of such indebtedness after giving effect to the application of the proceeds therefrom;

(2)

guarantees by Rosetta or subsidiary guarantors of indebtedness of Rosetta or a subsidiary guarantor, as the case may be, incurred in accordance with the provisions of the applicable Rosetta Indenture; provided that in the event such indebtedness that is being guaranteed is a subordinated obligation of Rosetta or a subsidiary guarantor, then the related guarantee shall be subordinated in right of payment to the applicable series of Rosetta Notes or the subsidiary guarantee to at least the same extent as the indebtedness being guaranteed, as the case may be;

(3)	indebtedness of Rosetta owing to and held by any restricted subsidiary or indebtedness of a restricted subsidiary owing to and held by Rosetta or any restricted subsidiary; provided, however, that (a) if Rosetta or a subsidiary guarantor is the obligor of such indebtedness and the obligee is not Rosetta or a subsidiary guarantor, such indebtedness must be expressly subordinated to the prior payment in full in cash of the applicable series of Rosetta Notes or all obligations of such subsidiary guarantor with respect to its subsidiary guarantee of such Rosetta Notes, as the case may be and (b) (i) any subsequent issuance or transfer of capital stock or any other event which results in any such indebtedness being held by a person other than Rosetta or a restricted subsidiary of Rosetta and (ii) any sale or other transfer of any such indebtedness to a person other than Rosetta or a restricted subsidiary of Rosetta shall be deemed, in each case, to constitute an incurrence of such indebtedness by Rosetta or such subsidiary, as the case may be, that was not permitted by this clause;

(4)	indebtedness represented by (a) the applicable series of Rosetta Notes issued on the issue date of such Rosetta Notes and all subsidiary guarantees with respect thereto, (b) any other series of Rosetta Notes then outstanding and any other indebtedness (other than the Indebtedness described in clauses (1), (2) and (4)(a)) outstanding on the applicable issue date of the applicable series of Rosetta Notes, and (c) any Refinancing Indebtedness incurred in respect of any indebtedness described in this clause (4) or clause (5) or (7) or incurred pursuant to the Consolidated Coverage Ratio described above;

(5)	Permitted Acquisition Indebtedness;

(6)	indebtedness incurred in respect of (a) self-insurance obligations, bid, appeal, reimbursement, performance, surety and similar bonds and completion guarantees provided by Rosetta or a restricted subsidiary in the ordinary course of business and any guarantees or letters of credit functioning as or supporting any of the foregoing bonds or obligations and (b) obligations represented by letters of credit for the account of Rosetta or a restricted subsidiary in order to provide security for workers’ compensation claims (in the case of clauses (a) and (b) other than for an obligation for money borrowed);

(7)	indebtedness of Rosetta or any restricted subsidiary represented by Capitalized Lease Obligations (whether or not incurred pursuant to sale/leaseback transactions) or other indebtedness incurred or assumed in connection with the acquisition, construction, improvement or development of real or personal, movable or immovable, property, in each case incurred for the purpose of financing, refinancing, renewing, defeasing or refunding all or any part of the purchase price or cost of acquisition, construction, improvement or development of property used in the business of Rosetta or its restricted subsidiaries; provided that the aggregate principal amount incurred by Rosetta or any restricted subsidiary pursuant to this clause (7) and any Refinancing Indebtedness incurred under clause (4)(c) above to refinance any indebtedness originally incurred under this clause (7) outstanding at any time shall not exceed the greater of (x) $50.0 million and (y) 2.0% of Rosetta’s Adjusted Consolidated Net Tangible Assets; and provided further that the principal amount of any indebtedness permitted under this clause (7) did not in each case at the time of incurrence exceed the fair market value, as determined in accordance with the definition of such term, of the acquired or constructed asset or improvement so financed;

(8)	capital stock (other than disqualified stock) of Rosetta or of any of the subsidiary guarantors;

(9)	indebtedness of foreign subsidiaries if, at the time of incurrence and after giving effect thereto, the aggregate principal amount of all indebtedness of foreign subsidiaries incurred pursuant to this clause (9) and then outstanding does not exceed the greater of $30.0 million and an amount equal to 10% of the total assets of such foreign subsidiaries; and

(10)	in addition to the items referred to in clauses (1) through (9) above, indebtedness of Rosetta and its subsidiary guarantors in an aggregate outstanding principal amount which, when taken together with the principal amount of all other indebtedness incurred pursuant to this clause (10) and then outstanding, will not at any time exceed the greater of $120.0 million or 5.0% of Rosetta’s Adjusted Consolidated Net Tangible Assets, determined as of the date of incurrence of such indebtedness after giving effect to such incurrence and the application of the proceeds therefrom.

The applicable Rosetta Indenture for each series of Rosetta Notes also provides that Rosetta will not permit any of its unrestricted subsidiaries to incur any indebtedness, or issue any shares of disqualified stock, other than Non-Recourse Debt.

Noble Notes (Not applicable)

There is no comparable provision in the Noble Notes.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

Rosetta Notes (Section 4.13)

The applicable Rosetta Indenture for each series of Rosetta Notes provides that Rosetta will not, and will not permit any restricted subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or consensual restriction on the ability of any restricted subsidiary to, in each case except for certain expressly-permitted encumbrances or restrictions:

(1)	pay dividends or make any other distributions on its capital stock or pay any Indebtedness or other obligations owed to Rosetta or any restricted subsidiary (it being understood that the priority of any preferred stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on capital stock);

(2)	make any loans or advances to Rosetta or any restricted subsidiary (it being understood that the subordination of loans or advances made to Rosetta or any restricted subsidiary to other indebtedness incurred by Rosetta or any restricted subsidiary shall not be deemed a restriction on the ability to make loans or advances); or

(3)	sell, lease or transfer any of its property or assets to Rosetta or any restricted subsidiary.

Noble Notes (Not applicable)

There is no comparable provision in the Noble Notes.

Change of Control

Rosetta Notes (Section 4.14)

The applicable Rosetta Indenture for each series of Rosetta Notes provides that if a Change of Control occurs, unless Rosetta has previously or concurrently exercised its right to optionally redeem all of the Rosetta Notes of the applicable series, each holder of the Rosetta Notes of such series will have the right to require Rosetta to repurchase all or any part of such holder’s Rosetta Notes of such series at a purchase price in cash equal to 101% of the principal amount of the Rosetta Notes of such series plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Noble Notes (Not applicable)

There is no comparable provision in the Noble Notes.

Limitation on Sales of Assets and Subsidiary Stock

Rosetta Notes (Section 4.15)

The applicable Rosetta Indenture for each series of Rosetta Notes provides that Rosetta will not, and will not permit any of its Restricted Subsidiaries to, make any Asset Disposition unless:

(1)	Rosetta or such restricted subsidiary, as the case may be, receives consideration at the time of such Asset Disposition at least equal to the fair market value (such fair market value to be determined on the date of contractually agreeing to such Asset Disposition) of the shares or other assets subject to such Asset Disposition;

(2)	at least 75% of the aggregate consideration received by Rosetta or such restricted subsidiary, as the case may be, from such Asset Disposition and all other Asset Dispositions since the issue date of the applicable Rosetta Notes, on a cumulative basis, is in the form of cash or cash equivalents (or deemed cash as provided in the applicable Rosetta Indenture) or additional assets, or any combination thereof; and

(3)	except as provided in the next paragraph, an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied, within 365 days from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, by Rosetta or such restricted subsidiary, as the case may be, (a) to prepay, repay, redeem or purchase specified types of indebtedness or (b) to invest in or acquire additional assets, including if an agreement (including a lease, whether a capital lease or an operating lease) committing to make the investments, acquisitions or expenditures referred to therein is entered into by Rosetta or its restricted subsidiary within the specified time period and such Net Available Cash is subsequently applied in accordance with such agreement within six months following such agreement.

Any Net Available Cash from Asset Dispositions that is not applied or invested as provided in the preceding paragraph will be deemed to constitute “Excess Proceeds.” Not later than the 366th day from the later of the date of such Asset Disposition or the receipt of such Net Available Cash, if the aggregate amount of Excess Proceeds exceeds $20.0 million, Rosetta will be required to make an offer (“Asset Disposition Offer”), to all holders of other pari passu indebtedness outstanding with similar provisions requiring Rosetta to make an offer to purchase such pari passu indebtedness with the proceeds from any Asset Disposition (“Pari Passu Notes”) to purchase the maximum principal amount of the applicable series of Rosetta Notes and any such Pari Passu Notes to which the Asset Disposition Offer applies that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount (or, in the event such pari passu indebtedness of Rosetta was issued with significant original issue discount, 100% of the accreted value thereof) of the applicable series of Rosetta Notes and Pari Passu Notes plus accrued and unpaid interest, if any (or in respect of such pari passu indebtedness, such lesser price, if any, as may be provided for by the terms of such Indebtedness), to the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures set forth in the Indenture or the agreements governing the Pari Passu Notes, as applicable.

Rosetta will not, and will not permit any restricted subsidiary to, engage in any Asset Swaps, unless: (1) at the time of entering into such Asset Swap and immediately after giving effect to such Asset Swap, no default or event of default under the applicable Rosetta Indenture shall have occurred and be continuing or would occur as a consequence thereof; and (2) in the event such Asset Swap involves the transfer by Rosetta or any restricted subsidiary of assets having an aggregate fair market value in excess of $20.0 million, the terms of such Asset Swap have been approved by a majority of the members of the Board of Directors of Rosetta.

Noble Notes (Not applicable)

There is no comparable provision in the Noble Notes.

Covenant Termination

Rosetta Notes (Section 4.16)

The applicable Rosetta Indenture for each series of Rosetta Notes provides that from and after the occurrence of an Investment Grade Rating Event, Rosetta and its restricted subsidiaries will no longer be subject to the provisions of the applicable Rosetta Indenture described under the following headings:

•	“—Limitation on Indebtedness and Preferred Stock” above,

•	“—Limitation on Restricted Payments” above,

•	“—Limitation on Restrictions on Distributions from Restricted Subsidiaries” above,

•	“—Limitation on Sales of Assets and Subsidiary Stock” above,

•	“—Limitation on Affiliate Transactions” above, and

•	clause (3) of “—Merger and Consolidation” below (collectively, the “Eliminated Covenants”).

As a result, after the date on which Rosetta and its restricted subsidiaries are no longer subject to the Eliminated Covenants, the applicable series of Rosetta Notes will be entitled to substantially reduced covenant protection. After the foregoing covenants have been terminated, Rosetta may not designate any of its subsidiaries as unrestricted subsidiaries.

“Investment Grade Rating” means a rating equal to or higher than:

(1)	Baa3 (or the equivalent) with a stable or better outlook by Moody’s Investors Service, Inc.; and

(2)	BBB- (or the equivalent) with a stable or better outlook by Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc.,

or, if either such entity ceases to rate the Notes for reasons outside of the Company’s control, the equivalent investment grade credit rating from any other nationally recognized statistical rating agency.

“Investment Grade Rating Event” means the first day on which the applicable series of Rosetta Notes have an Investment Grade Rating from each rating agency and no default has occurred and is then continuing under the applicable Rosetta Indenture.

Noble Notes (Not applicable)

There is no comparable provision in the Noble Notes. The Noble Indenture and each series of notes thereunder have been, and the Noble Notes are expected to be, rated investment grade when issued. Accordingly, the Noble Indenture has covenants that we believe to be consistent with investment grade debt securities.

Limitation on Liens

Rosetta Notes (Section 4.17)

The applicable Rosetta Indenture for each series of Rosetta Notes provides that Rosetta will not, and will not permit any of its restricted subsidiaries to, directly or indirectly, create, incur or suffer to exist any Lien (the “Initial Lien”) other than “Permitted Liens” upon any of its property or assets (including capital stock of restricted subsidiaries), including any income or profits therefrom, whether owned on the date of such Rosetta Indenture or acquired after that date, which Lien is securing any Indebtedness, unless contemporaneously with the incurrence of such Liens effective provision is made to secure the indebtedness due under such series of Rosetta Notes or, in respect of Liens on any restricted subsidiary’s property or assets, any subsidiary guarantee of such series of Rosetta Notes of such restricted subsidiary, equally and ratably with (or senior in priority to in the case of Liens with respect to subordinated obligations of Rosetta or any subsidiary guarantor, as the case may be) the indebtedness secured by such Lien for so long as such Indebtedness is so secured. Any Lien created for the benefit of the holders of the Rosetta Notes of such series pursuant to the preceding sentence shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Initial Lien.

“Permitted Liens” means:

(1)	Liens securing indebtedness and other obligations under, and related hedging obligations and Liens on assets of restricted subsidiaries securing guarantees of indebtedness and other obligations of Rosetta under, any Credit Facility permitted to be incurred under the Indenture under the provisions described in clause (1) of the third paragraph under “—Limitation on Indebtedness and Preferred Stock” above;

(2)	pledges or deposits by such person under workers’ compensation laws, unemployment insurance laws, social security or old age pension laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of indebtedness) or leases to which such person is a party, or deposits (which may be secured by a Lien) to secure public or statutory obligations of such person including letters of credit and bank guarantees required or requested by the United States, any State thereof or any foreign government or any subdivision, department, agency, organization or instrumentality of any of the foregoing in connection with any contract or statute (including lessee or operator obligations under statutes, governmental regulations, contracts or instruments related to the ownership, exploration and production of oil, natural gas, other hydrocarbons and minerals on State, Federal or foreign lands or waters), or deposits of cash or United States government bonds to secure indemnity performance, surety or appeal bonds or other similar bonds to which such person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case incurred in the ordinary course of business;

(3)	statutory and contractual Liens of landlords and Liens imposed by law, including carriers’, warehousemen’s, mechanics’, materialmen’s and repairmen’s Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

(4)	Liens for taxes, assessments or other governmental charges or claims not yet subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings; provided that appropriate reserves, if any, required pursuant to GAAP have been made in respect thereof;

(5)	Liens in favor of issuers of surety or performance bonds or bankers’ acceptances issued pursuant to the request of and for the account of such person in the ordinary course of its business;

(6)	survey exceptions, encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of the assets of such person and its restricted subsidiaries, taken as a whole, or materially impair their use in the operation of the business of such person;

(7)	Liens securing hedging obligations so long as the related indebtedness, if any, is, and is permitted to be under the applicable Rosetta Indenture, secured by a Lien on the same property securing such hedging obligation;

(8)	leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of Rosetta and its restricted subsidiaries, taken as a whole;

(9)	prejudgment Liens and judgment Liens not giving rise to an event of default under the applicable Rosetta Indenture;

(10)	Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capitalized Lease Obligations incurred under clause (4) or (7) of the third paragraph under “—Limitation on Indebtedness and Preferred Stock” above, purchase money obligations or other payments incurred to finance the acquisition, lease, improvement or construction of or repairs or additions to, assets or property acquired or constructed in the ordinary course of business; provided that: (a) the aggregate principal amount of indebtedness secured by such Liens is otherwise permitted to be incurred under the Indenture and does not exceed the cost of the assets or property so acquired or constructed; and (b) such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of Rosetta or any restricted subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(11)	Liens arising solely by virtue of any statutory or common law provisions relating to banker’s Liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that: (a) such deposit account is not a dedicated cash collateral account and is not subject to restrictions against access by Rosetta in excess of those set forth by regulations promulgated by the Federal Reserve Board; and (b) such deposit account is not intended by Rosetta or any restricted subsidiary to provide collateral to the depository institution;

(12)	Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by Rosetta and its restricted subsidiaries in the ordinary course of business;

(13)	Liens existing on the issue date of the applicable series of Rosetta Notes;

(14)	Liens on property or shares of capital stock of a person at the time such person becomes a subsidiary; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such other person becoming a subsidiary; provided further, however, that any such Lien may not extend to any other property owned by Rosetta or any restricted subsidiary (other than assets or property affixed or appurtenant thereto);

(15)	Liens on property at the time Rosetta or any of its subsidiaries acquired the property, including any acquisition by means of a merger or consolidation with or into Rosetta or any of its subsidiaries; provided, however, that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by Rosetta or any restricted subsidiary (other than assets or property affixed or appurtenant thereto);

(16)	Liens securing indebtedness or other obligations of a subsidiary owing to Rosetta or a wholly-owned subsidiary;

(17)	Liens securing the applicable series of Rosetta Notes, subsidiary guarantees thereof and other obligations under the applicable Rosetta Indenture;

(18)	Liens securing Refinancing Indebtedness incurred to refinance indebtedness that was previously so secured, provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the indebtedness being refinanced or is in respect of property or assets that is the security for a Permitted Lien;

(19)	any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(20)	Liens in respect of Production Payments and Reserve Sales, which Liens shall be limited to the property that is the subject of such Production Payments and Reserve Sales;

(21)	Liens arising under oil and gas leases or subleases, assignments, farm-out agreements, farm-in agreements, division orders, contracts for the sale, purchase, exchange, transportation, gathering or processing of Hydrocarbons, unitizations and pooling designations, declarations, orders and agreements, development agreements, joint venture agreements, partnership agreements, operating agreements, royalties, working interests, net profits interests, joint interest billing arrangements, participation agreements, production sales contracts, area of mutual interest agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or geophysical permits or agreements, licenses, sublicenses and other agreements which are customary in the Oil and Gas Business; provided, however, in all instances that such Liens are limited to the assets that are the subject of the relevant agreement, program, order or contract;

(22)	Liens on pipelines or pipeline facilities that arise by operation of law;

(23)	Liens securing indebtedness in an aggregate principal amount outstanding at any one time, added together with all other indebtedness secured by Liens incurred pursuant to this clause (23), not to exceed the greater of $25.0 million and 1.0% of Rosetta’s Adjusted Consolidated Net Tangible Assets, as determined on the date of incurrence of such indebtedness after giving pro forma effect to such incurrence and the application of the proceeds therefrom;

(24)	Liens in favor of Rosetta or any subsidiary guarantor;

(25)	deposits made in the ordinary course of business to secure liability to insurance carriers;

(26)	Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(27)	Liens deemed to exist in connection with Investments in repurchase agreements permitted under “—Limitation on Indebtedness and Preferred Stock” above; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(28)	Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(29)	any (a) interest or title of a lessor or sublessor under any lease, liens reserved in oil, gas or other Hydrocarbons, minerals, leases for bonus, royalty or rental payments and for compliance with the terms of such leases; (b) restriction or encumbrance that the interest or title of such lessor or sublessor may be subject to (including, without limitation, ground leases or other prior leases of the demised premises, mortgages, mechanics’ liens, tax liens, and easements); or (c) subordination of the interest of the lessee or sublessee under such lease to any restrictions or encumbrance referred to in the preceding clause (b);

(30)	Liens upon specific items of inventory or other goods and proceeds of any person securing such person’s obligations in respect of bankers’ acceptances issued or created for the account of such person to facilitate the purchase, shipment or storage of such inventory or other goods;

(31)	Liens arising under the applicable Rosetta Indenture in favor of the Rosetta Trustee for its own benefit and similar Liens in favor of other trustees, agents and representatives arising under instruments governing indebtedness permitted to be incurred under the applicable Rosetta Indenture, provided, however, that such Liens are solely for the benefit of the trustees, agents or representatives in their capacities as such and not for the benefit of the holders of such indebtedness;

(32)	Liens arising from the deposit of funds or securities in trust for the purpose of decreasing or defeasing indebtedness so long as such deposit of funds or securities and such decreasing or defeasing of indebtedness are permitted under the covenant described under “—Limitation on Restricted Payments” above;

(33)	Liens securing indebtedness permitted to be incurred pursuant to clause (9) of the second paragraph under the covenant described under “—Limitation on Indebtedness and Preferred Stock” above; provided that such Liens extend only to the assets of foreign subsidiaries; and

(34)	Liens in favor of collecting or payer banks having a right of setoff, revocation, or charge back with respect to money or instruments of Rosetta or any subsidiary of Rosetta on deposit with or in possession of such bank.

In each case set forth above, notwithstanding any stated limitation on the assets that may be subject to such Lien, a Permitted Lien on a specified asset or group or type of assets may include Liens on all improvements, additions and accessions thereto and all products and proceeds thereof (including dividends, distributions and increases in respect thereof).

Noble Notes (Section 6.06)

The Noble Indenture provides that if Noble incurs, assumes or guarantees a Debt secured by a Mortgage either on any Mineral Interest or on a restricted subsidiary’s stock or Debt, Noble will secure the Noble Notes on at least an equal basis. These restrictions do not apply to debt secured by the following:

(1)	Mortgages in existence on the date of the Noble Indenture;

(2)	Mortgages affecting Mineral Interests, shares of capital stock or debt of an entity existing at the time it becomes a subsidiary or at the time it is merged into or consolidated with noble or a subsidiary, or on any shares of capital stock or debt of any restricted subsidiary at the time its becomes a restricted subsidiary;

(3)	Mortgages on property existing when Noble acquires the property, or Mortgages on any property that Noble or any Restricted Subsidiary acquires after the date of the Noble Indenture that are created or assumed to secure the payment of all or any part of the purchase price of the property or to secure any Debt incurred prior to, at the time of, or within 180 days after the acquisition of the property for the purpose of financing all or any part of its purchase price;

(4)	Mortgages on property constructed or improved after the date of the Noble Indenture by Noble or any Restricted Subsidiary that are created or assumed to secure the payment of all or any part of the cost of the construction or improvement, provided, however, that any Mortgage of this kind shall not apply to any property owned by Noble or any Restricted Subsidiary prior to the date of the Noble Indenture;

(5)	Mortgages on Noble’s property or the property of a Restricted Subsidiary to secure the payment of all or any part of the costs incurred after the date of the indenture of exploration, drilling, mining or development of the property (which is understood to include servicing, treating, processing, converting, transporting, storage and marketing of Hydrocarbons from the property) for the purposes of increasing the production and sale of oil, gas and other minerals, or any Debt incurred to provide funds for all or any of those purposes;

(6)	Mortgages that secure only Debt of a Restricted Subsidiary owed to Noble or to another Restricted Subsidiary;

(7)	Mortgages in favor of the United States or any state or governmental instrumentality thereof securing payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to the Mortgages; and

(8)	any extension, renewal or replacement, in whole or in part, of any of the Mortgages referred to in the foregoing clauses (1) through (7), inclusive, or of any debt secured by those Mortgages.

Notwithstanding the foregoing, Noble or a Restricted Subsidiary may issue, assume or guarantee Debt secured by a Mortgage on any Mineral Interest or on a Restricted Subsidiary’s stock or Debt if such Debt, when added to the sum of all other Debt that would otherwise be restricted by the foregoing (but not including Debt permitted under items (1) through (8) above), does not at any time exceed ten percent of the sum of Noble’s Consolidated Net Tangible Assets.

The following transactions shall not be deemed to create debt secured by a Mortgage:

(1)	the sale or other transfer of oil, gas, or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money, however determined, or a specified amount of oil, gas, or other minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil, gas, or other mineral payment or a production payment, and including, in any case, overriding royalty interests, net profit interests, reversionary interests and carried interests and other similar burdens on production; and

(2)	the sale or other transfer by Noble or any of its Restricted Subsidiaries of properties to a partnership, joint venture or other entity whereby Noble or the Restricted Subsidiary would retain partial ownership of the properties.

Subsidiary Guarantees

Rosetta Notes (Section 4.18; Article XI)

The Rosetta Notes are guaranteed by each of the following subsidiaries of Rosetta: Rosetta Resources Offshore, LLC, Rosetta Resources Operating GP, LLC, Rosetta Resources Operating LP, Rosetta Resources Michigan Limited Partnership and Rosetta Resources Holdings, LLC.

In addition, the applicable Rosetta Indenture for each series of Rosetta notes provides that Rosetta will cause (a) each restricted subsidiary that guarantees any indebtedness under a Credit Facility, other than a foreign subsidiary and (b) any other domestic subsidiary that is not already a subsidiary guarantor that guarantees any indebtedness of Rosetta or a subsidiary guarantor, in each case, created or acquired by Rosetta or one or more of its restricted subsidiaries, to execute and deliver to the Rosetta Trustee within 30 days a supplemental indenture pursuant to which such subsidiary will unconditionally guarantee, on a joint and several basis, the full and prompt payment of the principal of, premium, if any, and interest, if any, on the applicable series of Rosetta Notes on a senior basis; provided that any restricted subsidiary that constitutes an immaterial subsidiary need not become a subsidiary guarantor until such time as it ceases to be an immaterial subsidiary.

A subsidiary guarantor’s guarantee of a series of Rosetta Notes will be released, if no default exists or would exist under the Rosetta Indenture governing such series, (i) upon the sale or disposition of all of the capital stock of such subsidiary guarantor or upon the consolidation or merger of that subsidiary guarantor (in each case, other than to Rosetta or to a restricted subsidiary or affiliate of Rosetta), (ii) upon the designation of that subsidiary guarantor as an unrestricted subsidiary, or (iii) in connection with any legal defeasance or satisfaction and discharge of the Rosetta Notes of such series.

Noble Notes (Not applicable)

There is no comparable provision in the Noble Notes. The Noble Notes will not be guaranteed by any subsidiaries of Noble.

Merger and Consolidation

Rosetta Notes (Section 5.1)

The applicable Rosetta Indenture for each series of Rosetta Notes provides that Rosetta will not consolidate with or merge with or into or wind up into (whether or not Rosetta is the surviving Person), or convey, transfer or lease all or substantially all its assets in one or more related transactions to, any Person, unless:

(1)	the resulting, surviving or transferee Person (the “Successor Company”) will be a corporation, partnership, trust or limited liability company organized and existing under the laws of the United States of America, any State of the United States or the District of Columbia and the Successor Company (if not Rosetta) will expressly assume, by supplemental indenture, executed and delivered to the Rosetta Trustee, in form reasonably satisfactory to the Rosetta Trustee, all the obligations of Rosetta under the applicable series of Rosetta Notes and the applicable Rosetta Indenture;

(2)	immediately after giving effect to such transaction (and treating any indebtedness that becomes an obligation of the Successor Company or any subsidiary of the Successor Company as a result of such transaction as having been incurred by the Successor Company or such subsidiary at the time of such transaction), no default or event of default under the applicable Rosetta Indenture shall have occurred and be continuing;

(3)	either (A) immediately after giving effect to such transaction, the Successor Company would be able to incur at least an additional $1.00 of indebtedness pursuant to the first paragraph of the covenant described under “—Certain Covenants—Limitation on Indebtedness and Preferred Stock” above or (B) immediately after giving effect to such transaction on a pro forma basis and any related financing transactions as if the same had occurred at the beginning of the applicable four quarter period, the Consolidated Coverage Ratio of Rosetta is equal to or greater than the Consolidated Coverage Ratio of Rosetta immediately before such transaction;

(4)	each subsidiary guarantor (unless it is the other party to the transactions above, in which case clause (1) shall apply) shall have by supplemental indenture confirmed that its subsidiary guarantee shall apply to such person’s obligations in respect of the Indenture and the applicable series of Rosetta Notes and that its subsidiary guarantee thereof shall continue to be in effect; and

(5)	Rosetta shall have delivered to the Rosetta Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger, conveyance, transfer or lease and such supplemental indenture (if any) comply with the applicable Rosetta Indenture.

For purposes of this covenant, the sale, lease, conveyance, assignment, transfer or other disposition of all or substantially all of the properties and assets of one or more subsidiaries of Rosetta, which properties and assets, if held by Rosetta instead of such subsidiaries, would constitute all or substantially all of the properties and assets of Rosetta on a consolidated basis, shall be deemed to be the transfer of all or substantially all of the assets of Rosetta.

Notwithstanding the preceding clause (3), (x) any restricted subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to Rosetta and Rosetta may consolidate with, merge into or transfer all or part of its properties and assets to a subsidiary guarantor and (y) Rosetta may merge with an affiliate incorporated solely for the purpose of reincorporating Rosetta in another jurisdiction; provided that, in the case of a restricted subsidiary that consolidates with, merges into or transfers all or part of its properties and assets to Rosetta, Rosetta will not be required to comply with the preceding clause (5).

Noble Notes (Section 11.01)

Noble shall not consolidate with or merge into, or convey or otherwise transfer or lease its properties and assets substantially as an entirety to, any person, unless:

(1)	the entity formed by the consolidation or into which Noble is merged, or the entity which acquires by conveyance or transfer, or which leases, substantially all of Noble’s properties and assets:

(a) is organized and validly existing under the laws of the United States, any state, or the District of Columbia; and

(b) expressly assumes Noble’s obligations on the Noble Notes and under the Noble Indenture;

(2)	immediately after the transaction becomes effective, no event of default, and no event that would become an event of default, will have occurred and be continuing; and

(3)	Noble delivers to the Noble Trustee an officer’s certificate and opinion of counsel as provided in the Noble Indenture.

Events of Default

Rosetta Notes (Section 6.1)

Each of the following is an “Event of Default” under the applicable Rosetta Indenture with respect to a series of Rosetta Notes:

(1)	default in any payment of interest on any Rosetta Note of such series when due, continued for 30 days;

(2)	default in the payment of principal of or premium, if any, on any Rosetta Note when due at its stated maturity, upon optional redemption, upon required repurchase, upon declaration of acceleration or otherwise;

(3)	failure by Rosetta or any subsidiary guarantor to comply with its obligations under the merger covenant of such Rosetta Indenture;

(4)	failure by Rosetta to comply for 30 days after notice as provided below with any of its obligations under the provisions described under “—Certain Covenants” above (in each case, other than a failure to purchase Rosetta Notes which will constitute an event of default under clause (2) above);

(5)	failure by Rosetta to comply for 60 days (or 180 days in the case of a failure to make available the required Commission reports) after notice as provided below with its other agreements contained in such Rosetta Indenture;

(6)	default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Rosetta or any of its restricted subsidiaries (or the payment of which is guaranteed by Rosetta or any of its restricted subsidiaries), other than indebtedness owed to Rosetta or a restricted subsidiary, whether such Indebtedness or guarantee now exists, or is created after the date of such Rosetta Indenture, which default: (a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness (and any extensions of any grace period) (“payment default”); or (b) results in the acceleration of such Indebtedness prior to its maturity; and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such Indebtedness under which there has been a payment default or the maturity of which has been so accelerated, aggregates $50.0 million or more;

(7)	certain events of bankruptcy, insolvency or reorganization of Rosetta or a significant subsidiary or group of restricted subsidiaries that, taken together, would constitute a significant subsidiary;

(8)	failure by Rosetta or any significant subsidiary or group of restricted subsidiaries that, taken together, would constitute a significant subsidiary to pay final judgments aggregating in excess of $50.0 million (to the extent not covered by insurance by a reputable and creditworthy insurer as to which the insurer has not disclaimed coverage), which judgments are not paid or discharged, and there shall be any period of 60 consecutive days following entry of such final judgment or decree during which a stay of enforcement of such final judgment or decree, by reason of pending appeal or otherwise, shall not be in effect; or

(9)	any subsidiary guarantee of a significant subsidiary or group of restricted subsidiaries that, taken together would constitute a significant subsidiary, ceases to be in full force and effect (except as contemplated by the terms of the indenture) or is declared null and void in a judicial proceeding or any subsidiary guarantor that is a significant subsidiary or group of subsidiary guarantors that, taken together would constitute a significant subsidiary, denies or disaffirms its obligations under such Rosetta Indenture or its subsidiary guarantee.

Noble Notes (Section 8.01)

The Noble Indenture provides that each of the following is an “Event of Default” with respect to the debt securities of a series issued under the Noble Indenture:

(1)	Noble’s failure to pay the principal of or premium, if any, on the debt securities of that series when due;

(2)	Noble’s failure to pay any interest due on the debt securities of that series and the default continues for 30 days;

(3)	Noble’s failure to make any required sinking fund payment when due with respect to the debt securities of that series;

(4)	Noble’s failure for 60 days after written notice to Noble as specified in the indenture to comply with any of Noble’s other covenants in the indenture for the benefit of that series;

(5)	default by Noble under any instrument or other evidence of indebtedness for money borrowed, or any guarantee of payment by Noble for money borrowed if the effect of such default is to cause an acceleration of the principal amount of such indebtedness and the aggregate amount of such indebtedness or guarantees is in excess of five percent of Noble’s Consolidated Net Tangible Assets, unless the default has been cured or waived; and

(6)	certain events of bankruptcy, insolvency or reorganization relating to Noble.

THE PROPOSED AMENDMENTS

We are soliciting the consent of the holders of Rosetta Notes to (1) eliminate the restrictive covenants in the Rosetta Indentures regarding ability to make restricted payments, enter into transactions with affiliates, incur additional indebtedness, create dividend or other payment restrictions affecting subsidiaries, dispose of assets and create liens and (2) permit Noble’s filing of its periodic reports under the Exchange Act to satisfy all reporting obligations in the Rosetta Indentures. If a majority of holders of a series of Rosetta Notes consent to the proposed amendments (and the proposed amendments to such series of Rosetta Notes otherwise become effective), such amendments will apply to all Rosetta Notes of such series that are not acquired in the applicable exchange offer, even though the remaining holders of such Rosetta Notes did not consent to the proposed amendments. Thereafter, all Rosetta Notes of such series will be governed by the applicable Rosetta Indenture as amended by the proposed amendments, which will have less restrictive terms and afford reduced protections to the holders of the Rosetta Notes of such series compared to those currently in the Rosetta Indentures or those applicable to the Noble Notes. In particular, holders of the Rosetta Notes under the amended Rosetta Indentures will no longer receive annual, quarterly and other reports from Rosetta and will no longer be entitled to the benefits of restrictive covenants. See “Risk Factors—Risks Related to the Exchange Offers and the Consent Solicitations—The proposed amendments to the Rosetta Indentures will afford reduced protection to remaining holders of Rosetta Notes.”

The descriptions below of the provisions of the Rosetta Indentures to be eliminated or modified do not purport to be complete and are qualified in their entirety by reference to the Rosetta Indentures and the form of supplemental indenture to the Rosetta Indentures that contains the proposed amendments. A copy of the form of supplemental indenture is attached as an exhibit to the registration statement of which this prospectus forms a part.

The proposed amendments for the applicable Rosetta Indenture with respect to each series of Rosetta Notes constitute a single proposal with respect to that series of notes, and a consenting holder of that series of Rosetta Notes must consent to the proposed amendments in their entirety and may not consent selectively with respect to certain of the proposed amendments.

Pursuant to the applicable Rosetta Indenture for each series of Rosetta Notes, the proposed amendments require the consent of the holders of a majority in outstanding principal amount of the Rosetta Notes of such series affected by such Rosetta Indenture.

As of the date of this prospectus, the outstanding principal amount with respect to each series of Rosetta Notes is:

Series of Rosetta Notes	Principal Amount Outstanding
5.625% Senior Notes due 2021	$700,000,000
5.875% Senior Notes due 2022	$600,000,000
5.875% Senior Notes due 2024	$500,000,000

Total	$1,800,000,000

The valid tender of any of a holder’s Rosetta Notes of a particular series will constitute the consent of the tendering holder to the proposed amendments in their entirety with respect to that particular series of Rosetta Notes.

If the Requisite Consents with respect to a series of Rosetta Notes under the applicable Rosetta Indenture have been received prior to the Expiration Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable, the following modifications will be made to the applicable Rosetta Indenture:

Elimination of Restrictive Covenants. The proposed amendments would delete the sections or provisions listed below under the applicable Rosetta Indenture:

•	Section 4.10 (Limitation on Restricted Payments)

•	Section 4.11 (Limitation on Affiliate Transactions)

•	Section 4.12 (Limitation on Incurrence of Indebtedness and Preferred Stock)

•	Section 4.13 (Limitation on Restrictions on Distributions from Restricted Subsidiaries)

•	Section 4.15 (Limitation on Sales of Assets and Subsidiary Stock)

•	Section 4.16 (Covenant Termination)

•	Section 4.17 (Limitation on Liens)

•	Clause (3) (debt incurrence limitation) of Section 5.1 (Merger, Consolidation and Sale of Assets)

Amendment to Section 4.7. The proposed amendments would also amend Section 4.7 (Compliance Laws) of each of the Rosetta Indentures to specify that Rosetta and the subsidiary guarantors must comply with all laws, other than violations that would result in a material adverse effect of Noble and its subsidiaries, taken as a whole.

Amendment to Section 4.8. The proposed amendments would also amend Section 4.8 (Reports to Holders) of each of the Rosetta Indentures by adding a new subsection (d) providing that for so long as Noble or one of its subsidiaries owns at least 50% of the Voting Interests (as defined in the Rosetta Indentures) of Rosetta, the filing of Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K with the Commission by Noble or one of its subsidiaries or posting the same on Noble’s or one its subsidiaries’ website will satisfy all reporting obligations under applicable Rosetta Indenture.

Conforming Changes, etc. The proposed amendments would amend the Rosetta Indentures to make conforming or other changes to the Rosetta Indentures to modify or delete certain definitions and cross-references that relate to the modifications described above.

By consenting to the proposed amendments to the applicable Rosetta Indenture, you will be deemed to have waived any default, event of default or other consequence under such Rosetta Indenture for failure to comply with the terms of the provisions identified above (whether before or after the date of the supplemental indenture effecting the proposed amendments described above).

Effectiveness of Proposed Amendments

Assuming we have received the Requisite Consents with respect to all series of Rosetta Notes prior to the Expiration Date, the proposed amendments to each Rosetta Indenture will become effective on the Settlement Date, assuming all other conditions of the exchange offers and consent solicitations are satisfied or waived, as applicable.

DESCRIPTION OF NOBLE NOTES

You can find the definition of certain terms used in this description under the subheading entitled “—Certain Definitions.” Capitalized terms used in this description but not otherwise defined under “—Certain Definitions” have the meanings assigned to them in the Noble Indenture. In this “Description of Noble Notes,” references to “Noble Energy,” “Noble,” “Noble parent entity,” “we,” “us” and “our” refer to Noble Energy, Inc., as issuer of the Noble Notes, and not to any of the subsidiaries of Noble Energy, Inc.

The New 2021 Noble Notes, New 2022 Noble Notes and New 2024 Noble Notes (collectively, the Noble Notes) will be issued by Noble Energy under the indenture, dated as of February 27, 2009 (the “Noble Indenture”), between us and Wells Fargo Bank, National Association, as trustee (the “Noble Trustee”), in connection with the exchange offers for the Rosetta Notes described elsewhere in this prospectus. The terms of the Noble Notes will include those stated in the Noble Indenture and those made part of the Noble Indenture by reference to the Trust Indenture Act.

This description is a summary of the material provisions of the Noble Notes and the Noble Indenture. This description does not restate those agreements and instruments in their entirety. You should refer to the applicable Noble Notes and the Noble Indenture, copies of which are available as set forth in the section of the prospectus entitled “Where You Can Find More Information.”

General

The registered holder of a Noble Note will be treated as its owner for all purposes. Only registered holders will have rights under the Noble Indenture. The Noble Notes will be issued in registered, book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

New 2021 Noble Notes

The new 5.625% Senior Notes due 2021 of Noble (the “New 2021 Noble Notes”) will mature on May 1, 2021. Interest on the New 2021 Noble Notes will accrue at the rate of 5.625% per annum from May 1, 2015. Interest on the New 2021 Noble Notes will be payable semi-annually on May 1 and November 1 of each year, beginning November 1, 2015, to the persons in whose names the notes are registered at the close of business on the April 15 and October 15 immediately preceding the relevant interest payment date.

New 2022 Noble Notes

The new 5.875% Senior Notes due 2022 of Noble (the “New 2022 Noble Notes”) will mature on June 1, 2022. Interest on the New 2022 Noble Notes will accrue at the rate of 5.875% per annum from June 1, 2015. Interest on the New 2022 Noble Notes will be payable semi-annually on June 1 and December 1 of each year, beginning December 1, 2015, to the persons in whose names the notes are registered at the close of business on the May 15 and November 15 immediately preceding the relevant interest payment date.

New 2024 Noble Notes

The new 5.875% Senior Notes due 2024 of Noble (the “New 2024 Noble Notes”) will mature on June 1, 2024. Interest on the New 2024 Noble Notes will accrue at the rate of 5.875% per annum from June 1, 2015. Interest on the New 2024 Noble Notes will be payable semi-annually on June 1 and December 1 of each year, beginning December 1, 2015, to the persons in whose names the notes are registered at the close of business on the May 15 and November 15 immediately preceding the relevant interest payment date.

If any interest payment date, stated maturity date or redemption date falls on a day that is not a business day, the required payment of principal, premium (if any) and/or interest will be made on the next succeeding business day as if made on the date such payment was due, and no interest will accrue on such payment for the period from and after such interest payment date, stated maturity date or redemption date, as the case may be, to the date of such payment on the next succeeding business day.

Ranking

The Noble Notes will be senior unsecured obligations of ours. The Noble Notes will rank pari passu with our other senior unsecured indebtedness from time to time outstanding. The Noble Notes will be effectively junior in right of payment to all of our secured obligations (insofar as the assets securing such secured obligations are concerned) and will be structurally subordinated in right of payment to the creditors and preferred equity holders of our subsidiaries upon the liquidation or reorganization of those subsidiaries. The Noble Notes will be structurally subordinated to the Rosetta Notes not tendered pursuant to the exchange offers.

As of March 31, 2015, after giving pro forma effect to the merger and the transactions related thereto and completion of the exchange offers, assuming all of the Rosetta Notes are exchanged for Noble Notes prior to the Early Consent Date, our consolidated company would have had outstanding, on a consolidated basis, $8.1 billion of total debt, none of which would have constituted debt of the subsidiaries of our consolidated company.

The Noble Notes will be structurally subordinated to all obligations of our subsidiaries with respect to the assets of such subsidiaries (including Rosetta’s successor and its subsidiaries). At March 31, 2015, after giving pro forma effect to the merger and the transactions related thereto and completion of the exchange offers, assuming all of the Rosetta Notes are exchanged for Noble Notes prior to the Early Consent Date, our subsidiaries would have had no indebtedness for borrowed money or preferred equity outstanding, and approximately $2.3 billion of other liabilities (excluding intercompany loans) outstanding, to which the Noble Notes would have been structurally subordinated. See “Risk Factors—Risks Related to the Noble Notes—The Noble Notes are structurally junior to the existing and future liabilities of our subsidiaries and effectively junior to our secured debt to the extent of the assets securing the same.” and “Description of Noble Notes—Ranking.”

Additional Notes

Each series of Noble Notes will be limited to the total principal amount of corresponding Rosetta Notes delivered in the exchange offers on the Settlement Date. We may, without the consent of the holders of the Noble Notes of any series, issue additional notes of such series so that the new notes may be consolidated and form a single series with the Noble Notes of such series offered hereby and have the same terms (except for the issue date, the public offering price and, if applicable, the initial interest payment date) as to ranking, maturity, redemption or otherwise, provided that such additional notes must be fungible with previously issued notes of such series for U.S. federal income tax purposes.

Optional Redemption

New 2021 Noble Notes

On and after May 1, 2017, we may redeem all or, from time to time, a part of the New 2021 Noble Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the New 2021 Noble Notes), plus accrued and unpaid interest on the New 2021 Noble Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Percentage
2017	102.813%
2018	101.406%
2019 and thereafter	100.000%

In addition, the New 2021 Noble Notes may be redeemed, in whole or in part, at any time prior to May 1, 2017 at the option of Noble upon not less than 30 nor more than 60 days’ prior notice sent to each holder of New 2021 Noble Notes at its registered address (or, in the case of interests in global notes, in accordance with applicable DTC procedures), at a redemption price equal to 100% of the principal amount of the New 2021 Noble Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

2022 Notes

On and after December 1, 2017, we may redeem all or, from time to time, a part of the New 2022 Noble Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the New 2022 Noble Notes), plus accrued and unpaid interest on the New 2022 Noble Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

Year	Percentage
2017	102.938%
2018	101.469%
2019 and thereafter	100.000%

In addition, the New 2022 Noble Notes may be redeemed, in whole or in part, at any time prior to December 1, 2017 at the option of Noble upon not less than 30 nor more than 60 days’ prior notice sent to each holder of New 2022 Noble Notes at its registered address (or, in the case of interests in global notes, in accordance with applicable DTC procedures), at a redemption price equal to 100% of the principal amount of the New 2022 Noble Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

New 2024 Noble Notes

On and after June 1, 2019, we may redeem all or, from time to time, a part of the New 2024 Noble Notes upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount of the New 2024 Noble Notes), plus accrued and unpaid interest on the New 2024 Noble Notes, if any, to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the twelve-month period beginning on June 1 of the years indicated below:

Year	Percentage
2019	102.938%
2020	101.958%
2021	100.979%
2022 and thereafter	100.000%

In addition, the New 2024 Noble Notes may be redeemed, in whole or in part, at any time prior to June 1, 2019 at the option of Noble upon not less than 30 nor more than 60 days’ prior notice sent to each holder of the New 2024 Noble Notes at its registered address (or, in the case of interests in global notes, in accordance with applicable DTC procedures), at a redemption price equal to 100% of the principal amount of the New 2024 Noble Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

General

“Applicable Premium” means, with respect to any Noble Note on any applicable redemption date, the greater of:

(1) 1.0% of the principal amount of such Noble Note; or

(2) the excess, if any, of:

(a) the present value at such redemption date of (i) the redemption price of such Noble Note at the applicable optional redemption date (such redemption price being set forth in the table appearing above under the caption “—Optional Redemption” applicable to such series of Noble Notes) plus (ii) all required interest payments (excluding accrued and unpaid interest to such redemption date) due on such Noble Note through the applicable optional redemption date computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the principal amount of such Noble Note.

“Treasury Rate” means, as of any redemption date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) which has become publicly available at least two Business Days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the redemption date to the applicable optional redemption date; provided, however, that if the period from the redemption date to the applicable optional redemption date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the redemption date to the applicable optional redemption date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used. We will (a) calculate the Treasury Rate as of the second Business Day preceding the applicable redemption date and (b) prior to such redemption date file with the Noble Trustee an officers’ certificate setting forth the Applicable Premium and the Treasury Rate and showing the calculation of each in reasonable detail.

If Noble is redeeming less than all of the outstanding Noble Notes of a series, the Noble Trustee will select the Noble Notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the Noble Notes are listed or, if the Noble Notes are not listed, then on a pro rata basis (and when the Noble Notes are in the form of one or more global notes, in as near a pro rata basis in accordance with the applicable procedures of DTC), by lot or by such other method as the Noble Trustee in its sole discretion will deem to be fair and appropriate. If any Noble Note of a series is to be redeemed in part only, the notice of redemption relating to such Noble Note will state the portion of the principal amount thereof to be redeemed. A new Noble Note of the applicable series in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the partially redeemed Noble Note of that series. On and after the redemption date, interest will cease to accrue on Noble Notes or the portion of them called for redemption unless Noble defaults in the payment thereof.

Limitations on Liens

We will be subject to the covenant set forth below. Please refer to the definitions provided below regarding certain capitalized terms used in this section or to the Noble Indenture.

The Noble Indenture provides that if we incur, assume or guarantee a Debt secured by a Mortgage either on any Mineral Interest or on a Restricted Subsidiary’s stock or Debt, we will secure the Noble Notes on at least an equal basis. These restrictions do not apply to Debt secured by the following:

(1) Mortgages in existence on the date of the Noble Indenture;

(2) Mortgages affecting Mineral Interests, shares of capital stock or Debt of an entity existing at the time it becomes a subsidiary or at the time it is merged into or consolidated with us or a subsidiary, or on any shares of capital stock or Debt of any Restricted Subsidiary at the time its becomes a Restricted Subsidiary;

(3) Mortgages on property existing when we acquire the property, or Mortgages on any property that we or any Restricted Subsidiary acquires after the date of the indenture that are created or assumed to secure the payment of all or any part of the purchase price of the property or to secure any Debt incurred prior to, at the time of, or within 180 days after the acquisition of the property for the purpose of financing all or any part of its purchase price;

(4) Mortgages on property constructed or improved after the date of the indenture by us or any Restricted Subsidiary that are created or assumed to secure the payment of all or any part of the cost of the construction or improvement, provided, however, that any Mortgage of this kind shall not apply to any property owned by us or any Restricted Subsidiary prior to the date of the indenture;

(5) Mortgages on our property or the property of a Restricted Subsidiary to secure the payment of all or any part of the costs incurred after the date of the indenture of exploration, drilling, mining or development of the property (which is understood to include servicing, treating, processing, converting, transporting, storage and marketing of Hydrocarbons from the property) for the purposes of increasing the production and sale of oil, gas and other minerals, or any Debt incurred to provide funds for all or any of those purposes;

(6) Mortgages that secure only Debt of a Restricted Subsidiary owed to us or to another Restricted Subsidiary;

(7) Mortgages in favor of the United States or any state or governmental instrumentality thereof securing payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the property subject to the Mortgages; and

(8) any extension, renewal or replacement, in whole or in part, of any of the Mortgages referred to in the foregoing clauses (1) through (7), inclusive, or of any Debt secured by those Mortgages.

Notwithstanding the foregoing, we or a Restricted Subsidiary may issue, assume or guarantee Debt secured by a Mortgage on any Mineral Interest or on a Restricted Subsidiary’s stock or Debt if such Debt, when added to the sum of all other Debt that would otherwise be restricted by the foregoing (but not including Debt permitted under items (1) through (8) above), does not at any time exceed ten percent of the sum of our Consolidated Net Tangible Assets.

The following transactions shall not be deemed to create Debt secured by a Mortgage:

(1) the sale or other transfer of oil, gas, or other minerals in place for a period of time until, or in an amount such that, the transferee will realize therefrom a specified amount of money, however determined, or a specified amount of oil, gas, or other minerals, or the sale or other transfer of any other interest in property of the character commonly referred to as an oil, gas, or other mineral payment or a production payment, and including, in any case, overriding royalty interests, net profit interests, reversionary interests and carried interests and other similar burdens on production; and

(2) the sale or other transfer by us or any of our Restricted Subsidiaries of properties to a partnership, joint venture or other entity whereby we or the Restricted Subsidiary would retain partial ownership of the properties.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge into, or convey, transfer or lease our properties and assets substantially as an entirety to, any person unless:

(1)	the entity formed by the consolidation or into which we are merged, or the entity which acquires by conveyance or transfer, or which leases, substantially all of our properties and assets:

(a)	is organized and validly existing under the laws of the United States, any state, or the District of Columbia; and

(b)	expressly assumes our obligations on the Noble Notes and under the Noble Indenture;

(2)	immediately after the transaction becomes effective, no Event of Default, and no event that would become an Event of Default, will have occurred and be continuing; and

(3)	we deliver to the Noble Trustee an officers’ certificate and opinion of counsel as provided in the Noble Indenture.

Defaults and Remedies

The Noble Indenture provides that each of the following is an Event of Default with respect to the Noble Notes of a series issued under the Noble Indenture:

(1) our failure to pay the principal of or premium, if any, on the Noble Notes of that series when due;

(2) our failure to pay any interest due on the Noble Notes of that series and the default continues for 30 days;

(3) our failure to make any required sinking fund payment when due with respect to the Noble Notes of that series;

(4) our failure for 60 days after written notice to us as specified in the indenture to comply with any of Noble’s other covenants in the indenture for the benefit of that series;

(5) default by us under any instrument or other evidence of indebtedness for money borrowed, or any guarantee of payment by us for money borrowed if the effect of such default is to cause an acceleration of the principal amount of such indebtedness and the aggregate amount of such indebtedness or guarantees is in excess of five percent of Consolidated Net Tangible Assets (as defined below under “—Certain Definitions”), unless the default has been cured or waived; and

(6) certain events of bankruptcy, insolvency or reorganization relating to us.

If an Event of Default, other than an Event of Default specified in clause (6) above, with respect to the outstanding Noble Notes of a series occurs and is continuing, either the Noble Trustee or holders of at least 25 percent in aggregate principal amount of the Noble Notes of such series then outstanding may declare the principal amount of all Noble Notes of such series and all accrued interest thereon to be due and payable immediately. However, at any time after a declaration of acceleration has been made, but before a judgment or decree for payment of money has been obtained by the Noble Trustee, the holders of a majority in aggregate principal amount of such series of Noble Notes may cause such declaration of acceleration to be rescinded and annulled with respect to the Noble Notes of that series if we deposit with the Noble Trustee an amount sufficient to pay all overdue interest on the Noble Notes of that series (including, if lawful, interest on the overdue interest), the principal of and premium, if any, on the Noble Notes of that series that have become due and payable otherwise than by such declaration of acceleration and all amounts due to the Noble Trustee and if all other Events of Default with respect to the Noble Notes of that series, other than the nonpayment of the principal of the Noble Notes of that series, which have become due solely by such declaration of acceleration, have been cured or waived. If an Event of Default specified in clause (6) above occurs, the principal amount of all the Noble Notes and all accrued interest thereon will automatically become due and payable.

Unless the Event of Default has been cured or waived, the Noble Trustee must transmit notice of the Event of Default to the holders of the Noble Notes of that series. However, except in the case of a payment default, the Noble Trustee may withhold the notice, if and so long as the board of directors, the executive committee or a trust committee of directors or responsible officers of the Noble Trustee has in good faith determined that the withholding of the notice is in the interest of the holders of Noble Notes of that series.

Holders of Noble Notes will not be able to enforce the Noble Indenture except as provided in the Noble Indenture but nothing shall prevent holders of the Noble Notes from enforcing payment of the principal of or premium, if any, or interest on their Noble Notes. The Noble Trustee may refuse to enforce the Noble Indenture unless it receives reasonable security or indemnity. Subject to certain limitations, holders of a majority in principal amount of the Noble Notes of a series under the Noble Indenture may direct the Noble Trustee in its exercise of any trust or power under that Noble Indenture with respect to the Noble Notes of that series.

We will furnish the Noble Trustee annually with an officers’ certificate with respect to compliance with the terms of the indenture.

Modification and Waiver

Noble and the Noble Trustee may, without the consent of holders, modify or waive provisions of the Noble Indenture for certain purposes, including, among other things, curing ambiguities and maintaining the qualification of the indenture under the Trust Indenture Act. Noble and the Noble Trustee may modify or waive certain provisions of the Noble Indenture with the consent of the holders of not less than a majority in aggregate principal amount of the Noble Notes of each series issued under the indenture affected by the modification or waiver. However, the provisions of the Noble Indenture may not be waived or modified without the consent of the holders of each Noble Note affected thereby if the modification or waiver would:

(1)	change the stated maturity of the principal of, or any installment of principal of or interest on, the Noble Notes;

(2)	reduce the principal amount of, or interest rate on, the Noble Note, or change the method of calculating the interest rate on, or reduce any premium payable upon the redemption of, the Noble Notes;

(3)	change the coin or currency (or other property) in which the Noble Note or any premium or any interest on the Noble Notes is payable;

(4)	impair the right to institute suit for the enforcement of any payment on or after the stated maturity of the Noble Notes or, in the case of redemption, on or after the redemption date;

(5)	reduce the percentage in principal amount of the outstanding Noble Notes of a series, the holders of which are required to consent under the Noble Indenture in order to take certain actions; or

(6)	modify certain of the provisions of the Noble Indenture relating to modifying the Noble Indenture, waiving certain covenants and waiving past defaults, respectively.

The holders of at least a majority in aggregate principal amount of outstanding Noble Note of any series issued under the Noble Indenture may, on behalf of the holders of all Noble Notes of that series, waive our compliance with certain restrictive provisions of the Noble Indenture. The holders of not less than a majority in aggregate principal amount of Noble Notes of any series issued under the Noble Indenture may, on behalf of all holders of Noble Notes of that series, waive any past default and its consequences under the Noble Indenture with respect to the Noble Notes of that series, except:

(1)	a payment default with respect to Noble Notes of that series; or

(2)	a default of a covenant or provision of the Noble Indenture that cannot be modified or amended without the consent of the holder of each outstanding Noble Note of that series.

Defeasance

Subject to compliance with certain conditions, we may discharge our indebtedness and our obligations or certain of our obligations under the Noble Indenture by depositing funds or obligations issued or guaranteed by the United States of America with the Noble Trustee.

Defeasance and Discharge. The Noble Indenture provides that we will be discharged from any and all obligations in respect of the Noble Notes of a series being defeased, other than our obligations relating to:

(1)	the registration of transfer or exchange of the Noble Notes of such series;

(2)	the replacement of stolen, lost or mutilated Noble Notes of such series; and

(3)	the maintenance of paying agencies to hold monies for payment in trust with respect to the Noble Notes of such series;

if we deposit with the Noble Trustee, in trust, money and/or U.S. government obligations that, through the payment of interest and principal on the amounts deposited, will provide money in an amount sufficient to pay the principal of and each installment of interest of the applicable series on the stated maturity date in accordance with the terms of the Noble Indenture and the Noble Notes. We may establish the trust only if, among other things, we have delivered to the Noble Trustee an opinion of counsel confirming that:

(1)	we have received from, or there has been published by, the IRS a ruling; or

(2)	since the date of the indenture there has been a change in the applicable federal income tax law;

in either case to the effect that holders of the Noble Notes will not recognize income, gain or loss for federal income tax purposes as a result of the deposit, defeasance and discharge, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred. In the event of any defeasance and discharge of the Noble Notes of a series, you will be entitled to look only to the trust fund for payment of principal of and any premium and interest on your Noble Notes until maturity.

Defeasance of Certain Obligations. The Noble Indenture provides that we may omit to comply with the covenant described under “Limitations on Liens” above with respect to the Noble Notes of a series and that the omission will not be an Event of Default with respect to the Noble Notes of that series. This right is commonly known as covenant defeasance, and, in order to exercise it, we will be required to deposit with the Noble Trustee, in trust, money and/or U.S. government obligations that, through the payment of interest and principal on the amounts deposited, would provide enough money to pay the principal of and each installment of interest on the Noble Notes of the applicable series on the stated maturity date in accordance with the terms of the Noble Indenture and the Noble Notes of that series. If we were to exercise our rights in this manner, our other obligations under the Noble Indenture and the Noble Notes of that series would remain in full force and effect. We may effect a covenant defeasance only if, among other things, we have delivered to the Noble Trustee an opinion of counsel to the effect that holders of the Noble Notes will not recognize income, gain or loss for federal income tax purposes as a result of the covenant defeasance, and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the covenant defeasance had not occurred.

Concerning the Trustee

Wells Fargo Bank, National Association is the trustee under the Noble Indenture. The Noble Indenture and provisions of the Trust Indenture Act incorporated by reference therein contain limitations on the right of the Noble Trustee, should it become one of our creditors, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any claim as security or otherwise. The Noble Trustee may be removed with respect to a series of Noble Notes by the holders of a majority in principal amount of the outstanding Noble Notes of such series. In addition, if no Event of Default has occurred and is continuing, we may at any time appoint a successor trustee, in which case, the original Noble Trustee will be deemed to have resigned.

Governing Law

The Noble Indenture and the Noble Notes are governed by and construed in accordance with the laws of the State of New York.

Incorporators, Stockholders, Officers and Directors of Company Exempt from Individual Liability

No recourse under or upon any obligation, covenant or agreement contained in the Noble Indenture, in the Noble Notes, or because of any indebtedness evidenced thereby, shall be had against any incorporator, as such or against any past, present or future stockholder, officer, director or employee, as such, of Noble or of any successor, either directly or through Noble or any successor, under any rule of law, statute or constitutional provision or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise, all such personal liability being expressly waived and released by the acceptance of the Noble Notes by the holders thereof and as part of the consideration for the issue of the Noble Notes.

Certain Definitions

The Noble Indenture contains definitions of certain terms used in the Noble Indenture, including the following:

“Consolidated Net Tangible Assets” means the total amount of all assets included in the consolidated balance sheet of us and our Restricted Subsidiaries, prepared in accordance with generally accepted accounting principles (and as of a date not more than 90 days prior to the date as of which Consolidated Net Tangible Assets are to be determined), less the sum of:

(1) all current liabilities;

(2) all depreciation, depletion, valuation and other reserves;

(3) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles;

(4) investments in and advances to subsidiaries that are not Restricted Subsidiaries; and

(5) minority interests in the equity of Restricted Subsidiaries.

“Debt” means notes, bonds, debentures or other similar evidences of indebtedness for money borrowed.

“Hydrocarbons” means oil, gas and other liquid or gaseous hydrocarbons.

“Mineral Interests” means our leasehold and other interests or those of a Restricted Subsidiary in or under oil, gas or other Hydrocarbon fee interests, overriding royalty and royalty interests and any other interest in Hydrocarbons in place wherever located and classified by our Board of Directors as capable of producing Hydrocarbons by us or a Restricted Subsidiary, except any interest that in the opinion of our Board of Directors is not of material importance to the total business conducted by us and our Restricted Subsidiaries.

“Mortgage” means any mortgage, pledge, lien, security interest, conditional sale, or other title retention agreement or other similar encumbrance.

“Restricted Subsidiary” means any subsidiary of ours the assets of which comprise in excess of 15 percent of our total consolidated assets included in the latest audited consolidated balance sheet contained in the latest annual report sent to our shareholders. As of December 31, 2014, we had no subsidiary that would qualify as a Restricted Subsidiary.

Book-Entry, Delivery and Form

Each series of the Noble Notes will be issued in the form of one or more registered global securities that will be deposited with, or on behalf of, The Depository Trust Company, New York, New York, as Depositary. Unless and until it is exchanged in whole or in part for Noble Notes in certificated form, a global security may not be transferred except as a whole to a nominee of DTC, or by a nominee of DTC to DTC or another nominee of DTC, or by DTC or any such nominee to a successor Depositary or a nominee of such successor Depositary. Initially, the Noble Notes of each series will be registered in the name of Cede & Co., the nominee of DTC.

Ownership of beneficial interests in a global security will be limited to persons who have accounts with DTC or its nominee (“participants”) or persons who hold interests through participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of these beneficial ownership interests will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons held by such participants on their behalf).

So long as DTC, or its nominee, is the registered holder of a global security, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Noble Notes represented by such global security for all purposes under the indenture and the Noble Notes. In addition, no beneficial owner of an interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC.

Payments on a global security will be made to DTC or its nominee, as the holder thereof. We have been advised by DTC that upon receipt of any payment in respect of a global security representing any Noble Notes held by it or its nominee, DTC will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial ownership interests in the principal amount of such global security for the Noble Notes as shown on the records of DTC or its nominee. We also expect that payments by participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for the customers. Payments by participants will be the responsibility of those participants only. Neither we, the Noble Trustee or any of our agents or the Noble Trustee shall have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial ownership interests in a global security to such persons may be limited. Because DTC can only act on behalf of direct participants, who in turn act on behalf of indirect participants and certain banks, the ability of a person having a beneficial ownership interest in a global security to pledge such interest to persons that do not participate in the DTC system, or otherwise take actions in respect of such interest, may be affected by the lack of a physical certificate of such interest.

DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange

Act of 1934, as amended. DTC holds securities that its participants deposit with DTC and facilitates the settlement among participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Redemption notices will be sent to DTC. If less than all of the Noble Notes of a series are being redeemed, DTC’s practice is to reduce by lot the amount of the interest of each direct participant in the Noble Notes to be redeemed.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the Noble Trustee nor any paying agent will have any responsibility for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

The Noble Notes represented by a global security will be exchangeable for Noble Notes in certificated form of like tenor as such global security in denominations of $2,000 and in any greater amount that is an integral multiple of $1,000 if (i) DTC notifies us that it is unwilling or unable to continue as Depositary for such global security or if at any time DTC is ineligible under the Securities Exchange Act of 1934 and a successor Depositary is not appointed by us within 90 days or (ii) we in our discretion at any time determine not to require all of the Noble Notes to be represented by a global security and notify the Noble Trustee thereof. Any Noble Notes that are exchangeable pursuant to the preceding sentence are exchangeable for certificated Noble Notes issuable in authorized denominations and registered in such names as DTC shall direct. Subject to the foregoing, a global security is not exchangeable for certificated debt securities.

Neither we, the Noble Trustee nor any paying agent will be liable for any delay by DTC or its nominee in identifying the beneficial owners of the related Noble Notes, and we and the Noble Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes (including with respect to the registration and delivery, and the respective principal amounts, of the Noble Notes to be issued).

U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a general discussion of U.S. federal income tax consequences relating to the exchange offers and consent solicitations and to the ownership and disposition of Noble Notes acquired pursuant to the exchange offers. This discussion is limited to holders who hold Rosetta Notes and will hold Noble Notes as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), and who acquire Noble Notes in connection with the exchange offers. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders of Rosetta Notes or Noble Notes in light of their personal circumstances or to holders subject to special tax rules including, among others, banks, financial institutions, insurance companies, dealers or traders in securities or currencies, regulated investment companies, real estate investment trusts, tax-exempt organizations (including private foundations), holders holding Rosetta Notes or Noble Notes in tax-deferred accounts, holders holding Rosetta Notes or Noble Notes as part of a straddle, hedge, conversion, constructive sale, or other integrated security transaction for U.S. federal income tax purposes, holders who mark to market their securities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, holders who are subject to the alternative minimum tax, or holders who are former U.S. citizens or U.S. residents, all of which may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not discuss any (i) U.S. federal income tax consequences to a Non-U.S. Holder (as defined below) that is (A) engaged in the conduct of a United States trade or business, (B) a nonresident alien individual who is present in the U.S. for 183 or more days during the relevant taxable year, or (C) a corporation which operates through a U.S. branch, (ii) state, local or non-U.S. tax considerations or other U.S. federal tax considerations (e.g., estate or gift tax or the Medicare tax on net investment income), and (iii) except as specifically set forth below, any applicable tax reporting requirements.

The discussion below is based on the Code, U.S. Treasury Regulations, published Internal Revenue Service (“IRS”) rulings and administrative pronouncements, and published court decisions, each as in effect as of the date hereof, and any of which may be subject to change at any time, possibly with retroactive effect, so as to result in U.S. federal income tax consequences different from those discussed below. No ruling will be sought from the IRS with respect to any statement or conclusion in this discussion, and no assurance can be given that the IRS will not challenge such statement or conclusion in this discussion or, if challenged, that a court will uphold such statement or conclusion. Holders should consult their tax advisors as to the particular tax consequences to them of the exchange offers and consent solicitations and of owning and disposing of Noble Notes in light of their particular circumstances, as well as the effect of any state, local, non-U.S. or other laws.

As used herein, the term “U.S. Holder” means a beneficial owner of Rosetta Notes or Noble Notes received upon the exchange of Rosetta Notes pursuant to any of the exchange offers that is, for U.S. federal income tax purposes:

•	a citizen or individual resident of the United States;

•	a corporation (including any entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust, (x) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions, or (y) that has a valid election in effect under U.S. Treasury Regulations to be treated as a U.S. person.

As used herein, the term “Non-U.S. Holder” is a beneficial owner of Rosetta Notes or Noble Notes that is not a U.S. Holder or a partnership or other entity classified as a partnership for U.S. federal income tax purposes.

If a partnership or other entity classified as a partnership for U.S. federal income tax purposes holds Rosetta Notes or Noble Notes, the tax treatment of the partnership and each partner will generally depend upon the activities of the partnership and the status of the partner. Partnerships owning Rosetta Notes or Noble Notes received upon the exchange of Rosetta Notes and partners in such partnerships should consult their tax advisors about the U.S. federal income tax considerations relating to the exchange offers and consent solicitations and the ownership and disposition of such Noble Notes.

THIS DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT TAX ADVICE. EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSIDERATIONS TO SUCH HOLDER OF THE EXCHANGE OFFERS AND CONSENT SOLICITATIONS AND THE OWNERSHIP AND DISPOSITION OF NOBLE NOTES ACQUIRED PURSUANT TO THE EXCHANGE OFFERS, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS.

U.S. Holders

The Exchange Offers

Tender of Rosetta Notes. Each exchange offer should be a taxable exchange for U.S. federal income tax purposes. Subject to the discussions below under “—Market Discount” and “—Early Participation Premium,” a U.S. Holder that exchanges a Rosetta Note for a Noble Note pursuant to an exchange offer generally should recognize gain or loss equal to the difference, if any, between (i) the sum of the amount of cash received and the “issue price” of the Noble Note received in respect of the Rosetta Note (as discussed below under “—Issue Price,” which will not include the amount equal to the accrued interest on the Rosetta Note at the time of the exchange (which amount will be includable in such U.S. Holder’s gross income as ordinary interest income at the time of the exchange to the extent that it has not yet been included)), and (ii) the U.S. Holder’s adjusted tax basis in the Rosetta Note. A U.S. Holder’s adjusted tax basis in a Rosetta Note will generally equal the amount paid for the Rosetta Note (x) increased by any market discount previously taken into account by the U.S. Holder in respect of the Rosetta Note and (y) reduced (but not below zero) by any amortizable bond premium previously amortized on the Rosetta Note.

Subject to the treatment of a portion of any gain as ordinary income to the extent of any market discount accrued on a Rosetta Note (see below under “—Market Discount”), any gain or loss recognized in respect of a Rosetta Note (or the applicable portion thereof) should be capital gain or loss, which would be long-term capital gain or loss if the U.S. Holder held the Rosetta Note for more than one year as of the date of the exchange. The deductibility of capital losses is subject to limitations under the Code. A U.S. Holder generally should have an initial tax basis in a Noble Note received pursuant to the exchange offers equal to its issue price (as determined below) and generally should commence a new holding period with respect to the Noble Note the day after the completion of the exchange.

Market Discount. The market discount provisions of the Code may apply to U.S. Holders of Rosetta Notes. In general, a Rosetta Note that is acquired by a U.S. Holder in the secondary market will be treated as acquired with market discount if the Rosetta Note’s principal amount exceeds the tax basis of the debt instrument in the U.S. Holder’s hands immediately after its acquisition, unless such excess is less than a statutorily defined de minimis amount.

Any gain recognized by a U.S. Holder with respect to a Rosetta Note that was acquired with market discount will be subject to tax as ordinary income to the extent of the market discount accrued during the period the Rosetta Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in income as it accrued for U.S. federal income tax purposes.

Issue Price. The issue price of a Noble Note will equal its fair market value on its issue date if the Noble Note is considered to be “publicly traded” for U.S. federal income tax purposes, less the amount attributable to accrued interest on the Rosetta Note exchanged therefor from the last interest payment date until the applicable exchange date. Although no assurances can be given in this regard, we believe that the Noble Notes are likely to be considered “publicly traded” for these purposes and intend to take this position for all relevant reporting and other purposes. Accordingly, we believe that the issue price of the Noble Notes will be calculated as discussed above. If the issue price of the Noble Notes is not par, we will provide the issue price of the Noble Notes to the Noble Trustee for the Noble Notes within 90 days after the exchange. U.S. Holders may obtain that information from the Noble Trustee by contacting Bondholder Communications at 1-800-344-5128 or bondholdercommunications@wellsfargo.com.

The rules regarding the determination of issue price are complex and highly detailed and each U.S. Holder should consult its tax advisor regarding the determination of the issue price of a Noble Note.

Early Participation Premium. The U.S. federal income tax treatment of the receipt of the Early Participation Premium is unclear. We intend to take the position that the Early Participation Premium is additional consideration for the tendered Rosetta Note, in which case the Early Participation Premium should be treated as part of the amount paid to such U.S. Holder in respect of such Rosetta Note, as provided above in “—Tender of Notes.” Alternatively, the Early Participation Premium may be treated as interest or a repayment of principal on the Rosetta Note or a separate fee that would be subject to tax as ordinary income (in the case of treatment as interest or a separate fee) or would reduce the holder’s basis in the Rosetta Note prior to exchange (in the case of treatment as repayment of principal). There can be no assurance that the IRS will not successfully challenge the position that we intend to take. U.S. Holders should consult their tax advisors regarding the U.S. federal income tax treatment of the receipt of the Early Participation Premium.

Treatment of the Noble Notes

Stated Interest. Subject to the following sentence, payments of stated interest on the Noble Notes should generally be included in the income of a U.S. Holder as ordinary income at the time it is paid or accrued in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. However, a U.S. Holder should not include in income the portion of the first payment of interest on a Noble Note that is attributable to accrued interest on the Rosetta Note (as this portion will have already been included as interest income at the time of the exchange as provided above in “The Exchange Offers—Tender of Rosetta Notes”).

Original Issue Discount. As described above, because we intend to determine the issue price of the Noble Notes in part by reference to the fair market value of the Noble Notes on the applicable exchange date, we cannot know before the applicable exchange date whether any series of the Noble Notes will have original issue discount (“OID”). For purposes of determining the amount of OID on a Noble Note, we intend to elect to treat the issue price of a Noble Note as equal to the issue price determined in the manner described above. In addition, by participating in the exchange all U.S. Holders agree to compute OID in the same manner, and the discussion below assumes OID will be so computed. If the stated redemption price at maturity (as defined below) of any Noble Note exceeds the issue price of the Noble Note by at least a statutorily specified de minimis amount (which is generally 1/4 of one percent of the face amount multiplied by the number of complete years to maturity), the difference will constitute OID for U.S. federal income tax purposes. The “stated redemption price at maturity” is the sum of all amounts payable on the Noble Note after the purchase date that are not payments of qualified stated interest, and should generally equal the principal amount at the time of the exchange. A U.S. Holder of a Noble Note that is issued with OID will be required to include the OID in income as ordinary interest for U.S. federal income tax purposes as it accrues in accordance with a constant yield method based upon a compounding of interest before receiving the cash to which that interest income is attributable and regardless of their method of accounting.

Amortizable Bond Premium on Noble Notes. If a U.S. Holder’s initial tax basis in a Noble Note is greater than the principal amount of the Noble Note, the U.S. Holder will be considered to have acquired the Noble Note with “amortizable bond premium” equal to such excess. A U.S. Holder generally may elect to amortize the premium over the remaining term of the Noble Note using a constant yield method as an offset to interest when includible in income under a U.S. Holder’s regular accounting method.

Because the Noble Notes may be redeemed prior to maturity (as described under “Description of New Noble Notes—Optional Redemption”), any amortizable bond premium deductions otherwise allowable may be eliminated, reduced or deferred. The bond premium rules are complex and U.S. Holders should consult their tax advisors regarding the application of these rules to the Noble Notes.

Sale or Other Taxable Disposition of Noble Notes. Upon the sale, exchange, redemption, retirement or other taxable disposition of a Noble Note, a U.S. Holder will generally recognize capital gain or loss in an amount equal to the difference between (1) the sum of cash plus the fair market value of all other property received on such disposition in respect of the Noble Note (except to the extent such cash or property is attributable to accrued but unpaid interest, which will generally be taxable as ordinary income to the extent not previously included in income) and (2) the U.S. Holder’s adjusted tax basis in the Noble Note. A U.S. Holder’s adjusted tax basis in a Noble Note will generally equal its initial tax basis in the Noble Note, (x) increased by any OID that it previously included in income with respect to the Noble Note, and (y) decreased by any bond premium that it previously amortized with respect to the Noble Note. Such gain or loss will generally be U.S. source capital gain or loss and will be long-term capital gain or loss if, at the time of such disposition, the U.S. Holder’s holding period for the Noble Note exceeds one year. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

The Exchange Offers

Tender of Rosetta Notes. As discussed above under “U.S. Holders—The Exchange Offers—Tender of Rosetta Notes,” the exchange by a U.S. Holder of a Rosetta Note for a Noble Note pursuant to the exchange offers should constitute a disposition of such Rosetta Note for U.S. federal income tax purposes. Subject to the discussion below under “—Payments of Interest” and “—Early Participation Premium,” a Non-U.S. Holder will generally not be subject to U.S. federal income tax on any gain realized on the Non-U.S. Holders exchange of a Rosetta Note pursuant to the exchange offers and consent solicitations. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal tax consequences of the exchange offers and consent solicitations.

Payments of Interest. Any amount received with respect to a Rosetta Note that is attributable to accrued but unpaid interest will generally not be subject to U.S. federal income or withholding tax provided that (i) such Non-U.S. Holder (A) does not actually or constructively own 10% or more of the total combined voting power of all classes of Rosetta’s stock entitled to vote, (B) is not a controlled foreign corporation that is related to Rosetta through stock ownership for U.S. federal income tax purposes, and (C) is not a bank receiving certain types of interest, and (ii) Rosetta’s agent or our agent has received appropriate documentation from the Non-U.S. Holder (e.g., IRS Form W-8BEN or W-8BEN-E (or suitable substitute forms)) establishing that the Non-U.S. Holder is not a U.S. person for U.S. federal income tax purposes and certain other certification requirements are satisfied.

A Non-U.S. Holder that cannot satisfy the foregoing requirements will generally be subject to U.S. federal withholding tax at a 30% rate (or lower applicable treaty rate) on amounts received pursuant to the exchange offers attributable to accrued but unpaid interest.

Early Participation Premium. As discussed above under “U.S. Holders—The Exchange Offers—Early Participation Premium,” the U.S. federal income tax treatment of the Early Participation Premium is unclear. We intend to take the position that the Early Participation Premium is additional consideration for the tendered Rosetta Note, in which case the Early Participation Premium should be treated as part of the amount paid to such Non-U.S. Holder in respect of such Rosetta Note, as provided above under “—Tender of Rosetta Notes.” Alternatively, the Early Participation Premium may be treated as interest or a repayment of principal on the Rosetta Note or a separate fee and thus (in the case of treatment as interest or treatment as a separate fee) may be subject to U.S. federal withholding tax at a 30% rate (or lower applicable treaty rate). There can be no assurance that the IRS will not successfully challenge the position that we intend to take. Non-U.S. Holders should consult their tax advisors regarding the U.S. federal income tax treatment of the receipt of the Early Participation Premium, the availability of a refund of any U.S. federal withholding tax, and the provisions of any applicable income tax treaties which may provide different rules from those described above.

Treatment of the Noble Notes

Payments of Interest. Payments of interest (including OID) on Noble Notes received pursuant to the exchange offers generally will not be subject to U.S. federal income or withholding tax, subject to the conditions described above under “Non-U.S. Holders—The Exchange Offers—Payments of Interest.”

Sale or Other Taxable Disposition of Noble Notes. Any gain realized by a Non-U.S. Holder on the sale, exchange, redemption, retirement or other taxable disposition of a Noble Note (except with respect to accrued and unpaid interest, which would be treated as described above under “—Payments of Interest”) generally will not be subject to U.S. federal income tax.

Holders Not Tendering in the Exchange Offers

In General

The U.S. federal income tax treatment of holders who do not tender their Rosetta Notes pursuant to the exchange offers and consent solicitations will depend upon whether the adoption of the proposed amendments results in a “deemed” exchange of such Rosetta Notes for U.S. federal income tax purposes for such non-tendering holders. In general, the modification of a debt instrument will result in a deemed exchange (upon which gain or loss may be realized) of an “old” debt instrument for a “new” debt instrument if such modification is “significant” within the meaning of applicable Treasury Regulations. Under these Treasury Regulations, a modification is “significant” if, based on all the facts and circumstances and taking into account all modifications of the debt instrument collectively, the legal rights and obligations that are altered and the degree to which they are altered are “economically significant.” The Treasury Regulations further provide that a modification of a debt instrument that adds, deletes or alters customary accounting or financial covenants is not a significant modification. The Treasury Regulations do not, however, define “customary accounting or financial covenants.” It is therefore not clear whether the amendments to the covenants pursuant to the proposed amendments constitute alterations to “customary accounting or financial covenants.” If adoption of the proposed amendments does not constitute a significant modification of the Rosetta Notes, then holders should not recognize gain or loss as a result of the adoption of the proposed amendments. Although there is no authority directly on point and the matter is thus unclear, we intend to treat the adoption of the proposed amendments as not constituting a significant modification to the terms of the Rosetta Notes with respect to non-tendering holders. There can be no assurance, however, that the IRS will not successfully challenge the position that we intend to take.

In light of the uncertainty of the applicable rules, non-tendering holders should consult their tax advisors regarding the risk that adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, the U.S. federal income tax consequences to them if the proposed amendments are so treated, the characterization of the “old” Rosetta Notes and “new” Rosetta Notes as “securities” for U.S. federal income tax purposes (and if they are so characterized, whether any such deemed exchange qualifies as a tax-free recapitalization) and the U.S. federal income tax consequences of continuing to hold Rosetta Notes after the adoption of the proposed amendments.

If the proposed amendments do not become effective, there should not be any U.S. federal income tax consequences to holders not tendering in the exchange offers.

U.S. Holders

If the IRS successfully asserts that the adoption of the proposed amendments results in a deemed exchange of the “old” Rosetta Notes for “new” Rosetta Notes to non-tendering U.S. Holders, whether such deemed exchange would be taxable to a non-tendering U.S. Holder would depend upon, among other things, whether such exchange qualifies as a tax-free recapitalization for U.S. federal income tax purposes. Such qualification may depend on whether the applicable series of Rosetta Notes constitute “securities” for U.S. federal income tax purposes. If a deemed exchange does not qualify as a tax-free recapitalization, non-tendering U.S. Holders would generally recognize taxable gain or loss (which loss may be subject to deferral under the “wash sale” provisions of the Code) on the deemed exchange. U.S. Holders should consult their tax advisors as to the possibility that any such deemed exchange could qualify as a recapitalization for U.S. federal income tax purposes and the amount and character of any gain or loss that would be recognized in the case of a taxable deemed exchange, including the possibility of any “new” Rosetta Notes being issued with OID.

Non-U.S. Holders

For Non-U.S. Holders who do not tender their Rosetta Notes, there should be no material U.S. federal income tax consequences if the adoption of the proposed amendments is treated as not resulting in a deemed exchange (which is the position that we intend to take, as noted above). Even if the adoption of the proposed amendments results in a deemed exchange, Non-U.S. Holders generally would not be subject to U.S. federal income tax on such deemed exchange except as described above under “Non-U.S. Holders—The Exchange Offers—Payments of Interest,” and any resulting OID on any “new” Rosetta Notes generally would be subject to U.S. federal withholding tax in the same manner as interest on the Rosetta Note.

Additional Withholding Requirements under the Foreign Account Tax Compliance Act

Withholding at a rate of 30% will generally be required in certain circumstances on interest payable on and, after December 31, 2016, gross proceeds from the disposition of Noble Notes (or, if the adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, Rosetta Notes that are not tendered in an exchange offer) held by or through certain financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and applicable foreign country may modify these requirements. Accordingly, the entity through which Noble Notes (or, if the adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, Rosetta Notes that are not tendered in an exchange offer) are held will affect the determination of whether such withholding is required. Similarly, interest payable on and, after December 31, 2016, gross proceeds from the disposition of Noble Notes (or, if the adoption of the proposed amendments constitutes a significant modification for U.S. federal income tax purposes, Rosetta Notes that are not tendered in an exchange offer) held by an investor that is a non -financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which will be provided to the United States Department of the Treasury. Holders should consult their tax advisors regarding the possible implications of these rules in their particular situations.

LEGAL MATTERS

The validity of the notes offered hereby has been passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Los Angeles, California, Sidley Austin LLP, New York, New York has acted as counsel to the Dealer Managers.

EXPERTS

The consolidated financial statements of Noble as of December 31, 2014 and 2013, and for each of the years in the three-year period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Certain information with respect to the oil and gas reserves associated with Noble’s oil and gas prospects is confirmed in the audit reports of Netherland, Sewell & Associates, Inc., an independent petroleum consulting firm, and has been included in this prospectus, and incorporated by reference herein, upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

The consolidated financial statements of Rosetta as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) as of December 31, 2014, incorporated in this prospectus by reference to Rosetta’s Annual Report on Form 10-K for the year-ended December 31, 2014, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Certain information with respect to the oil and gas reserves associated with Rosetta’s oil and gas prospects is confirmed in the audit reports of Netherland, Sewell & Associates, Inc., an independent petroleum consulting firm, and has been included in this prospectus, and incorporated by reference herein, upon the authority of said firm as experts with respect to the matters covered by such reports and in giving such reports.

Noble Energy Inc.

OFFERS TO EXCHANGE

ALL OUTSTANDING NOTES OF ROSETTA RESOURCES INC.

AND SOLICITATIONS OF CONSENTS TO AMEND

THE RELATED INDENTURES

PROSPECTUS

The Exchange Agent for the Exchange Offers and Consent Solicitations is:

D.F. King & Co., Inc.

By Facsimile (Eligible Institutions Only): (212) 709-3328 Attention: Krystal Scrudato For Information or Confirmation by Telephone: (212) 493-6940	By Mail or Hand: 48 Wall Street, 22nd Floor New York, New York 10005 Attention: Krystal Scrudato

Any questions or requests for assistance may be directed to the dealer managers at the addresses and telephone numbers set forth below. Requests for additional copies of this prospectus and the related letter of transmittal and consent may be directed to the information agent. Beneficial owners may also contact their custodian for assistance concerning the exchange offers and the consent solicitations.

The Information Agent for the Exchange Offers and Consent Solicitations is:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Attn: Krystal Scrudato

Bank and Brokers Call Collect: (212) 269-5550

All Others, Please Call Toll-Free: (877) 283-0320

Email: rosetta@dfking.com

The Dealer Managers for the Exchange Offers and Consent Solicitations are:

BofA Merrill Lynch	Deutsche Bank Securities	J.P. Morgan
214 North Tryon Street, 21st Floor Charlotte, NC 28255 Attention: Liability Management Group Collect: (980) 683-3215 Toll-Free: (888) 292-0070	60 Wall Street New York, NY 10005 Attention: Liability Management Group Collect: (212) 250-2955 Toll-Free: (866) 627-0391	383 Madison Avenue New York, NY 10179 Attention: Liability Management Group Collect: (212) 834-2494 Toll-Free: (866) 834-4666

Part II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law (“DGCL”) permits each Delaware business corporation to indemnify its directors, officers, employees and agents against liability for each such person’s acts taken in his or her capacity as a director, officer, employee or agent of the corporation if such actions were taken in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action, if he or she had no reasonable cause to believe his or her conduct was unlawful.

Noble’s bylaws provide indemnification of prior and current directors, officers, employees or agents. Noble is to indemnify, to the fullest extent authorized by law, any director or officer of Noble who is made a party or threatened to be made to a party in any criminal, civil, administrative or investigative action or proceeding. Further, Noble may indemnify an employee or agent who is made or threatened to be made a party to a criminal, civil, administrative, or investigative action or proceeding. In addition, Noble, at its own expense, may maintain insurance to protect itself and directors, officers, employees or agents of Noble or another enterprise against all expenses and liabilities, whether or not Noble has the power to indemnify such individuals under the DGCL.

Should a director or officer be successful in any action, suit or proceeding, he or she must be indemnified by Noble against expenses, including attorney’s fees, actually and reasonably incurred by the officer or director. Furthermore, Noble may pay the expenses incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition. However, Noble must first receive an undertaking by the indemnified party to repay all expenses if it is ultimately determined that such indemnitee is not entitled to be indemnified. If the indemnitee is an employee or agent, then the upfront payment of expenses may be done under terms and conditions as Noble deems appropriate.

Item 21.	Exhibits and Financial Statement Schedules

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 10, 2015, by and among Noble Energy Inc., Bluebonnet Merger Sub Inc. and Rosetta Resources Inc. (incorporated by reference to Exhibit 2.1 to Noble Energy, Inc.’s Current Report on Form 8-K filed on May 11, 2015)

3.1	Certificate of Incorporation of Noble Energy, Inc. (as amended through April 29, 2015) (incorporated by reference to Exhibit 3.1 to Noble Energy, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015)

3.2	By-Laws of Noble Energy, Inc. (as amended through April 23, 2013) (incorporated by reference to Exhibit 3.2 to Noble Energy, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013)

4.1	Indenture, dated as of May 2, 2013, between Rosetta Resources Inc., as issuer, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Rosetta Resources Inc.’s Current Report on Form 8-K filed on May 2, 2013)

4.2	First Supplemental Indenture, dated as of May 2, 2013, among Rosetta Resources Inc., as issuer, the Subsidiary Guarantors named therein, as guarantors, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Rosetta Resources Inc.’s Current Report on Form 8-K filed on May 2, 2013)

Exhibit No.	Description

4.3	Second Supplemental Indenture, dated as of November 15, 2013, among Rosetta Resources Inc., as issuer, the Subsidiary Guarantors named therein, as guarantors, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Rosetta Resources Inc.’s Current Report on Form 8-K filed on November 15, 2013)

4.4	Third Supplemental Indenture, dated as of May 29, 2014, among Rosetta Resources Inc., as issuer, the Subsidiary Guarantors named therein, as guarantors, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Rosetta Resources Inc.’s Current Report on Form 8-K filed on May 29, 2014)

4.5*	Form of Fourth Supplemental Indenture among Rosetta Resources Inc., as issuer, the Subsidiary Guarantors named therein, as guarantors, and Wells Fargo Bank, National Association, as trustee

4.6*	Form of Fifth Supplemental Indenture among Rosetta Resources Inc., as issuer, the Subsidiary Guarantors named therein, as guarantors, and Wells Fargo Bank, National Association, as trustee

4.7	Indenture dated as of February 27, 2009 between Noble Energy, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to senior debt securities of Noble Energy, Inc. (incorporated by reference to Exhibit 4.1 to Noble Energy, Inc.’s Current Report on Form 8-K filed on February 27, 2009)

4.8*	Form of Sixth Supplemental Indenture between Noble Energy, Inc. and Wells Fargo Bank, National Association, as Trustee (including the form of the Noble Notes)

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the validity of the notes of Noble Energy, Inc. being registered

12.1*	Statement regarding computation of Ratio of Earnings to Fixed Charges

23.1*	Consent of KPMG LLP, independent registered public accounting firm for Noble Energy, Inc.

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Rosetta Resources Inc.

23.3*	Consent of Netherland, Sewell & Associates, Inc., independent petroleum engineers and geologists for Noble Energy, Inc.

23.4*	Consent of Netherland, Sewell & Associates, Inc., independent petroleum engineers and geologists for Rosetta Resources Inc.

23.5*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney of Officers and Directors (included on the signature page of this registration statement)

25.1*	Form T-1 Statement of Eligibility

99.1*	Letter of Transmittal and Consent

*	Filed herewith.

Item 22.	Undertakings

(A) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(B) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(C) (1) The undersigned registrant hereby undertakes as follows: that before any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(E) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference in the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(F) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 29th day of June, 2015.

NOBLE ENERGY, INC.

By:	/s/ David L. Stover
David L. Stover
Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned directors and officers of the Registrant, a Delaware corporation, which is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933, hereby constitutes and appoints David L. Stover and Arnold J. Johnson, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign such registration statement and any or all amendments, including post-effective amendments to the registration statement, including a prospectus or an amended prospectus therein and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement and the Power of Attorney has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity in which signed	Date

/s/ David L. Stover David L. Stover	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 29, 2015

/s/ Kenneth M. Fisher Kenneth M. Fisher	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	June 29, 2015

/s/ Dustin A. Hatley Dustin A. Hatley	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	June 29, 2015

/s/ Jeffrey L. Berenson Jeffrey L. Berenson	Director	June 29, 2015

/s/ Michael A. Cawley Michael A. Cawley	Director	June 29, 2015

/s/ Edward F. Cox Edward F. Cox	Director	June 29, 2015

Signature	Capacity in which signed	Date

/s/ Thomas J. Edelman Thomas J. Edelman	Director	June 29, 2015

/s/ Eric P. Grubman Eric P. Grubman	Director	June 29, 2015

/s/ Kirby L. Hedrick Kirby L. Hedrick	Director	June 29, 2015

/s/ Scott D. Urban Scott D. Urban	Director	June 29, 2015

/s/ William T. Van Kleef William T. Van Kleef	Director	June 29, 2015

/s/ Molly K. Williamson Molly K. Williamson	Director	June 29, 2015

INDEX TO EXHIBITS

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of May 10, 2015, by and among Noble Energy Inc., Bluebonnet Merger Sub Inc. and Rosetta Resources Inc. (incorporated by reference to Exhibit 2.1 to Noble Energy, Inc.’s Current Report on Form 8-K filed on May 11, 2015)

3.1	Certificate of Incorporation of Noble Energy, Inc. (as amended through April 29, 2015) (incorporated by reference to Exhibit 3.1 to Noble Energy, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015)

3.2	By-Laws of Noble Energy, Inc. (as amended through April 23, 2013) (incorporated by reference to Exhibit 3.2 to Noble Energy, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013)

4.1	Indenture, dated as of May 2, 2013, between Rosetta Resources Inc., as issuer, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Rosetta Resources Inc.’s Current Report on Form 8-K filed on May 2, 2013)

4.2	First Supplemental Indenture, dated as of May 2, 2013, among Rosetta Resources Inc., as issuer, the Subsidiary Guarantors named therein, as guarantors, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Rosetta Resources Inc.’s Current Report on Form 8-K filed on May 2, 2013)

4.3	Second Supplemental Indenture, dated as of November 15, 2013, among Rosetta Resources Inc., as issuer, the Subsidiary Guarantors named therein, as guarantors, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Rosetta Resources Inc.’s Current Report on Form 8-K filed on November 15, 2013)

4.4	Third Supplemental Indenture, dated as of May 29, 2014, among Rosetta Resources Inc., as issuer, the Subsidiary Guarantors named therein, as guarantors, and Wells Fargo Bank, National Association, as trustee (incorporated by reference to Exhibit 4.1 to Rosetta Resources Inc.’s Current Report on Form 8-K filed on May 29, 2014)

4.5*	Form of Fourth Supplemental Indenture among Rosetta Resources Inc., as issuer, the Subsidiary Guarantors named therein, as guarantors, and Wells Fargo Bank, National Association, as trustee

4.6*	Form of Fifth Supplemental Indenture among Rosetta Resources Inc., as issuer, the Subsidiary Guarantors named therein, as guarantors, and Wells Fargo Bank, National Association, as trustee

4.7	Indenture dated as of February 27, 2009 between Noble Energy, Inc. and Wells Fargo Bank, National Association, as Trustee, relating to senior debt securities of Noble Energy, Inc. (incorporated by reference to Exhibit 4.1 to Noble Energy, Inc.’s Current Report on Form 8-K filed on February 27, 2009)

4.8*	Form of Sixth Supplemental Indenture between Noble Energy, Inc. and Wells Fargo Bank, National Association, as Trustee (including the form of the Noble Notes)

5.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP as to the validity of the notes of Noble Energy, Inc. being registered

12.1*	Statement regarding computation of Ratio of Earnings to Fixed Charges

23.1*	Consent of KPMG LLP, independent registered public accounting firm for Noble Energy, Inc.

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm for Rosetta Resources Inc.

23.3*	Consent of Netherland, Sewell & Associates, Inc., independent petroleum engineers and geologists for Noble Energy, Inc.

Exhibit No.	Description

23.4*	Consent of Netherland, Sewell & Associates, Inc., independent petroleum engineers and geologists for Rosetta Resources Inc.

23.5*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1)

24.1*	Power of Attorney of Officers and Directors (included on the signature page of this registration statement)

25.1*	Form T-1 Statement of Eligibility

99.1*	Letter of Transmittal and Consent

*	Filed herewith.